Exhibit 10.15

LEASE

by and between

BMR-9360-9390 TOWNE CENTRE LP,

a Delaware limited partnership

and

POSEIDA THERAPEUTICS, INC.,

a Delaware corporation

BioMed Realty form dated 11/10/17

Table of Contents

1.	Lease of Premises	1

2.	Basic Lease Provisions	2

3.	Term	5

4.	Possession and Commencement Date	5

5.	Condition of Premises	8

6.	Rentable Area	9

7.	Rent	10

8.	Rent Adjustments	11

9.	Operating Expenses	11

10.	Taxes on Tenant’s Property	18

11.	Security Deposit	19

12.	Use	21

13.	Rules and Regulations, CC&Rs, Parking Facilities and Common Area	25

14.	Project Control by Landlord	26

15.	Quiet Enjoyment	28

16.	Utilities and Services	28

17.	Alterations	32

18.	Repairs and Maintenance	35

19.	Liens	36

20.	Estoppel Certificate	37

21.	Hazardous Materials	38

22.	Odors and Exhaust	42

23.	Insurance	43

24.	Damage or Destruction	47

25.	Eminent Domain	50

26.	Surrender	51

27.	Holding Over	52

28.	Indemnification and Exculpation	52

29.	Assignment or Subletting	54

30.	Subordination and Attornment	59

i

31.	Defaults and Remedies	60

32.	Bankruptcy	66

33.	Brokers	67

34.	Definition of Landlord	67

35.	Limitation of Landlord’s Liability	68

36.	Joint and Several Obligations	68

37.	Representations	69

38.	Confidentiality	69

39.	Notices	70

40.	Miscellaneous	70

41.	Rooftop Installation Area	73

42.	Options to Extend Term	74

43.	Right of First Refusal	76

44.	4575 Building Lease Option	78

45.	Landlord Improvements	79

46.	Amenities Facilities	80

47.	Expansion Space	81

48.	Hazardous Materials Shed	82

ii

LEASE

THIS LEASE (this “Lease”) is entered into as of this 1 day of October, 2018 (the “Execution Date”), by and between BMR-9360-9390 TOWNE CENTRE LP, a Delaware limited partnership (“Landlord”), and POSEIDA THERAPEUTICS, INC., a Delaware corporation (“Tenant”).

RECITALS

A. WHEREAS, Landlord owns certain real property (the “Property”) and the improvements on the Property located at 9360 and 9390 Towne Centre Drive, San Diego, California, including the buildings located thereon; and

B. WHEREAS, Landlord wishes to lease to Tenant, and Tenant desires to lease from Landlord, certain premises (the “Premises”) located on the second (2nd) and third (3rd) floors of the building located at 9390 Towne Centre Drive, San Diego, California (the (“Building”), pursuant to the terms and conditions of this Lease, as detailed below.

C. WHEREAS, an affiliate of Landlord, BMR-Eastgate Mall LP, a Delaware limited partnership (the “4575 Owner”), owns certain real property located adjacent to the Property at 4575 Eastgate Mall, San Diego, California (the “4575 Property”), including the building located thereon (the “4575 Building”).

AGREEMENT

NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:

1. Lease of Premises.

1.1. Effective on the Term Commencement Date (as defined below), Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises, as shown on Exhibit A attached hereto, for use by Tenant in accordance with the Permitted Use (as defined below) and no other uses. The Property, the 4575 Property and all landscaping, parking facilities, private drives and other improvements and appurtenances related thereto, including the Building, the 4575 Building and other buildings located on the Property and the 4575 Property are hereinafter collectively referred to as the “Project.” All portions of the Building that are for the non-exclusive use of the tenants of the Building only, and not the tenants of the Project generally, such as service corridors, stairways, elevators, public restrooms and public lobbies (all to the extent located in the Building), are hereinafter referred to as “Building Common Area.” All portions of the Project that are from time to time designated by Landlord (with respect to the Property) and the 4575 Owner (with respect to the 4575 Property) as being for the non-exclusive use of tenants of the Project generally, including driveways, sidewalks, parking areas, landscaped areas, and (to the extent not located in a building, except as otherwise provided in

Section 46) service corridors, stairways, elevators, public restrooms, public lobbies and upon the Amenities Facilities Opening Date (as defined below), the Amenities Facilities (as defined in Exhibit J attached hereto) are hereinafter referred to as “Project Common Area.” The Building Common Area and Project Common Area are collectively referred to herein as “Common Area.”

2. Basic Lease Provisions. For convenience of the parties, certain basic provisions of this Lease are set forth herein. The provisions set forth herein are subject to the remaining terms and conditions of this Lease and are to be interpreted in light of such remaining terms and conditions.

2.1. This Lease shall take effect upon the Execution Date and, except as specifically otherwise provided within this Lease, each of the provisions hereof shall be binding upon and inure to the benefit of Landlord and Tenant from the date of execution and delivery hereof by all parties hereto.

2.2. In the definitions below, each current Rentable Area (as defined below) is expressed in square feet. Rentable Area and “Tenant’s Pro Rata Shares” are all subject to adjustment as provided in this Lease.

Definition or Provision	Means the Following (As of the Execution Date)
Approximate Rentable Area of Premises*	53,110 square feet

Approximate Rentable Area of Building	74,360 square feet

Approximate Rentable Area of Project	163,070 square feet

Tenant’s Pro Rata Share of Building*	71.42%

Tenant’s Pro Rata Share of Project*	32.57%

*	Note: Subject to adjustment as provided in this Lease.

2.3. Initial monthly and annual installments of Base Rent for the Premises (“Base Rent”) as of the Term Commencement Date, subject to adjustment under this Lease (including the Base Rent Abatement as provided in Section 7.1, the annual Base Rent adjustments provided in Article 8 and adjustments to Base Rent pursuant to Sections 44 and 45):

Dates	Square Feet of Rentable Area*	Base Rent per Square Foot of Rentable Area	Monthly Base Rent*	Annual Base Rent*
Term Commencement Date – Month 12	53,110	$3.90 monthly	$207,129.00	$2,485,548.00

*	Note: Subject to adjustment as provided in this Lease.

2.4. Estimated Term Commencement Date: March 15, 2019

2.5. Estimated Term Expiration Date: December 14, 2029

2.6. Security Deposit: $207,129.00, subject to increase in accordance with the terms hereof

2.7. Permitted Use: Office and laboratory use in conformity with all federal, state, municipal and local laws, codes, ordinances, rules and regulations of Governmental Authorities (as defined below) having jurisdiction over the Premises, the Building, the Property, the Project, Landlord or Tenant, including both statutory and common law and hazardous waste rules and regulations (“Applicable Laws”)

2.8. Address for Rent Payment:

BMR-9360-9390 Towne Center LP

Attention Entity 697

P.O. Box 511387

Los Angeles, California 90051-7942

2.9. Address for Notices to Landlord:

BMR-9360-9390 Towne Center LP

17190 Bernardo Center Drive

San Diego, California 92128

Attn: Legal Department

2.10. Address for Notices to Tenant:

Prior to the Term Commencement Date:

Poseida Therapeutics, Inc.

4242 Campus Point Court, Suite 700

San Diego, California 92121

Attention: Chief Executive Officer

From and after the Term Commencement Date:

Poseida Therapeutics, Inc.

9390 Towne Centre Drive

San Diego, California 92121

Attention: Chief Executive Officer

in either case with a copy to:

Cooley LLP

4401 Eastgate Mall

San Diego, CA 92121

Attention: Michael Levinson, Esq.

2.11. Address for Invoices to Tenant:

Prior to the Term Commencement Date:

Poseida Therapeutics, Inc.

4242 Campus Point Court, Suite 700

San Diego, California 92121

Attention: Vice President Finance

From and after the Term Commencement Date:

Poseida Therapeutics, Inc.

9390 Towne Centre Drive

San Diego, California 92121

Attention: Vice President Finance

2.12. The following Exhibits are attached hereto and incorporated herein by reference:

Exhibit A	Premises
Exhibit B	Work Letter
Exhibit B-1	Tenant Work Insurance Schedule
Exhibit B-2	Approved Schematic Plans
Exhibit C	Acknowledgement of Term Commencement Date and Term Expiration Date
Exhibit D	Form of Additional TI Allowance Acceptance Letter

Exhibit E	Form of Letter of Credit
Exhibit F	Rules and Regulations
Exhibit G	Location of Visitor Parking Spaces
Exhibit H	Tenant’s Personal Property
Exhibit I	Form of Estoppel Certificate
Exhibit J	Landlord Improvements
Exhibit K	Landlord Improvements Site Plan
Exhibit L	Hazardous Materials Shed

3. Term. The actual term of this Lease (as the same may be extended pursuant to Article 42 hereof, and as the same may be earlier terminated in accordance with this Lease, the “Term”) shall commence on the actual Term Commencement Date (as defined in Article 4) and end on the date (the “Term Expiration Date”) that is one hundred twenty-nine (129) months after the actual Term Commencement Date, subject to extension or earlier termination of this Lease as provided herein. TENANT HEREBY WAIVES THE REQUIREMENTS OF SECTION 1933 OF THE CALIFORNIA CIVIL CODE, AS THE SAME MAY BE AMENDED FROM TIME TO TIME.

4. Possession and Commencement Date.

4.1. Tenant acknowledges that Amylin Pharmaceuticals, Inc. (the “Current Occupant”) and Landlord are parties to that certain Lease Agreement dated as of June 27, 2006 (as the same may have been amended, assigned, amended and restated, supplemented or otherwise modified from time to time, the “Prior Lease”), whereby Current Occupant leases the Premises from Landlord pursuant to the terms and conditions set forth therein. The Prior Lease is currently scheduled to terminate on October 1, 2018 (the “Prior Lease Termination Date”), pursuant to a Lease Termination Agreement dated as of October 1, 2018 by and between the Current Occupant and Landlord (the “Prior Lease Termination Agreement”). Subject to any holdover by the Current Occupant beyond the Prior Lease Termination Date and the surrender of the Premises by the Current Occupant in accordance with the terms and conditions set forth in the Prior Lease Termination Agreement, Landlord shall use commercially reasonable efforts to tender possession of the Premises to Tenant on the Estimated Term Commencement Date, broom clean, with the work (the “Tenant Improvements”) required of Landlord described in the Work Letter attached hereto as Exhibit B (the “Work Letter”) Substantially Complete (as defined below). Tenant agrees that in the event such work is not Substantially Complete on or before the Estimated Term Commencement Date for any reason (including as a result of any holdover by the Current Occupant or failure by the Current Occupant to surrender the Premises to Landlord in accordance with all of the terms and conditions of the Prior Lease Termination Agreement), then (a) this Lease shall not be void or voidable, (b) Landlord shall not be liable to Tenant for any loss or damage resulting therefrom, (c) the Term Expiration Date shall be extended accordingly and (d) Tenant shall not be responsible for the payment of any Base Rent or Tenant’s Adjusted Share of Operating Expenses (as defined below) until the actual Term Commencement Date as described in Section 4.2 occurs. The term “Substantially Complete” or “Substantial Completion” means that (i) the Tenant Improvements are substantially complete in accordance with the Approved Plans (as defined in the Work Letter), except for minor punch list items, and (ii) a temporary or permanent certificate of occupancy (or either’s substantial equivalent) has been issued. Notwithstanding anything in this Lease (including the Work Letter) to the contrary, Landlord’s obligation to timely achieve Substantial Completion shall be subject to extension on a day-for-day basis as a result of Force Majeure (as defined below) and/or any delay caused by or arising from Tenant or the Current Occupant. Landlord will use commercially reasonable efforts to correct the aforementioned minor punch list items within sixty (60) days following the Term Commencement Date; provided, however, Tenant agrees that in the event such punch list items are not completed within such sixty (60) day time period, (y) this Lease shall not be void or voidable and (z) Landlord shall not be liable to Tenant for any loss or damage resulting therefrom.

4.2. The “Term Commencement Date” shall be the day Landlord tenders possession of the Premises to Tenant, broom clean, with the Tenant Improvements Substantially Complete. If possession is delayed by act or omission of Tenant, then the Term Commencement Date shall be the date that the Term Commencement Date would have occurred but for such delay. Tenant shall execute and deliver to Landlord written acknowledgment of the actual Term Commencement Date and the Term Expiration Date within ten (10) days after Tenant takes occupancy of the Premises, in the form attached as Exhibit C hereto. Failure to execute and deliver such acknowledgment, however, shall not affect the Term Commencement Date or Landlord’s or Tenant’s liability hereunder. Failure by Tenant to obtain validation by any medical review board or other similar governmental licensing of the Premises required for the Permitted Use by Tenant shall not serve to extend the Term Commencement Date.

4.3. Landlord shall use reasonable efforts to grant access to Tenant, at Tenant’s risk, to the Premises thirty (30) days prior to the Term Commencement Date for the purpose of installing equipment and trade fixtures, but not for the conduct of Tenant’s business; provided, however, that prior to such entry, Tenant shall furnish to Landlord evidence satisfactory to Landlord in advance that insurance coverages required of Tenant under the provisions of Article 23 are in effect, and such entry shall be subject to all the terms and conditions of this Lease other than the payment of Base Rent and Tenant’s Adjusted Share of Operating Expenses (as defined below); and provided, further, that if the Term Commencement Date is delayed due to such early access, then the Term Commencement Date shall be the date that the Term Commencement Date would have occurred but for such delay. Tenant agrees that in the event Landlord is unable to provide access to the Premises before the Term Commencement Date for any reason (including as a result of any holdover by the Current Occupant beyond the Prior Lease Termination Date or failure by the Current Occupant to surrender the Premises to Landlord in accordance with all of the terms and conditions of the Prior Lease Termination Agreement), then (a) this Lease shall not be void or voidable and (b) Landlord shall not be liable to Tenant for any loss or damage resulting therefrom.

4.4. Landlord shall cause the Tenant Improvements to be constructed in the Premises pursuant to the Work Letter at a cost to Landlord not to exceed (a) Three Million Seven Hundred Seventeen Thousand Seven Hundred Dollars ($3,717,700) (based upon Seventy Dollars ($70.00)

per square foot of Rentable Area (as defined below) of the Premises) (the “Base TI Allowance”) plus (b) if properly requested by Tenant pursuant to this Section, Two Million Six Hundred Fifty-Five Thousand Five Hundred Dollars ($2,655,500) (based upon Fifty Dollars ($50.00) per square foot of Rentable Area of the Premises) (the “Additional TI Allowance”), for a total of up to Six Million Three Hundred Seventy Three Thousand Two Hundred Dollars ($6,373,200) (based upon One Hundred Twenty Dollars ($120.00) per square foot of Rentable Area of the Premises); provided, however, that Landlord shall only make the Additional TI Allowance available to Tenant in installments equal to Five Hundred Thirty-One Thousand One Hundred Dollars ($531,100) (based upon Ten Dollars ($10.00) per square foot of Rentable Area of the Premises) (each, an “Additional TI Allowance Installment”). The Base TI Allowance, together with the Additional TI Allowance (if properly requested by Tenant pursuant to this Article), shall be referred to herein as the “TI Allowance.” The TI Allowance may be applied to the costs of (m) construction, (n) project management by Landlord (which fee shall equal three percent (3%) of all of the hard and soft costs actually incurred by Landlord in connection with construction of the Tenant Improvements, including any such hard and soft costs for which the TI Allowance is used), (o) commissioning of mechanical, electrical and plumbing systems by a licensed, qualified commissioning agent hired by Landlord, and review of such party’s commissioning report by a licensed, qualified commissioning agent hired by Tenant, (p) space planning, architect, engineering and other related services performed by third parties unaffiliated with Tenant, (q) building permits and other taxes, fees, charges and levies by Governmental Authorities (as defined below) for permits or for inspections of the Tenant Improvements, (r) costs and expenses for labor, material, equipment, fixtures, furniture, signage and cabling, provided that, no more than Two Hundred Sixty-Five Thousand Five Hundred Fifty Dollars ($265,550) (based upon Five Dollars ($5.00) per square foot of Rentable Area of the Premises) of the Base TI Allowance may be used towards the cost of furniture, signage, equipment, data or cabling; and (s) a project management fee for Tenant’s construction manager, Project Management Advisors, Inc.; provided that, no more than one percent (1%) of the TI Allowance shall be applied to such project management fee. In no event shall the TI Allowance be used for (w) payments to Tenant or any affiliates of Tenant, (x) except as otherwise provided in this Section with respect to the Base TI Allowance, (i) the purchase of any furniture, personal property or other equipment or (ii) the payment of any project management fee for Tenant’s construction manager, (y) costs arising from any default by Tenant of its obligations under this Lease or (z) costs that are recoverable by Tenant from a third party (e.g., insurers, warrantors, or tortfeasors).

4.5. Tenant shall have until the date that is six (6) months following the Term Commencement Date (the “TI Deadline”), to submit Fund Requests (as defined in the Work Letter) to Landlord for disbursement of the unused portion of the TI Allowance, after which date Landlord’s obligation to fund any such costs for which Tenant has not submitted a Fund Request to Landlord shall expire. Base Rent shall be increased by Seven Cents ($0.07) per square foot of Rentable Area of the Premises per month for each Additional TI Allowance Installment of the Additional TI Allowance disbursed by Landlord in accordance with this Lease. The amount by which Base Rent shall be increased shall be determined (and Base Rent shall be increased accordingly) as of the Term Commencement Date and, if such determination does not reflect use by Tenant of all of the Additional TI Allowance, shall be determined again as of the TI Deadline, with Tenant paying (on the next succeeding day that Base Rent is due under this Lease (the “True-Up Date”)) any underpayment of the further adjusted Base Rent for the period beginning on the Term Commencement Date and ending on the True-Up Date.

4.6. Landlord shall not be obligated to expend any portion of the Additional TI Allowance until Landlord shall have received from Tenant a letter in the form attached as Exhibit D hereto executed by an authorized officer of Tenant with respect to each Additional TI Allowance Installment of the Additional TI Allowance. In no event shall any unused TI Allowance entitle Tenant to a credit against Rent payable under this Lease.

4.7. Notwithstanding any provision in this Article to the contrary, in the event that Substantial Completion of the Tenant Improvements does not occur by the Outside Date (as defined below), then, as Tenant’s sole remedy, Tenant’s obligation to pay Base Rent shall abate, following the application of any Base Rent Abatement pursuant to Section 7.1, on a day-for-day basis for each one (1) full day in the period from the Outside Date until the date upon which the Tenant Improvements are Substantially Complete. The term “Outside Date” means the date that is ninety (90) days after the Estimated Term Commencement Date, as such date shall be extended on a day-for-day basis as a result of Force Majeure and/or any delay caused by or arising from Tenant or the Current Occupant.

5. Condition of Premises. Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of the Premises, the Building or the Project, or with respect to the suitability of the Premises, the Building or the Project for the conduct of Tenant’s business. Tenant acknowledges that (a) it is fully familiar with the condition of the Premises and agrees to take the same in its condition “as is” as of the Term Commencement Date, subject to Landlord’s obligations under this Section 5, and (b) Landlord shall have no obligation to alter, repair or otherwise prepare the Premises for Tenant’s occupancy or to pay for or construct any improvements to the Premises, except for performance of the Tenant Improvements and the Landlord Improvements (as defined below), in each case to be constructed in the Premises, and payment of the Base TI Allowance and, if properly requested by Tenant pursuant to the terms of the Lease, the Additional TI Allowance, and as otherwise expressly provided in this Section 5. Notwithstanding anything to the contrary in this Lease, Landlord shall deliver the Premises to Tenant in broom clean condition with the existing base building mechanical, elevator, fire, safety, heating, ventilating and air conditioning system (“HVAC”) and the existing base building electrical, lighting and plumbing systems, in each case serving the Premises (the “Existing Building Systems”) in good working condition; provided that, Landlord shall not be responsible for any repairs or replacements to any Building Systems that are otherwise needed as a result of any act or omission of Tenant’s agents, employees or contractors (such obligation, “Landlord’s Delivery Obligation”). Tenant’s taking of possession of the Premises shall, except as otherwise agreed to in writing by Landlord and Tenant, conclusively establish that the Premises, the Building and the Project were at such time in good, sanitary and satisfactory condition and repair and that Landlord’s Delivery Obligation was satisfied; provided that, if Landlord fails to satisfy Landlord’s Delivery Obligation (a “Delivery Shortfall”), then Tenant may, as its sole and exclusive remedy, deliver notice of such failure to

Landlord detailing the nature of such failure (a “Shortfall Notice”); provided, further, that any Shortfall Notice must be received by Landlord no later than the date (the “Shortfall Notice Deadline”) that is one hundred twenty (120) days after the Term Commencement Date. In the event that Landlord receives a Shortfall Notice regarding a valid Delivery Shortfall on or before the Shortfall Notice Deadline, Landlord shall, at Landlord’s expense (and not as part of any Operating Expenses that may be charged to Tenant under this Lease), promptly remedy the Delivery Shortfall. Notwithstanding anything to the contrary in this Lease, Landlord shall not have any obligations or liabilities in connection with (y) a failure to satisfy Landlord’s Delivery Obligation except to the extent such failure is identified by Tenant in a Shortfall Notice delivered to Landlord on or before the Shortfall Notice Deadline and/or (z) any failure of the Existing Building Systems to be in good working condition arising from or in connection with (i) the misuse, misconduct, damage, destruction, negligence and/or any other action or omission of Tenant, Tenant’s contractors or subcontractors, or any of their respective employees, agents or invitees, (ii) Tenant’s failure to properly repair or maintain the Premises as required by this Lease, (iii) any modifications, Alterations or improvements constructed by or on behalf of Tenant (excluding the initial Tenant Improvements) or (iv) without limiting Landlord’s obligations under this Lease, any other event, circumstance or other factor arising or occurring after the Term Commencement Date and, in any such case, no Delivery Shortfall shall be deemed to have occurred as a result thereof.

6. Rentable Area.

6.1. The term “Rentable Area” shall reflect such areas as reasonably calculated by Landlord’s architect, as the same may be reasonably adjusted from time to time by Landlord in consultation with Landlord’s architect, to reflect changes to the Premises, the Building or the Project, as applicable. Notwithstanding the foregoing to the contrary and except as contemplated in Section 2.3 and Section 45, in no event shall the Rentable Area of the Premises or the Building be deemed to have increased unless due to a change in the outer dimensions of the exterior walls of the same.

6.2. The Rentable Area of the Building is generally determined by making separate calculations of Rentable Area applicable to each floor within the Building and totaling the Rentable Area of all floors within the Building. The Rentable Area of a floor is computed by measuring to the outside finished surface of the permanent outer Building walls. The full area calculated as previously set forth is included as Rentable Area, without deduction for columns and projections or vertical penetrations, including stairs, elevator shafts, flues, pipe shafts, vertical ducts and the like, as well as such items’ enclosing walls.

6.3. The term “Rentable Area,” when applied to the Premises, is that area equal to the usable area of the Premises, plus an equitable allocation of Rentable Area within the Building that is not then utilized or expected to be utilized as usable area, including that portion of the Building devoted to corridors, equipment rooms, restrooms, elevator lobby, atrium and mailroom.

6.4. The Rentable Area of the Project is the total Rentable Area of all buildings within the Project.

7. Rent.

7.1. Tenant shall pay to Landlord as Base Rent for the Premises, commencing on the Term Commencement Date, the sums set forth in Section 2.3, subject to the rental adjustments provided in Article 8 hereof. Base Rent shall be paid in equal monthly installments as set forth in Section 2.3, subject to the rental adjustments provided in Article 8 hereof, each in advance on the first day of each and every calendar month during the Term. Notwithstanding the foregoing, provided that Tenant is not in Default under this Lease, Tenant shall be entitled to receive an abatement of Base Rent for the first nine (9) complete calendar months of the initial Term (the “Base Rent Abatement Period”) in an amount not to exceed Two Hundred Seven Thousand One Hundred Twenty-Nine and 00/100 Dollars ($207,129.00) per month and One Million Eight Hundred Sixty-Four Thousand One Hundred Sixty-One and 00/100 Dollars ($1,864,161.00) in the aggregate (the “Base Rent Abatement”), provided that the amount of the Base Rent Abatement shall be subject to adjustment based upon adjustments to Base Rent due to any Additional TI Allowance Installments disbursed by Landlord in accordance with Section 4.5 (for purposes of clarity and by way of example only, if the Term commenced on March 15, 2019, then the Base Rent Abatement Period would commence on March 15, 2019 and end on December 14, 2019). For purposes of clarity, Tenant shall be responsible for all other Rent (including, without limitation, Operating Expenses and the Property Management Fee) due pursuant to the terms of this Lease during the Base Rent Abatement Period. Tenant acknowledges and agrees that the foregoing Base Rent Abatement has been granted to Tenant as additional consideration for entering into this Lease, and for agreeing to pay the Base Rent and perform the terms and conditions otherwise required under this Lease. If Tenant shall be in Default, then Tenant’s right to receive the Base Rent Abatement for the Base Rent Abatement Period shall automatically terminate as of the date of such default and Tenant shall immediately be obligated to begin paying Base Rent for the Premises in full. The Base Rent Abatement shall be personal to the original Tenant and shall only apply to the extent that the original Tenant (and not any assignee, or any sublessee or other transferee of the original Tenant’s interest in this Lease) is the Tenant under this Lease during the Base Rent Abatement Period. For the avoidance of doubt, during the Base Rent Abatement Period, the Property Management Fee shall be calculated as if Tenant were paying full unabated Base Rent.

7.2. In addition to Base Rent, Tenant shall pay to Landlord as additional rent (“Additional Rent”) at times hereinafter specified in this Lease (a) Tenant’s Adjusted Share (as defined below) of Operating Expenses (as defined below), (b) the Property Management Fee (as defined below), and (c) any other amounts that Tenant assumes or agrees to pay under the provisions of this Lease that are owed to Landlord, including any and all other sums that may become due by reason of any default of Tenant or failure on Tenant’s part to comply with the agreements, terms, covenants and conditions of this Lease to be performed by Tenant, after notice and the lapse of any applicable cure periods.

7.3. Base Rent and Additional Rent shall together be denominated “Rent.” Rent shall be paid to Landlord, without abatement, deduction or offset, in lawful money of the United States of America to the address set forth in Section 2.8 or to such other person or at such other place as Landlord may from time designate in writing (which may, at Tenant’s election, include payment of Rent by ACH, subject to an ACH authorization form acceptable to Landlord (which form shall stipulate that such authorization is for credit entries only to Landlord’s bank account)). In the event the Term commences or ends on a day other than the first day of a calendar month, then the Rent for such fraction of a month shall be prorated for such period on the basis of the number of days in the month and shall be paid at the then-current rate for such fractional month.

7.4. Tenant’s obligation to pay Rent shall not be discharged or otherwise affected by (a) any Applicable Laws now or hereafter applicable to the Premises, (b) any other restriction on Tenant’s use, (c) except as expressly provided herein, any casualty or taking or (d) any other occurrence; and Tenant waives all rights now or hereafter existing to terminate or cancel this Lease or quit or surrender the Premises or any part thereof, or to assert any defense in the nature of constructive eviction to any action seeking to recover rent. Tenant’s obligation to pay Rent with respect to any period or obligations arising, existing or pertaining to the period prior to the date of the expiration or earlier termination of the Term or this Lease shall survive any such expiration or earlier termination; provided, however, that nothing in this sentence shall in any way affect Tenant’s obligations with respect to any other period.

8. Rent Adjustments. Base Rent shall be subject to an annual upward adjustment of three percent (3%) of the then-current Base Rent. The first such adjustment shall become effective commencing on the first (1st) annual anniversary of the Term Commencement Date, and subsequent adjustments shall become effective on every successive annual anniversary for so long as this Lease continues in effect.

9. Operating Expenses.

9.1. As used herein, the term “Operating Expenses” shall include:

(a) Government impositions, including property tax costs consisting of real and personal property taxes (including amounts due under any improvement bond upon the Building or the Project (including the parcel or parcels of real property upon which the Building, the other buildings in the Project and areas serving the Building and the Project are located)) or assessments in lieu thereof imposed by any federal, state, regional, local or municipal governmental authority, agency or subdivision (each, a “Governmental Authority”); taxes on or measured by gross rentals received from the rental of space in the Project; taxes based on the square footage of the Premises, the Building or the Project, as well as any parking charges, utilities surcharges or any other costs levied, assessed or imposed by, or at the direction of, or arising from Applicable Laws or interpretations thereof, promulgated by any Governmental Authority in connection with the use or occupancy of the Project or the parking facilities serving the Project; taxes on this transaction or any document to which Tenant is a party creating or transferring an interest in the Premises; any fee for a business license to operate an office building; and any expenses, including the reasonable cost of attorneys or experts, reasonably incurred by Landlord and/or the 4575 Owner in seeking reduction by the taxing authority of the applicable taxes, less tax refunds obtained as a result of an application for review thereof; and

(b) All other costs of any kind paid or incurred by Landlord and/or the 4575 Owner in connection with the operation or maintenance of the Building and the Project (including the Amenities Facilities (from and after the Amenities Facilities Opening Date) and any building in which the Amenities Facilities is or will be located), which shall include costs of repairs and replacements to improvements within the Project as appropriate to maintain the Project as required hereunder; costs of utilities furnished to the Common Area; sewer fees; cable television; trash collection; cleaning, including windows (including the Amenities Facilities (from and after the Amenities Facilities Opening Date) and any building in which the Amenities Facilities is or will be located); HVAC; maintenance of landscaping and grounds; snow removal; maintenance of drives and parking areas; maintenance of the roof (including the roof of the building in which the Amenities Facilities are or will be located); security services and devices; building supplies; maintenance or replacement of equipment utilized for operation and maintenance of the Project; license, permit and inspection fees; sales, use and excise taxes on goods and services purchased by Landlord and/or the 4575 Owner in connection with the operation, maintenance or repair of the Building or Project systems and equipment; telephone, postage, stationery and customary office supplies and other expenses incurred in connection with the operation, maintenance or repair of the Project; third party accounting, legal and other professional fees and expenses incurred in connection with the Project; costs of furniture, draperies, carpeting, landscaping supplies and other customary and ordinary items of personal property provided by Landlord and/or the 4575 Owner for use in Common Area; capital expenditures incurred (i) in replacing obsolete equipment, (ii) for the primary purpose of reducing Operating Expenses or (iii) required by any Governmental Authority to comply with changes in Applicable Laws that take effect after the Execution Date or to ensure continued compliance with Applicable Laws in effect as of the Execution Date, in each case amortized over the useful life thereof, as reasonably determined by Landlord, in accordance with generally accepted accounting principles (collectively, “Permitted Capital Expenditures”); costs of complying with Applicable Laws (except to the extent such costs are incurred to remedy non-compliance as of the Execution Date with Applicable Laws); costs to keep the Project in compliance with, or costs or fees otherwise required under or incurred pursuant to any CC&Rs (as defined below), including condominium fees; insurance premiums, including premiums for commercial general liability, property casualty, earthquake, terrorism and environmental coverages; portions of insured losses paid by Landlord and/or the 4575 Owner as part of the deductible portion of a loss pursuant to the terms of insurance policies; service contracts; costs of services of independent contractors retained to do work of a nature referenced above; and costs of compensation (including employment taxes and fringe benefits) of all persons who perform regular and recurring duties connected with the day-to-day operation and maintenance of the Project, its equipment, the adjacent walks, landscaped areas, drives and parking areas, including janitors, floor waxers, window washers, watchmen, gardeners, sweepers, plow truck drivers, handymen, and engineering/maintenance/facilities personnel (provided that such costs shall be prorated, as reasonably determined by Landlord, for persons that perform work at other properties owned by Landlord or any affiliate of Landlord).

(c) Notwithstanding the foregoing, Operating Expenses shall not include any net income, franchise, capital stock, estate or inheritance taxes, or taxes that are the personal obligation of Tenant or of another tenant of the Project; leasing commissions; advertising and marketing expenses; expenses that relate to preparation of rental space for a tenant at the Project, including costs incurred to improve, renovate, redecorate or otherwise prepare any rental space for a tenant; legal expenses incurred by Landlord in connection with the negotiation of leases with prospective tenants and occupants of the Project (other than Tenant) and legal expenses (including attorneys’ fees) incurred in connection with disputes and enforcement of any leases with tenants of the Project (other than Tenant); costs of repairs to the extent reimbursed by payment received from other tenants of the Project or a third party not affiliated with Landlord; legal expenses (including attorneys’ fees) incurred in connection with negotiations or disputes between Landlord and employees, management agents, leasing agents, purchasers or mortgagees of the Building; expenses of initial development and construction, including grading, paving, landscaping and decorating (as distinguished from maintenance, repair and replacement of the foregoing); costs or expenses to the extent reimbursed by payment of insurance proceeds received by Landlord; interest, principal or any other payments under any loans to Landlord or loans secured by a loan agreement, mortgage, deed of trust, security instrument or other loan document covering the Project or a portion thereof (collectively, “Loan Documents”) (provided that interest upon a government assessment or improvement bond payable in installments shall constitute an Operating Expense under Subsection 9.1(a)); all payments of rent (but not taxes or operating expenses) under any ground lease or other underlying lease of all or any portion of the Project; salaries of executive officers of Landlord; depreciation claimed by Landlord for tax purposes (provided that this exclusion of depreciation is not intended to delete from Operating Expenses actual costs of repairs and replacements that are provided for in Subsection 9.1(b)); taxes that are excluded from Operating Expenses by the last sentence of Subsection 9.1(a); costs or expenses incurred in connection with the financing or sale of the Project or any portion thereof; costs to maintain reserves of any kind; costs incurred to remedy any non-compliance as of the Execution Date with Applicable Laws that was not caused by Tenant or any Tenant Party; costs incurred to remove, study, test or remediate Hazardous Materials (as defined below) to the extent such Hazardous Materials existed on or about the Project as of the Execution Date and did not arise from and were not caused or exacerbated by Tenant or any Tenant Party (except with respect to those costs for which Tenant is otherwise responsible pursuant to the express terms of this Lease, which costs shall remain Tenant’s direct obligation); costs arising from a breach of this Lease by Landlord or the gross negligence or willful misconduct of Landlord or its employees; costs expressly excluded from Operating Expenses elsewhere in this Lease or that are charged to or paid by Tenant under other provisions of this Lease; professional fees and disbursements and other costs and expenses related to the ownership (as opposed to the use, occupancy, operation, maintenance or repair) of the Project; capital expenditures, except Permitted Capital Expenditures; costs to subsidiaries or affiliates of Landlord for goods and/or services in or to the Project to the extent the same materially exceeds arm’s-length competitive costs charged by firms that are not related to Landlord for the same goods and/or services; costs of Landlord’s charitable or political contributions; costs for the initial purchase of any fine art maintained at the Project; a property management fee other than the Property Management Fee (as defined below); penalties, fines, interest or other similar charges incurred by Landlord due to Landlord’s inability or unwillingness to make payment of taxes and/or to file any tax or informational returns when due (unless due to a default by Tenant); and any item that, if included in Operating Expenses, would involve a double collection for such item by Landlord. To the extent that Tenant uses more than Tenant’s Pro Rata Share of any item of Operating Expenses, Tenant shall pay Landlord for such excess in addition to Tenant’s obligation to pay Tenant’s Pro Rata Share of Operating Expenses (such excess, together with Tenant’s Pro Rata Share, “Tenant’s Adjusted Share”).

(d) Beginning with the 2021 calendar year, there shall be a cap (as further described in this Section, the “Cap”) on Controllable Operating Expenses (as defined below) permitted to be charged to Tenant. For purposes of calculating Tenant’s share of Controllable Operating Expenses, the aggregate amount of Controllable Operating Expenses that Landlord uses to determine Tenant’s share of Controllable Operating Expenses shall not increase more than five percent (5%) annually on a cumulative and compounding basis over the Controllable Operating Expenses Baseline (as defined below). The “Controllable Operating Expenses Baseline” shall mean the aggregate amount of Controllable Operating Expenses incurred by Landlord and/or the 4575 Owner for the 2020 calendar year. “Controllable Operating Expenses” means all Operating Expenses except for property taxes, assessments or impositions, capital expenditures, costs for repairs and maintenance (excluding preventative maintenance), utility charges, sewer fees, license, permit or inspection fees imposed by a Governmental Authority, insurance charges, costs of services provided under a union contract, payments under CC&Rs (as defined below) or to an owners’ association, and costs associated with repairs due to casualty, vandalism or other cause outside of Landlord’s or the 4575 Owner’s reasonable control or costs that Landlord or the 4575 Owner reasonably determines are necessary to prevent an adverse effect on the Project. For the avoidance of doubt, Controllable Operating Expenses for the 2019 and 2020 calendar years shall not be subject to the Cap.

9.2. Tenant shall pay to Landlord on the first day of each calendar month of the Term, as Additional Rent, (a) the Property Management Fee (as defined below), and (b) Landlord’s estimate of Tenant’s Adjusted Share of Operating Expenses with respect to the Building and the Project, as applicable, for such month.

(w) The “Property Management Fee” shall equal three percent (3%) of Base Rent due from Tenant. Tenant shall pay the Property Management Fee in accordance with Section 9.2 with respect to the entire Term, including any extensions thereof or any holdover periods, regardless of whether Tenant is obligated to pay Base Rent, Operating Expenses or any other Rent with respect to any such period or portion thereof. For the first nine (9) months of the Term (and any period of occupancy prior to the Term as further described in Section 9.5), the Property Management Fee shall be calculated as if Tenant were paying full unabated Base Rent under this Lease (i.e., Two Hundred Seven Thousand One Hundred Twenty-Nine and 00/100

Dollars ($207,129.00) per month (or any such adjusted Base Rent as a result of Base Rent adjustments made pursuant to this Lease)).

(x) Within ninety (90) days after the conclusion of each calendar year (or such longer period as may be reasonably required by Landlord), Landlord shall furnish to Tenant a statement showing in reasonable detail the actual Operating Expenses, Tenant’s Adjusted Share of Operating Expenses, and the cost of providing utilities to the Premises for the previous calendar year (“Landlord’s Statement”). Any additional sum due from Tenant to Landlord shall be due and payable within thirty (30) days after receipt of an invoice therefor. If the amounts paid by Tenant pursuant to this Section exceed Tenant’s Adjusted Share of Operating Expenses for the previous calendar year, then Landlord shall credit the difference against the Rent next due and owing from Tenant; provided that, if the Lease term has expired, Landlord shall accompany Landlord’s Statement with payment for the amount of such difference.

(y) Any amount due under this Section for any period that is less than a full month shall be prorated for such fractional month on the basis of the number of days in the month.

9.3. Landlord may, from time to time, modify Landlord’s calculation and allocation procedures for Operating Expenses, so long as such modifications produce Dollar results substantially consistent with Landlord’s then-current practice at the Project. Landlord or an affiliate(s) of Landlord currently own other property(ies) adjacent to the Project or its neighboring properties (collectively, “Neighboring Properties”). In connection with Landlord performing services for the Project pursuant to this Lease, similar services may be performed by the same vendor(s) for Neighboring Properties. In such a case, Landlord shall reasonably allocate to each Building and the Project the costs for such services based upon the ratio that the square footage of the Building or the Project (as applicable) bears to the total square footage of all of the Neighboring Properties or buildings within the Neighboring Properties for which the services are performed, unless the scope of the services performed for any building or property (including the Building and the Project) is disproportionately more or less than for others, in which case Landlord shall equitably allocate the costs based on the scope of the services being performed for each building or property (including the Building and the Project). Since the Project consists of multiple buildings, certain Operating Expenses may pertain to a particular building(s) and other Operating Expenses to the Project as a whole. Landlord reserves the right to reasonably allocate any such costs applicable to any particular building within the Project to such building, and other such costs applicable to the Project to each building in the Project (including the Building), with the tenants in each building being responsible for paying their respective proportionate shares of their buildings to the extent required under their leases. Landlord shall allocate such costs to the buildings (including the Building) in a reasonable, non-discriminatory manner.

9.4. Landlord’s Statement shall be final and binding upon Tenant unless Tenant, within forty-five (45) days after Tenant’s receipt thereof, shall contest any item therein by giving written notice to Landlord, specifying each item contested and the reasons therefor; provided that

Tenant shall in all events pay the amount specified in Landlord’s Statement, pending the results of the Independent Review and determination of the Accountant(s), as applicable and as each such term is defined below. If, during such forty-five (45)-day period, Tenant reasonably and in good faith questions or contests the correctness of Landlord’s statement of Tenant’s Adjusted Share of Operating Expenses, Landlord shall provide Tenant with reasonable access to Landlord’s books and records to the extent relevant to determination of Operating Expenses, and such information as Landlord reasonably determines to be responsive to Tenant’s written inquiries. Upon Tenant’s request, Landlord agrees to provide such books and records and such other information required to be provided by Landlord electronically following Tenant’s written request. In the event that, after Tenant’s review of such information, Landlord and Tenant cannot agree upon the amount of Tenant’s Adjusted Share of Operating Expenses, then Tenant shall have the right to have an independent public accounting firm hired by Tenant on an hourly basis and not on a contingent-fee basis (at Tenant’s sole cost and expense) and approved by Landlord (which approval Landlord shall not unreasonably withhold or delay) audit and review such of Landlord’s books and records for the year in question as directly relate to the determination of Operating Expenses for such year (the “Independent Review”), but not books and records of entities other than Landlord. Landlord shall make such books and records available at the location where Landlord maintains them in the ordinary course of its business. Landlord need not provide copies of any books or records; provided that, in connection with an Independent Review, Landlord agrees to provide the applicable books and records required by this Lease electronically following Tenant’s written request. Tenant shall commence the Independent Review within fifteen (15) days after the date Landlord has given Tenant access to Landlord’s books and records for the Independent Review. Tenant shall complete the Independent Review and notify Landlord in writing of Tenant’s specific objections to Landlord’s calculation of Operating Expenses (including Tenant’s accounting firm’s written statement of the basis, nature and amount of each proposed adjustment) no later than sixty (60) days after Landlord has first given Tenant access to Landlord’s books and records for the Independent Review. Landlord shall review the results of any such Independent Review. The parties shall endeavor to agree promptly and reasonably upon Operating Expenses taking into account the results of such Independent Review. If, as of the date that is sixty (60) days after Tenant has submitted the Independent Review to Landlord, the parties have not agreed on the appropriate adjustments to Operating Expenses, then the parties shall engage a mutually agreeable independent third party accountant with at least ten (10) years’ experience in commercial real estate accounting in the San Diego area (the “Accountant”). If the parties cannot agree on the Accountant, each shall within ten (10) days after such impasse appoint an Accountant (different from the accountant and accounting firm that conducted the Independent Review) and, within ten (10) days after the appointment of both such Accountants, those two Accountants shall select a third (which cannot be the accountant and accounting firm that conducted the Independent Review). If either party fails to timely appoint an Accountant, then the Accountant the other party appoints shall be the sole Accountant. Within ten (10) days after appointment of the Accountant(s), Landlord and Tenant shall each simultaneously give the Accountants (with a copy to the other party) its determination of Operating Expenses, with such supporting data or information as each submitting party determines appropriate. Within ten (10) days after such submissions, the Accountants shall by majority vote select either Landlord’s or Tenant’s determination of Operating Expenses. The Accountants may not select or designate any other determination of Operating Expenses. The determination of the Accountant(s) shall bind the parties. If the parties agree or the Accountant(s) determine that the Operating Expenses actually paid by Tenant for the calendar year in question exceeded Tenant’s obligations for such calendar year, then Landlord shall, at Tenant’s option, either (a) credit the excess to the next succeeding installments of estimated Additional Rent or (b) pay the excess to Tenant within thirty (30) days after delivery of such results. If the parties agree or the Accountant(s) determine that Tenant’s payments of Operating Expenses for such calendar year were less than Tenant’s obligation for the calendar year, then Tenant shall pay the deficiency to Landlord within thirty (30) days after delivery of such results. If the Independent Review reveals or the Accountant(s) determine that the Operating Expenses billed to Tenant by Landlord and paid by Tenant to Landlord for the applicable calendar year in question exceeded by more than five percent (5%) what Tenant should have been billed during such calendar year, then Landlord shall pay the reasonable cost of the Independent Review and the reasonable cost of the Accountant(s). In all other cases Tenant shall pay the cost of the Independent Review and the Accountant(s).

9.5. Tenant shall not be responsible for Operating Expenses with respect to any time period prior to the Term Commencement Date; provided, however, that if Tenant occupies the Premises for the conduct of its business prior to the Term Commencement Date, Tenant shall be responsible for Operating Expenses from such earlier date of possession (the Term Commencement Date or such earlier date, as applicable, the “Expense Trigger Date”); and provided, further, that Landlord may annualize certain Operating Expenses incurred prior to the Expense Trigger Date over the course of the budgeted year during which the Expense Trigger Date occurs, and Tenant shall be responsible for the annualized portion of such Operating Expenses corresponding to the number of days during such year, commencing with the Expense Trigger Date, for which Tenant is otherwise liable for Operating Expenses pursuant to this Lease. Tenant’s responsibility for Tenant’s Adjusted Share of Operating Expenses shall continue to the latest of (a) the date of termination of the Lease, and (b) the date Tenant has fully vacated the Premises, provided that the foregoing shall in no event limit Landlord’s right to recover unpaid Rent for the balance of the Term in accordance with Section 31.5 if this Lease is terminated due to a default by Tenant.

9.6. Operating Expenses for the calendar year in which Tenant’s obligation to share therein commences and for the calendar year in which such obligation ceases shall be prorated on a basis reasonably determined by Landlord. Expenses such as taxes, assessments and insurance premiums that are incurred for an extended time period shall be prorated based upon the time periods to which they apply so that the amounts attributed to the Premises relate in a reasonable manner to the time period wherein Tenant has an obligation to share in Operating Expenses.

9.7. Within thirty (30) days after the end of each calendar month, Tenant shall submit to Landlord an invoice, or, in the event an invoice is not available, an itemized list, of all costs and expenses that (a) Tenant has incurred (either internally or by employing third parties) during the prior month and (b) for which Tenant reasonably believes it is entitled to reimbursements from Landlord pursuant to the terms of this Lease or that Tenant reasonably believes is the responsibility of Landlord pursuant to this Lease or the Work Letter.

9.8. In the event that the Building or Project is less than fully occupied during a calendar year, Tenant acknowledges that Landlord and/or the 4575 Owner may extrapolate Operating Expenses that vary depending on the occupancy of the Building or Project, as applicable, to equal Landlord’s or the 4575 Owner’s (as applicable) reasonable estimate of what such Operating Expenses would have been had the Building or Project, as applicable, been ninety-five percent (95%) occupied during such calendar year; provided, however, that Landlord shall not recover more than one hundred percent (100%) of Operating Expenses.

10. Taxes on Tenant’s Property.

10.1. Tenant shall be solely responsible for the payment of any and all taxes levied upon (a) personal property and trade fixtures located at the Premises and (b) any gross or net receipts of or sales by Tenant, and shall pay the same at least twenty (20) days prior to delinquency.

10.2. If any such taxes on Tenant’s personal property or trade fixtures are levied against Landlord and/or the 4575 Owner or Landlord’s and/or the 4575 Owner’s property or, if the assessed valuation of the Building, the Property or the Project is increased by inclusion therein of a value attributable to Tenant’s personal property or trade fixtures, and if Landlord and/or the 4575 Owner, after written notice from Landlord to Tenant, pays the taxes based upon any such increase in the assessed value of the Building, the Property or the Project, then Tenant shall, upon demand, repay to Landlord and/or the 4575 Owner the taxes so paid by Landlord and/or the 4575 Owner, as applicable.

10.3. If any improvements in or alterations to the Premises, whether owned by Landlord or Tenant and whether or not affixed to the real property so as to become a part thereof, are assessed for real property tax purposes at a valuation higher than the valuation at which improvements conforming to Landlord’s building standards (the “Building Standard”) in other spaces in the Building are assessed, then the real property taxes and assessments levied against Landlord and/or the 4575 Owner or the Building, the Property or the Project by reason of such excess assessed valuation shall be deemed to be taxes levied against personal property of Tenant and shall be governed by the provisions of Section 10.2. Any such excess assessed valuation due to improvements in or alterations to space in the Project leased by other tenants at the Project shall not be included in Operating Expenses. If the records of the applicable governmental assessor’s office are available and sufficiently detailed to serve as a basis for determining whether such Tenant improvements or alterations are assessed at a higher valuation than the Building Standard, then such records shall be binding on both Landlord and Tenant.

11. Security Deposit.

11.1. Tenant shall deposit with Landlord on or before the Execution Date the sum set forth in Section 2.6 (the “Security Deposit”), which sum shall be held by Landlord as security for the faithful performance by Tenant of all of the terms, covenants and conditions of this Lease to be kept and performed by Tenant during the period commencing on the Execution Date and ending upon the expiration or termination of Tenant’s obligations under this Lease. If Tenant Defaults (as defined below) with respect to any provision of this Lease, including any provision relating to the payment of Rent, then Landlord may (but shall not be required to) use, apply or retain all or any part of the Security Deposit for the payment of any Rent or any other sum in default, or to compensate Landlord for any other loss or damage that Landlord may suffer by reason of Tenant’s default. If any portion of the Security Deposit is so used or applied, then Tenant shall, within ten (10) days following demand therefor, deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its original amount, and Tenant’s failure to do so shall be a material breach of this Lease. The provisions of this Article shall survive the expiration or earlier termination of this Lease. TENANT HEREBY WAIVES THE REQUIREMENTS OF SECTION 1950.7 OF THE CALIFORNIA CIVIL CODE, AS THE SAME MAY BE AMENDED FROM TIME TO TIME.

11.2. In the event of bankruptcy or other debtor-creditor proceedings against Tenant, the Security Deposit shall be deemed to be applied first to the payment of Rent and other charges due Landlord for all periods prior to the filing of such proceedings.

11.3. Landlord may deliver to any purchaser of Landlord’s interest in the Premises the funds deposited hereunder by Tenant, and thereupon Landlord shall be discharged from any further liability with respect to such deposit. This provision shall also apply to any subsequent transfers.

11.4. If Tenant shall fully and faithfully perform every provision of this Lease to be performed by it, then the Security Deposit, or any balance thereof, shall be returned to Tenant (or, at Landlord’s option, to the last assignee of Tenant’s interest hereunder) within thirty (30) days after the expiration or earlier termination of this Lease.

11.5. If the Security Deposit shall be in cash, Landlord shall hold the Security Deposit in an account at a banking organization selected by Landlord; provided, however, that Landlord shall not be required to maintain a separate account for the Security Deposit, but may intermingle it with other funds of Landlord. Landlord shall be entitled to all interest and/or dividends, if any, accruing on the Security Deposit. Landlord shall not be required to credit Tenant with any interest for any period during which Landlord does not receive interest on the Security Deposit.

11.6. The Security Deposit may be in the form of cash, a letter of credit or any other security instrument proposed by Tenant that is acceptable to Landlord in its sole discretion. Tenant may at any time, except when Tenant is in Default (as defined below), deliver a letter of credit (the “L/C Security”) as the entire Security Deposit, as follows:

(a) If Tenant elects to deliver L/C Security, then Tenant shall provide Landlord, and maintain in full force and effect throughout the Term and until the date that is four (4) months after the then-current Term Expiration Date, a letter of credit in the form of Exhibit E issued by an issuer reasonably satisfactory to Landlord, in the amount of the Security Deposit, with an initial term of at least one year. Landlord may require the L/C Security to be re-issued by a different issuer at any time during the Term if Landlord reasonably believes that the issuing bank of the L/C Security is or may soon become insolvent; provided, however, Landlord shall return the existing L/C Security to the existing issuer immediately upon receipt of the substitute L/C Security. If any issuer of the L/C Security shall become insolvent or placed into FDIC receivership, then Tenant shall immediately deliver to Landlord (without the requirement of notice from Landlord) substitute L/C Security issued by an issuer reasonably satisfactory to Landlord, and otherwise conforming to the requirements set forth in this Article. As used herein with respect to the issuer of the L/C Security, “insolvent” shall mean the determination of insolvency as made by such issuer’s primary bank regulator (i.e., the state bank supervisor for state chartered banks; the OCC or OTS, respectively, for federally chartered banks or thrifts; or the Federal Reserve for its member banks). If, at the Term Expiration Date, any Rent remains uncalculated or unpaid, then (i) Landlord shall with reasonable diligence complete any necessary calculations, (ii) Tenant shall extend the expiry date of such L/C Security from time to time as Landlord reasonably requires and (iii) in such extended period, Landlord shall not unreasonably refuse to consent to an appropriate reduction of the L/C Security. Tenant shall reimburse Landlord’s legal costs (as estimated by Landlord’s counsel) in handling Landlord’s acceptance of L/C Security or its replacement or extension, not to exceed Five Thousand Dollars ($5,000) in any one instance.

(b) If Tenant delivers to Landlord satisfactory L/C Security in place of the entire Security Deposit, Landlord shall remit to Tenant any cash Security Deposit Landlord previously held.

(c) Landlord may draw upon the L/C Security, and hold and apply the proceeds in the same manner and for the same purposes as the Security Deposit, if (i) an uncured Default (as defined below) exists, (ii) as of the date that is forty-five (45) days before any L/C Security expires (even if such scheduled expiry date is after the Term Expiration Date) Tenant has not delivered to Landlord an amendment or replacement for such L/C Security, reasonably satisfactory to Landlord, extending the expiry date to the earlier of (1) four (4) months after the then-current Term Expiration Date or (2) the date that is one year after the then-current expiry date of the L/C Security, (iii) the L/C Security provides for automatic renewals, Landlord asks the issuer to confirm the current L/C Security expiry date, and the issuer fails to do so within ten (10) business days, (iv) Tenant fails to pay (when and as Landlord reasonably requires) any bank charges for Landlord’s transfer of the L/C Security or (v) the issuer of the L/C Security ceases, or announces that it will cease, to maintain an office in the city where Landlord may present drafts under the L/C Security (and fails to permit drawing upon the L/C Security by overnight courier or facsimile). This Section does not limit any other provisions of this Lease allowing Landlord to draw the L/C Security under specified circumstances.

(d) Tenant shall not seek to enjoin, prevent, or otherwise interfere with Landlord’s draw under L/C Security, even if it violates this Lease. Tenant acknowledges that the only effect of a wrongful draw would be to substitute a cash Security Deposit for L/C Security, causing Tenant no legally recognizable damage. Landlord shall hold the proceeds of any draw in the same manner and for the same purposes as a cash Security Deposit. In the event of a wrongful draw, the parties shall cooperate to allow Tenant to post replacement L/C Security simultaneously with the return to Tenant of the wrongfully drawn sums, and Landlord shall upon request confirm in writing to the issuer of the L/C Security that Landlord’s draw was erroneous.

(e) If Landlord transfers its interest in the Premises, then Tenant shall at Tenant’s expense, within five (5) business days after receiving a request from Landlord, deliver (and, if the issuer requires, Landlord shall consent to) an amendment to the L/C Security naming Landlord’s grantee as substitute beneficiary. If the required Security Deposit changes while L/C Security is in force, then Tenant shall deliver (and, if the issuer requires, Landlord shall consent to) a corresponding amendment to the L/C Security.

11.7. In the event Tenant uses any the Additional TI Allowance, Tenant shall, within five (5) days of any increase in Base Rent as a result thereof, pay to Landlord the amount of such increase as an additional Security Deposit, as a component of its obligations under this Article.

12. Use.

12.1. Tenant shall use the Premises for the Permitted Use, and shall not use the Premises, or permit or suffer the Premises to be used, for any other purpose without Landlord’s prior written consent, which consent Landlord may withhold in its sole and absolute discretion. During the Term, Tenant shall, subject to Force Majeure, casualty, condemnation, closures in connection with Landlord’s repair and maintenance obligations under this Lease, and all of the other terms, conditions and provisions of this Lease, have access to the Premises twenty-four (24) hours per day, seven (7) days per week.

12.2. Without limiting Landlord’s obligations under Section 5 of this Lease or the Work Letter, Tenant shall not use or occupy the Premises in violation of Applicable Laws, zoning ordinances, or the certificate of occupancy (or its substantial equivalent) issued for the Building or the Project, and shall, upon five (5) days’ written notice from Landlord, discontinue any use of the Premises that is declared or claimed by any Governmental Authority having jurisdiction to be a violation of any of the above, or that in Landlord’s reasonable opinion violates any of the above; provided that, Tenant shall not be obligated to make or be liable for any alterations required to be made outside of the Premises to comply with Applicable Laws except (a) to the extent triggered or required as a result of any Alterations performed by or on behalf of Tenant (but excluding the initial Tenant Improvements); (b) to the extent triggered or required as a result of Tenant’s particular use of the Premises; (c) as part of Tenant’s Adjusted Share of Operating Expenses; and/or (d) to the extent caused by any default by Tenant or as otherwise included as part of Tenant’s indemnification obligations under this Lease. Tenant shall comply with any direction of any Governmental Authority having jurisdiction that shall, by reason of the nature of Tenant’s use or occupancy of the Premises, impose any duty upon Tenant or Landlord with respect to the Premises or with respect to the use or occupation thereof, and shall indemnify, defend (at the option of and with counsel reasonably acceptable to the indemnified party(ies)), save, reimburse and hold harmless (collectively, “Indemnify,” “Indemnity” or “Indemnification,” as the case may require) Landlord and its affiliates, employees, agents and contractors; and any lender, mortgagee, ground lessor or beneficiary (each, a “Lender” and, collectively with Landlord and its affiliates, employees, agents and contractors, the “Landlord Indemnitees”) harmless from and against any and all demands, claims, liabilities, losses, costs, expenses, actions, causes of action, damages, suits or judgments, and all reasonable expenses (including reasonable attorneys’ fees, charges and disbursements, regardless of whether the applicable demand, claim, action, cause of action or suit is voluntarily withdrawn or dismissed) incurred in investigating or resisting the same (collectively, “Claims”) of any kind or nature that arise before, during or after the Term as a result of Tenant’s breach of this Section.

12.3. Tenant shall not do or permit to be done anything that will invalidate or increase the cost of any fire, environmental, extended coverage or any other insurance policy covering the Building or the Project, and shall comply with all rules, orders, regulations and requirements of the insurers of the Building and the Project, and Tenant shall promptly, upon demand, reimburse Landlord for any additional premium charged for such policy by reason of Tenant’s failure to comply with the provisions of this Article.

12.4. Tenant shall keep all doors opening onto public corridors closed, except when in use for ingress and egress.

12.5. No additional locks or bolts of any kind shall be placed upon any of the doors or windows by Tenant, nor shall any changes be made to existing locks or the mechanisms thereof without Landlord’s prior written consent. Tenant shall, upon termination of this Lease, return to Landlord all keys to offices and restrooms either furnished to or otherwise procured by Tenant. In the event any key so furnished to Tenant is lost, Tenant shall pay to Landlord the cost of replacing the same or of changing the lock or locks opened by such lost key if Landlord shall deem it necessary to make such change. Notwithstanding the foregoing, but subject to Landlord’s approval (in accordance with Section 17.1), Tenant may, at Tenant’s sole cost and expense as an Alteration (as defined below), install its own integrated security system in the Premises (the “Tenant Security System”); provided, however, that (a) Tenant’s installation of the

Tenant Security System shall be subject to all of the terms, conditions and provisions of this Lease governing Alterations (including, without limitation, Article 17), (b) Tenant shall use reasonable efforts to select a Tenant Security System that is reasonably compatible with any Landlord security system in place at the Building or Project as of the Term Commencement Date and (c) Tenant shall coordinate the installation and operation of the Tenant Security System with Landlord to assure that the Tenant Security System does not interfere with (y) any such Landlord security system in place as of the Term Commencement Date (for which security system Landlord makes no representations or warranties of any kind whatsoever, including the functionality or integration of any such Landlord security system), and (z) the Building’s systems and equipment. Tenant shall be solely responsible, at Tenant’s sole cost and expense, for monitoring and operating the Tenant Security System. Landlord may require Tenant, at Tenant’s sole cost, to remove the Tenant Security System and restore the Building to its condition prior to the installation of the Tenant Security System upon the expiration or earlier termination of this Lease.

12.6. No awnings or other projections shall be attached to any outside wall of the Building. No curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises other than Landlord’s standard window coverings. Neither the interior nor exterior of any windows shall be coated or otherwise sunscreened without Landlord’s prior written consent, nor shall any bottles, parcels or other articles be placed on the windowsills or items attached to windows that are visible from outside the Premises. No equipment, furniture or other items of personal property shall be placed on any exterior balcony without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

12.7. No sign, advertisement or notice (“Signage”) shall be exhibited, painted or affixed by Tenant on any part of the Premises (that is visible outside of the Premises) or the Building without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Signage shall conform to Landlord’s commercially reasonable, non-discriminatory design criteria; provided that, subject to Landlord’s approval, not to be unreasonably withheld, conditioned or delayed, Tenant may use Tenant’s then-current logo and typeface for any building-top Signage and Signage on the interior of the Premises. For any Signage, Tenant shall, at Tenant’s own cost and expense, (a) acquire all permits for such Signage in compliance with Applicable Laws and (b) design, fabricate, install and maintain such Signage in a first-class condition. Tenant shall be responsible for reimbursing Landlord for costs incurred by Landlord in removing any of Tenant’s Signage upon the expiration or earlier termination of the Lease. Interior signs on entry doors to the Premises and the directory tablet shall be inscribed, painted or affixed for Tenant by Landlord at Tenant’s sole cost and expense, and shall be of a size, color and type and be located in a place reasonably acceptable to Landlord. The directory tablet shall be provided exclusively for the display of the name and location of tenants only. Tenant shall not place anything on the exterior of the corridor walls or corridor doors other than Landlord’s standard lettering. For so long as a monument sign exists for tenants of the Building, Tenant shall be entitled to a space on such monument sign. With respect to any Tenant Signage requested by Tenant, at Landlord’s option, Landlord may install any such Tenant

Signage, and Tenant shall pay all costs associated with such installation within thirty (30) days after demand therefor. Subject to Landlord’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed) and compliance with Applicable Laws, any CC&Rs (as defined below) applicable to the Project and the Rules and Regulations (as defined below), and, provided that Tenant (or Tenant’s Affiliate pursuant to an Exempt Transfer) (g) continues to lease and personally occupy at least fifty percent (50%) of the Premises, and (h) leases more of the Building than any other tenant of the Building, Tenant shall be entitled to exclusive Building-top Signage on the northern or southern façade of the Building. If any such Building-top Signage is installed and then Tenant (and/or Tenant’s Affiliate pursuant to an Exempt Transfer) subsequently ceases to lease and personally occupy fifty percent (50%) of the Premises or is no longer leasing more space in the Building than any other tenant in the Building, Landlord (at Landlord’s option in Landlord’s sole and absolute discretion) may (y) require Tenant (at Tenant’s sole cost and expense) to remove any such Building-top Signage and repair any damage caused thereby or (z) remove any such Building-top Signage and repair any damage caused thereby and charge Tenant for the costs thereof, which Tenant shall pay to Landlord within ten (10) days after receiving an invoice therefor. The Building-top Signage rights set forth in this Section shall be personal to the original Tenant (and/or Tenant’s Affiliate pursuant to an Exempt Transfer) and Tenant shall not Transfer (as defined below) such Building-top Signage rights without Landlord’s prior written consent in Landlord’s sole and absolute discretion.

12.8. Tenant may only place equipment within the Premises with floor loading consistent with the Building’s structural design unless Tenant obtains Landlord’s prior written approval. Tenant may place such equipment only in a location designed to carry the weight of such equipment.

12.9. Tenant shall cause any equipment or machinery to be installed in the Premises so as to reasonably prevent sounds or vibrations therefrom from extending into the Common Area or other offices in the Project.

12.10. Tenant shall not (a) do or permit anything to be done in or about the Premises that shall in any way obstruct or interfere with the rights of other tenants or occupants of the Project, or injure or annoy them, (b) use or allow the Premises to be used for immoral, unlawful or objectionable purposes, (c) cause, maintain or permit any nuisance or waste in, on or about the Project or (d) take any other action that would in Landlord’s reasonable determination in any manner adversely affect other tenants’ quiet use and enjoyment of their space or adversely impact their ability to conduct business in a professional and suitable work environment. Notwithstanding anything in this Lease to the contrary, Tenant may not install any security systems (including cameras) outside the Premises or that record sounds or images outside the Premises without Landlord’s prior written consent, which Landlord may withhold in its sole and absolute discretion.

12.11. Notwithstanding any other provision herein to the contrary (and without limiting Landlord’s obligation with respect to the performance of the Tenant Improvements and the

Landlord Improvements, in each case to be constructed in the Premises, and payment of the Base TI Allowance and, if properly requested by Tenant pursuant to the terms of the Lease, the Additional TI Allowance), Tenant shall be responsible for all liabilities, costs and expenses arising from or in connection with the compliance of the Premises with the Americans with Disabilities Act, 42 U.S.C. § 12101, et seq., and any state and local accessibility laws, codes, ordinances and rules (collectively, and together with regulations promulgated pursuant thereto, the “ADA”) during the Term, and Tenant shall Indemnify the Landlord Indemnitees from and against any Claims arising from any such failure of the Premises to comply with the ADA; provided that, Tenant shall not be obligated to make or be liable for any alterations required to be made outside of the Premises to comply with the ADA, except (a) to the extent triggered or required as a result of any Alterations performed by or on behalf of Tenant (but excluding the initial Tenant Improvements); (b) to the extent triggered or required as a result of Tenant’s particular use of the Premises; (c) as part of Tenant’s Adjusted Share of Operating Expenses; or (d) to the extent caused by any default by Tenant or as otherwise included as part of Tenant’s indemnification obligations under this Lease. The Premises have not undergone inspection by a Certified Access Specialist (“CASp,” as defined in California Civil Code Section 55.52). Even if not required by California law, the Premises may be inspected by a CASp to determine whether the Premises comply with the ADA, and Landlord may not prohibit a CASp performing such an inspection. If Tenant requests that such an inspection take place, Landlord and Tenant shall agree on the time and manner of the inspection, as well as which party will pay the cost of the inspection and the cost to remedy any defects identified by the CASp. A Certified Access Specialist can inspect the Premises and determine whether the Premises comply with all of the applicable construction-related accessibility standards under State law. Although State law does not require a Certified Access Specialist inspection of the Premises, Landlord may not prohibit Tenant from obtaining a Certified Access Specialist inspection of the Premises for the occupancy or potential occupancy of Tenant, if requested by Tenant. Landlord and Tenant shall agree on the arrangements for the time and manner of the Certified Access Specialist inspection, the payment of the fee for the Certified Access Specialist inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the Premises. The provisions of this Section shall survive the expiration or earlier termination of this Lease.

13. Rules and Regulations, CC&Rs, Parking Facilities and Common Area.

13.1. Tenant shall have the non-exclusive right, in common with others, to use the Common Area in conjunction with Tenant’s use of the Premises for the Permitted Use, and such use of the Common Area and Tenant’s use of the Premises shall be subject to the rules and regulations adopted by Landlord and attached hereto as Exhibit F, together with such other reasonable and nondiscriminatory rules and regulations as are hereafter promulgated by Landlord in its sole and absolute discretion (the “Rules and Regulations”). Landlord shall enforce the Rules and Regulations in a non-discriminatory manner. Tenant shall and shall ensure that its contractors, subcontractors, employees, subtenants and invitees faithfully observe and comply with the Rules and Regulations. Landlord shall not be responsible to Tenant for the violation or non-performance by any other tenant or any agent, employee or invitee thereof of any of the Rules and Regulations.

13.2. This Lease is subject to any recorded covenants, conditions or restrictions on the Project or Property, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time (the “CC&Rs”), provided that Landlord agrees not to voluntarily execute any further amendments, restatements, supplements or modifications of the CC&Rs that would materially and adversely affect Tenant’s rights or obligations hereunder. Tenant shall, at its sole cost and expense, comply with the CC&Rs.

13.3. Tenant shall have a non-exclusive, irrevocable license to use one hundred thirty-eight (138) parking spaces in the parking facilities serving the Building (the “Allotted Parking Spaces”), in common on an unreserved basis with other tenants of the Building during the Term at no additional cost during the Term. Tenant shall have the right to mark (at Tenant’s sole cost and expense) up to fifteen (15) visitor parking spaces for Tenant’s exclusive use in the location shown on Exhibit G attached hereto and incorporated herein by reference; provided, that such designation shall constitute use thereof and such visitor parking spaces shall be part of and not in addition to the Tenant’s Allotted Parking Spaces set forth above.

13.4. Tenant agrees not to unreasonably overburden the parking facilities and agrees to cooperate with Landlord and other tenants in the use of the parking facilities, provided Tenant shall not be deemed to be unreasonably overburdening the parking facilities so long as Tenant is only using Tenant’s Allotted Parking Spaces in accordance with the terms of this Lease. Landlord reserves the right to determine that parking facilities are becoming overcrowded and to limit Tenant’s use thereof. Upon such determination, Landlord may reasonably allocate parking spaces among Tenant and other tenants of the Building or the Project. Nothing in this Section, however, is intended to create an affirmative duty on Landlord’s part to monitor parking.

13.5. Subject to the terms of this Lease including the Rules and Regulations and the rights of other tenants of the Building, Tenant shall have the non-exclusive right to access the freight loading dock, at no additional cost.

14. Project Control by Landlord.

14.1. Landlord reserves full control over the Building and the Project to the extent not inconsistent with Tenant’s enjoyment of the Premises as provided by this Lease. This reservation includes Landlord’s right to subdivide the Project; convert the Building and other buildings within the Project to condominium units; change the size of the Project by selling all or a portion of the Project or adding real property and any existing or new buildings and other improvements thereon to the Project; grant easements and licenses to third parties; maintain or establish ownership of the Building separate from fee title to the Property; make additions to or reconstruct portions of the Building and the Project; install, use, maintain, repair, replace and relocate for service to the Premises and other parts of the Building or the Project pipes, ducts, conduits, wires and appurtenant fixtures, wherever located in the Premises, the Building or elsewhere at the Project; alter or relocate any other Common Area or facility, including private drives, lobbies, entrances and landscaping and consent to any of the foregoing actions by the 4575 Owner with respect to the portion of the Project owned by the 4575 Owner; provided, however, that such rights shall be exercised in a way that does not materially adversely affect Tenant’s beneficial use and occupancy of the Premises, including the Permitted Use and Tenant’s access to the Premises, or materially and adversely reduce or diminish Tenant’s parking and signage rights under this Lease. Tenant acknowledges that Landlord specifically reserves the right to allow the exclusive use of corridors and restroom facilities located on specific floors to one or more tenants occupying such floors; provided, however, that Tenant shall not be deprived of the use of the corridors reasonably required to serve the Premises or of restroom facilities serving the floors upon which the Premises are located. Notwithstanding anything to the contrary in this Lease, Tenant acknowledges that the 4575 Owner has full control over the portion of the Project located on the 4575 Property (including all rights reserved to Landlord above) and, notwithstanding anything in this Section to the contrary, nothing herein shall in any way restrict any right that the 4575 Owner may have or may obtain in the future with respect to the portion of the Project located on the 4575 Property (or the 4575 Owner’s method of exercising any such rights).

14.2. Possession of areas of the Premises necessary for utilities, services, safety and operation of the Building is reserved to Landlord.

14.3. Tenant shall, at Landlord’s request, promptly execute such further documents as may be reasonably appropriate to assist Landlord in the performance of its obligations hereunder; provided that Tenant need not execute any document that creates additional liability for Tenant or that deprives Tenant of the quiet enjoyment and use of the Premises as provided for in this Lease.

14.4. Landlord may, at any and all reasonable times during non-business hours (or during business hours, if (a) with respect to Subsections 14.4(m) through 14.4(q), Tenant so requests, and (b) with respect to Subsection 14.4(r), if Landlord so requests), and upon twenty-four (24) hours’ prior notice (which may be oral or by email to the office manager or other Tenant-designated individual at the Premises; but provided that no time restrictions shall apply or advance notice be required if an emergency necessitates immediate entry), enter the Premises to (m) inspect the same and to determine whether Tenant is in compliance with its obligations hereunder, (n) supply any service Landlord is required to provide hereunder, (o) alter, improve or repair any portion of the Building other than the Premises for which access to the Premises is reasonably necessary, (p) post notices of nonresponsibility, (q) access the telephone equipment, electrical substation and fire risers and (r) show the Premises to prospective tenants during the final year of the Term and current and prospective purchasers and lenders at any time. In connection with any such alteration, improvement or repair as described in Subsection 14.4(o), Landlord may erect in the Premises or elsewhere in the Project scaffolding and other structures reasonably required for the alteration, improvement or repair work to be performed. In no event shall Tenant’s Rent abate as a result of Landlord’s activities pursuant to this Section; provided, however, that all such activities shall be conducted in such a manner so as to cause as little interference to Tenant as is reasonably possible. Landlord shall at all times retain a key with which to unlock all of the doors in the Premises. If an emergency necessitates immediate access to the Premises, Landlord may use whatever force is necessary to enter the Premises, and any such entry to the Premises shall not constitute a forcible or unlawful entry to the Premises, a detainer of the Premises, or an eviction of Tenant from the Premises or any portion thereof.

15. Quiet Enjoyment. Landlord covenants that Tenant, upon paying the Rent and performing its obligations contained in this Lease, may peacefully and quietly have, hold and enjoy the Premises, free from any claim by Landlord or persons claiming under Landlord, but subject to all of the terms and provisions hereof, provisions of Applicable Laws and rights of record to which this Lease is or may become subordinate. This covenant is in lieu of any other quiet enjoyment covenant, either express or implied.

16. Utilities and Services.

16.1. During the Term, Tenant shall pay for all water (including the cost to service, repair and replace reverse osmosis, de-ionized and other treated water), gas, heat, light, power, telephone, internet service, cable television, other telecommunications and other utilities supplied to the Premises, together with any fees, surcharges and taxes thereon. If any such utility is not separately metered to Tenant, Tenant shall pay Tenant’s Adjusted Share of all charges of such utility jointly metered with other premises as Additional Rent or, in the alternative, Landlord may, at its option, monitor the usage of such utilities by Tenant and charge Tenant with the cost of purchasing, installing and monitoring such metering equipment, which cost shall be paid by Tenant as Additional Rent. Landlord may base its bills for utilities on reasonable estimates; provided that Landlord adjusts such billings as part of the next Landlord’s Statement (or more frequently, as determined by Landlord) to reflect the actual cost of providing utilities to the Premises. To the extent that Tenant uses more than Tenant’s Pro Rata Share of any utilities, then Tenant shall pay Landlord for Tenant’s Adjusted Share of such utilities to reflect such excess. In the event that the Building or Project is less than fully occupied during a calendar year, Tenant acknowledges that Landlord and/or the 4575 Owner may extrapolate utility usage that varies depending on the occupancy of the Building or Project (as applicable) to equal Landlord’s or the 4575 Owner’s (as applicable) reasonable estimate of what such utility usage would have been had the Building or Project, as applicable, been ninety-five percent (95%) occupied during such calendar year; provided, however, that Landlord shall not recover more than one hundred percent (100%) of the cost of such utilities. Tenant shall not be liable for the cost of utilities supplied to the Premises attributable to the time period prior to the Term Commencement Date; provided, however, that, if Landlord shall permit Tenant possession of the Premises prior to the Term Commencement Date and Tenant uses the Premises for the conduct of Tenant’s business, then Tenant shall be responsible for the cost of utilities supplied to the Premises from such earlier date of possession.

16.2. Landlord shall not be liable for, nor shall any eviction of Tenant result from, the failure to furnish any utility or service, whether or not such failure is caused by accidents; breakage; casualties (to the extent not caused by the party claiming Force Majeure); Severe Weather Conditions (as defined below); physical natural disasters (but excluding weather conditions that are not Severe Weather Conditions); strikes, lockouts or other labor disturbances or labor disputes (other than labor disturbances and labor disputes resulting solely from the acts or omissions of the party claiming Force Majeure); acts of terrorism; riots or civil disturbances; wars or insurrections; shortages of materials (which shortages are not unique to the party claiming Force Majeure); government regulations, moratoria or other governmental actions, inactions or delays; failures to grant consent or delays in granting consent by any Lender whose consent is required under any applicable Loan Document; failures by third parties to deliver gas, oil or another suitable fuel supply, or inability of the party claiming Force Majeure, by exercise of reasonable diligence, to obtain gas, oil or another suitable fuel; or other causes beyond the reasonable control of the party claiming that Force Majeure has occurred (collectively, “Force Majeure”); or, to the extent permitted by Applicable Laws, Landlord’s negligence. In the event of such failure, Tenant shall not be entitled to termination of this Lease or any abatement or reduction of Rent, nor shall Tenant be relieved from the operation of any covenant or agreement of this Lease. “Severe Weather Conditions” means weather conditions that are materially worse than those that reasonably would be anticipated for the Property at the applicable time based on historic meteorological records. Notwithstanding anything to the contrary in this Lease, if, for more than five (5) consecutive business days following written notice to Landlord and as a direct result of Landlord’s gross negligence or willful misconduct (and except to the extent that such failure arises from any other factor, including any action or inaction of a Tenant Party (as defined below)), the provision of HVAC or other utilities to all or a material portion of the Premises that Landlord must provide pursuant to this Lease is interrupted (a “Material Services Failure”), then Base Rent and Tenant’s Adjusted Share of Operating Expenses (or, to the extent that less than all of the Premises are affected, a proportionate amount (based on the Rentable Area of the Premises that is rendered unusable) of Base Rent and Tenant’s Adjusted Share of Operating Expenses) shall thereafter be abated until the Premises are again usable by Tenant for the Permitted Use; provided, however, that, if Landlord is diligently pursuing the restoration of such HVAC and other utilities and Landlord provides substitute HVAC and other utilities reasonably suitable for Tenant’s continued use and occupancy of the Premises for the Permitted Use (e.g., supplying potable water or portable air conditioning equipment), then neither Base Rent nor Tenant’s Adjusted Share of Operating Expenses shall be abated. During any Material Services Failure, Tenant will cooperate with Landlord to arrange for the provision of any interrupted utility services on an interim basis via temporary measures until final corrective measures can be accomplished, and Tenant will permit Landlord the necessary access to the Premises to remedy such Material Service Failure. In the event of any interruption of HVAC or other utilities that Landlord must provide pursuant to this Lease, regardless of the cause, Landlord shall diligently pursue the restoration of such HVAC and other utilities. Notwithstanding anything in this Lease to the contrary, but subject to Article 24 (which shall govern in the event of a casualty), the provisions of this Section shall be Tenant’s sole recourse and remedy in the event of an interruption of HVAC or other utilities to the Premises, including related to Section 16.8.

16.3. Tenant shall pay for, prior to delinquency of payment therefor, any utilities and services that may be furnished to the Premises during or, if Tenant occupies the Premises after the expiration or earlier termination of the Term, after the Term, beyond those utilities provided by Landlord, including telephone, internet service, cable television and other telecommunications, together with any fees, surcharges and taxes thereon. Upon Landlord’s demand, utilities and services provided to the Premises that are separately metered shall be paid by Tenant directly to the supplier of such utilities or services.

16.4. Tenant shall not, without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, use any device in the Premises (including data processing machines) that will in any way (a) increase the amount of ventilation, air exchange, gas, steam, electricity or water required or consumed in the Premises based upon Tenant’s Pro Rata Share of the Building or Project (as applicable) beyond the existing capacity of the Building or the Project usually furnished or supplied for the Permitted Use or (b) exceed Tenant’s Pro Rata Share of the Building’s or Project’s (as applicable) capacity to provide such utilities or services.

16.5. If Tenant shall require utilities or services in excess of those usually furnished or supplied for tenants in similar spaces in the Building or the Project by reason of Tenant’s equipment or extended hours of business operations, then Tenant shall first procure Landlord’s consent for the use thereof, which consent Landlord may condition upon the availability of such excess utilities or services, and Tenant shall pay as Additional Rent an amount equal to the cost of providing such excess utilities and services.

16.6. Landlord shall provide, or cause to be provided, water in Common Area for lavatory and landscaping purposes only, which water shall be from the local municipal or similar source; provided, however, that if Landlord determines that Tenant requires, uses or consumes water provided to the Common Area for any purpose other than ordinary lavatory purposes, Landlord may install a water meter (“Tenant Water Meter”) and thereby measure Tenant’s water consumption for all purposes. Tenant shall pay Landlord for the costs of any Tenant Water Meter and the installation and maintenance thereof during the Term. If Landlord installs a Tenant Water Meter, Tenant shall pay for water consumed, as shown on such meter, as and when bills are rendered. If Tenant fails to timely make such payments, Landlord may pay such charges and collect the same from Tenant. Any such costs or expenses incurred or payments made by Landlord for any of the reasons or purposes stated in this Section shall be deemed to be Additional Rent payable by Tenant and collectible by Landlord as such.

16.7. Landlord reserves the right to stop service of the elevator, plumbing, ventilation, air conditioning and utility systems (each, a “Service Stoppage”), when Landlord deems necessary or desirable, due to accident, emergency or the need to make repairs, alterations or improvements, until such repairs, alterations or improvements shall have been completed, and Landlord shall further have no responsibility or liability for failure to supply elevator facilities, plumbing, ventilation, air conditioning or utility service when prevented from doing so by Force Majeure or, to the extent permitted by Applicable Laws, Landlord’s negligence. Without limiting the foregoing, it is expressly understood and agreed that any covenants on Landlord’s part to furnish any service pursuant to any of the terms, covenants, conditions, provisions or agreements of this Lease, or to perform any act or thing for the benefit of Tenant, shall not be deemed breached if Landlord is unable to furnish or perform the same by virtue of Force Majeure or, to the extent permitted by Applicable Laws, Landlord’s negligence. Except in the case of emergencies (in which event no notice (or effort to provide notice) shall be required), Landlord shall provide Tenant with twenty-four (24) hours’ notice prior to any Service Stoppage (which notice may be oral or by email to the office manager or other Tenant-designated individual at the Premises).

16.8. Tenant shall be entitled to use its proportionate share (after deducting any power from the Generator required for the Common Area) of power from the existing back-up generator at the Building as of the Execution Date (the “Generator”) on a non-exclusive basis with other tenants in the Building. The cost of maintaining, repairing and replacing the Generator shall constitute Operating Expenses. Landlord expressly disclaims any warranties with regard to the Generator or the installation thereof, including any warranty of merchantability or fitness for a particular purpose. Landlord shall maintain the Generator and any equipment connecting the Generator to Tenant’s automatic transfer switch in good working condition, provided, however, that Tenant shall be solely responsible, at Tenant’s sole cost and expense (and Landlord shall not be liable) for maintaining and operating Tenant’s automatic transfer switch and the distribution of power from Tenant’s automatic transfer switch throughout the Premises, and provided further that Landlord shall not be liable for any failure to make any repairs or to perform any maintenance of the Generator that is an obligation of Landlord unless and except to the extent that Landlord willfully fails to make such repairs or perform such maintenance and such failure persists for an unreasonable time after Tenant provides Landlord with written notice of the need for such repairs or maintenance. Upon receipt of such written notice, Landlord shall promptly commence to cure such failure and shall diligently prosecute the same to completion in accordance with Section 31.12 of this Lease. The provisions of Section 16.2 of this Lease shall apply to the Generator.

16.9. For the Premises, Landlord shall (a) maintain and operate the HVAC systems used for the Permitted Use only (“Base HVAC”) and (b) furnish HVAC as reasonably required (except as this Lease otherwise provides) for reasonably comfortable occupancy of the Premises for the Permitted Use twenty-four (24) hours a day, every day during the Term, subject to casualty, eminent domain or as otherwise specified in this Article. Notwithstanding anything to the contrary in this Section, Landlord shall have no liability, and Tenant shall have no right or remedy, on account of any interruption or impairment in HVAC services; except as provided in Section 16.2.

16.10. For any utilities serving the Premises for which Tenant is billed directly by such utility provider, Tenant agrees to furnish to Landlord (a) any invoices or statements for such utilities within thirty (30) days after Landlord’s written request therefor, (b) within thirty (30) days after Landlord’s request, any other utility usage information reasonably requested by Landlord, and (c) within thirty (30) days after each calendar year during the Term, authorization to allow Landlord to access Tenant’s usage information necessary for Landlord to complete an

ENERGY STAR® Statement of Performance (or similar comprehensive utility usage report (e.g., related to Labs 21), if requested by Landlord) and any other information reasonably requested by Landlord for the immediately preceding year; and Tenant shall comply with any other energy usage or consumption requirements required by Applicable Laws. Tenant shall retain records of utility usage at the Premises, including invoices and statements from the utility provider, for at least sixty (60) months, or such other period of time as may be requested by Landlord. Tenant acknowledges that any utility information for the Premises, the Building and the Project may be shared with third parties, including Landlord’s consultants and Governmental Authorities. In the event that Tenant fails to comply with this Section, Tenant hereby authorizes Landlord to collect utility usage information directly from the applicable utility providers. In addition to the foregoing, Tenant shall comply with all Applicable Laws related to the disclosure and tracking of energy consumption at the Premises. The provisions of this Section shall survive the expiration or earlier termination of this Lease.

17. Alterations.

17.1. Tenant shall make no alterations, additions or improvements in or to the Premises or engage in any construction, demolition, reconstruction, renovation or other work (whether major or minor) of any kind in, at or serving the Premises (“Alterations”) without Landlord’s prior written approval, which approval may be subject to the consent of one or more Lenders, if required under any applicable Loan Document, but which approval Landlord shall not otherwise unreasonably withhold, condition or delay; provided, however, that, in the event any proposed Alteration affects (a) any structural portions of the Building, including exterior walls, the roof, the foundation or slab, foundation or slab systems (including barriers and subslab systems) or the core of the Building, (b) the exterior of the Building or (c) any Building systems, including elevator, plumbing, HVAC, electrical, security, life safety and power, then Landlord may withhold its approval in its sole and absolute discretion. Tenant shall, in making any Alterations, use only those architects, contractors, suppliers and mechanics of which Landlord has given prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed. In seeking Landlord’s approval, Tenant shall provide Landlord, at least sixty (60) days in advance of the desired commencement date of any proposed construction, with plans, specifications, bid proposals, certified stamped engineering drawings and calculations by Tenant’s engineer of record or architect of record (including connections to the Building’s structural system, modifications to the Building’s envelope, non-structural penetrations in slabs or walls, and modifications or tie-ins to life safety systems), work contracts, requests for laydown areas and such other information concerning the nature and cost of the Alterations as Landlord may reasonably request, provided that Tenant shall not commence any such Alterations that require Landlord’s consent unless and until Tenant has received the written approval of Landlord and any and all Lenders whose consent is required under any applicable Loan Document. In no event shall Tenant use or Landlord be required to approve any architects, consultants, contractors, subcontractors or material suppliers that Landlord reasonably believes could cause labor disharmony or may not have sufficient experience, in Landlord’s reasonable opinion, to perform work in an occupied Class “A” laboratory research building and in tenant-occupied lab areas. Notwithstanding the foregoing, Tenant may make strictly cosmetic changes to the Premises that do not require any permits or more than three (3) total contractors and subcontractors (“Cosmetic Alterations”) without Landlord’s consent; provided that (y) the cost of any Cosmetic Alterations does not exceed Fifty Thousand Dollars ($50,000) in any one instance or One Hundred Thousand Dollars ($100,000) annually, (z) such Cosmetic Alterations are not reasonably expected to have any material adverse effect on the Project and do not (i) require any structural or other substantial modifications to the Premises, (ii) require any changes to or adversely affect the Building systems, (iii) affect any portion of the Building or Project that is exterior to the Premises or (iv) trigger any requirement under Applicable Laws that would require Landlord to make any alteration or improvement to the Premises, the Building or the Project.

17.2. Tenant shall not construct or permit to be constructed partitions or other obstructions that might interfere with free access to mechanical installation or service facilities of the Building or with other tenants’ components located within the Building, or interfere with the moving of Landlord’s equipment to or from the enclosures containing such installations or facilities.

17.3. Tenant shall accomplish any work performed on the Premises or the Building in such a manner as to permit any life safety systems to remain fully operable at all times.

17.4. Any work performed on the Premises, the Building or the Project by Tenant or Tenant’s contractors shall be done at such times and in such manner as Landlord may from time to time reasonably designate. Tenant covenants and agrees that all work done by Tenant or Tenant’s contractors shall be performed in full compliance with Applicable Laws. Within thirty (30) days after completion of any Alterations (other than Cosmetic Alterations), Tenant shall provide Landlord with complete “as built” drawing print sets and electronic CADD files on disc (or files in such other current format in common use as Landlord reasonably approves or requires) showing any changes in the Premises, as well as a commissioning report prepared by a licensed, qualified commissioning agent hired by Tenant and approved by Landlord for all new or affected mechanical, electrical and plumbing systems. Any such “as built” plans shall show the applicable Alterations as an overlay on the Building as-built plans; provided that Landlord provides the Building “as built” plans to Tenant.

17.5. Before commencing any Alterations, Tenant shall (a) give Landlord at least sixty (60) days’ prior written notice of the proposed commencement of such work and the names and addresses of the persons supply labor or materials therefor so that Landlord may enter the Premises to post and keep posted thereon and therein notices or to take any further action that Landlord may reasonably deem proper for the protection of Landlord’s interest in the Project and (b) shall, if reasonably required by Landlord, secure, at Tenant’s own cost and expense, a completion and lien indemnity bond reasonably satisfactory to Landlord for such work.

17.6. Tenant shall repair any damage to the Premises arising from Tenant’s removal of any property from the Premises. During any such restoration period, Tenant shall pay Rent to Landlord as provided herein as if such space were otherwise occupied by Tenant. The provisions of this Section shall survive the expiration or earlier termination of this Lease.

17.7. The Premises plus any Alterations; Signage; Tenant Improvements; attached equipment, decorations, fixtures and trade fixtures; movable laboratory casework and related components, connection valves and lab shelving; and other additions and improvements attached to or built into the Premises made by either of the parties (including all floor and wall coverings; paneling; sinks and related plumbing fixtures; laboratory benches; exterior venting fume hoods; walk-in freezers and refrigerators; ductwork; conduits; electrical panels and circuits; attached machinery and equipment; and built-in furniture and cabinets, in each case, together with all additions and accessories thereto), shall (unless, prior to such construction or installation, Landlord elects otherwise in writing) at all times remain the property of Landlord, shall remain in the Premises and shall (unless, prior to construction or installation thereof, Landlord elects otherwise in writing) be surrendered to Landlord upon the expiration or earlier termination of this Lease. For the avoidance of doubt, the items listed on Exhibit H attached hereto (which Exhibit H may be updated by Tenant from and after the Term Commencement Date, subject to Landlord’s written consent, which consent shall not be unreasonably withheld, conditioned or delayed) constitute Tenant’s property and shall be removed by Tenant upon the expiration or earlier termination of the Lease.

17.8. Notwithstanding any other provision of this Article to the contrary, in no event shall Tenant remove any improvement from the Premises in which any Lender has a security interest or as to which Landlord contributed payment, including the Tenant Improvements, without Landlord’s prior written consent, which consent Landlord may withhold in its sole and absolute discretion. In no event shall Tenant be required to remove or restore the Tenant Improvements as of the expiration or earlier termination of this Lease.

17.9. If Tenant shall fail to remove any of its property from the Premises prior to the expiration or earlier termination of this Lease, then Landlord may, at its option, remove the same in any manner that Landlord shall choose and store such effects without liability to Tenant for loss thereof or damage thereto, and Tenant shall pay Landlord, upon demand, any costs and expenses incurred due to such removal and storage or Landlord may, at its sole option and without notice to Tenant, sell such property or any portion thereof at private sale and without legal process for such price as Landlord may obtain and apply the proceeds of such sale against any (a) amounts due by Tenant to Landlord under this Lease and (b) any expenses incident to the removal, storage and sale of such personal property.

17.10. Tenant shall pay to Landlord an amount equal to two percent (2%) of the cost to Tenant of all Alterations to cover Landlord’s overhead and expenses for plan review, engineering review, coordination, scheduling and supervision thereof or obtaining any required Lenderconsent. For purposes of payment of such sum, Tenant shall submit to Landlord copies of all bills, invoices and statements covering the costs of such charges, accompanied by payment to Landlord of the fee set forth in this Section. Tenant shall reimburse Landlord for any extra expenses incurred by Landlord by reason of faulty work done by Tenant or its contractors, or by reason of delays arising from such faulty work, or by reason of inadequate clean-up.

17.11. Within sixty (60) days after final completion of any Alterations performed by Tenant with respect to the Premises, Tenant shall submit to Landlord documentation showing the amounts expended by Tenant with respect to such Alterations, together with supporting documentation reasonably acceptable to Landlord.

17.12. Tenant shall take, and shall cause its contractors to take, commercially reasonable steps to protect the Premises during the performance of any Alterations, including covering or temporarily removing any window coverings so as to guard against dust, debris or damage.

17.13. Tenant shall require its contractors and subcontractors performing work on the Premises to name Landlord and its affiliates and Lenders as additional insureds on their respective insurance policies.

18. Repairs and Maintenance.

18.1. Landlord, with respect to any portion of the Project on the Property shall (and with respect to any portion of the Project located on the 4575 Property, shall use commercially reasonable efforts to cause the 4575 Owner to) repair and maintain the structural and exterior portions and Common Area of the Building and the Project, including roofing and covering materials; foundations (excluding any architectural slabs, but including any structural slabs); exterior walls; exterior doors; base Building plumbing; base Building municipal water treatment systems and equipment (but specifically excluding any reverse osmosis, de-ionized and/or other treated water systems); fire sprinkler systems (if any); base Building HVAC systems up to the first damper or isolation valve that serves the Premises (for purposes of clarity, the portion of the HVAC system that includes such first damper or isolation valve and extends into and through the Premises, and any supplemental HVAC serving the Premises shall not be part of the base Building HVAC and shall be Tenant’s obligation to maintain and repair pursuant to Section 18.2 below); elevators; and base Building electrical systems installed or furnished by Landlord. For the avoidance of doubt, to the extent Tenant becomes responsible for the repair and maintenance of any of the items in this Section above with respect to the 4575 Property as a result of Tenant’s exercise of the 4575 Option, Landlord’s obligations under this Section shall be automatically amended to remove any and all of Landlord’s obligations with respect to such repair and maintenance.

18.2. Except for services of Landlord, if any, required by Section 18.1, during the Term, Tenant shall, at Tenant’s sole cost and expense, maintain and keep the Premises (including but not limited to the portion of the HVAC system that includes the first damper or isolation valve and extends into and through the Premises, any supplemental HVAC serving the Premises, and any other systems or equipment exclusively serving the Premises) and every part thereof in good condition and repair, damage thereto from ordinary wear and tear excepted, and shall, within ten (10) days after receipt of written notice from Landlord, provide to Landlord any maintenance records that Landlord reasonably requests. Tenant shall, upon the expiration or sooner termination of the Term, surrender the Premises to Landlord in as good a condition as when received, ordinary wear and tear excepted; and shall, at Landlord’s request and Tenant’s sole cost and expense, remove all telephone and data systems, wiring and equipment from the Premises (but with respect to wiring, only to the extent installed by a Tenant Party), and repair any damage to the Premises caused thereby. Landlord shall have no obligation to alter, remodel, improve, repair, decorate or paint the Premises or any part thereof, other than pursuant to the terms and provisions of the Work Letter and as expressly set forth in Article 5.

18.3. Without limiting the provisions of Section 16.2, Landlord shall not be liable for any failure to make any repairs (or cause any repairs to be made) or to perform (or cause the performance of) any maintenance that is Landlord’s obligation pursuant to this Lease unless such failure shall persist for an unreasonable time after Tenant provides Landlord with written notice of the need of such repairs or maintenance. Tenant waives its rights under Applicable Laws now or hereafter in effect to make repairs at Landlord’s expense.

18.4. Subject to the provisions of Section 14.4, any excavation shall be made upon land adjacent to or under the Building, or shall be authorized to be made, Tenant shall afford to the person causing or authorized to cause such excavation, license to enter the Premises for the purpose of performing such work as such person shall deem necessary or desirable to preserve and protect the Building from injury or damage and to support the same by proper foundations, without any claim for damages or liability against Landlord and without reducing or otherwise affecting Tenant’s obligations under this Lease.

18.5. This Article relates to repairs and maintenance arising in the ordinary course of operation of the Building and the Project. In the event of a casualty described in Article 24, Article 24 shall apply in lieu of this Article. In the event of eminent domain, Article 25 shall apply in lieu of this Article.

18.6. Subject to the provisions of Article 9, costs incurred by Landlord and/or the 4575 Owner pursuant to this Article shall constitute Operating Expenses.

19. Liens.

19.1. Subject to the immediately succeeding sentence, Tenant shall keep the Premises, the Building and the Project free from any liens arising from work or services performed, materials furnished to or obligations incurred by Tenant. Tenant further covenants and agrees that any mechanic’s or materialman’s lien filed against the Premises, the Building or the Project for work or services claimed to have been done for, or materials claimed to have been furnished to, or obligations incurred by Tenant shall be discharged or bonded by Tenant within ten (10) days after the filing thereof, at Tenant’s sole cost and expense.

19.2. Should Tenant fail to discharge or bond against any lien of the nature described in Section 19.1, Landlord may, at Landlord’s election, pay such claim or post a statutory lien bond or otherwise provide security to eliminate the lien as a claim against title, and Tenant shall immediately reimburse Landlord for the costs thereof as Additional Rent. Tenant shall Indemnify the Landlord Indemnitees from and against any Claims arising from any such liens, including any administrative, court or other legal proceedings related to such liens.

19.3. In the event that Tenant leases or finances the acquisition of office equipment, furnishings or other personal property of a removable nature utilized by Tenant in the operation of Tenant’s business, Tenant warrants that any Uniform Commercial Code financing statement shall, upon its face or by exhibit thereto, indicate that such financing statement is applicable only to removable personal property of Tenant located within the Premises. In no event shall the address of the Premises, the Building or the Project be furnished on a financing statement without qualifying language as to applicability of the lien only to removable personal property located in an identified suite leased by Tenant. Should any holder of a financing statement record or place of record a financing statement that appears to constitute a lien against any interest of Landlord or against equipment that may be located other than within an identified suite leased by Tenant, Tenant shall, within ten (10) days after filing such financing statement, cause (a) a copy of the lender security agreement or other documents to which the financing statement pertains to be furnished to Landlord to facilitate Landlord’s ability to demonstrate that the lien of such financing statement is not applicable to Landlord’s interest and (b) Tenant’s lender to amend such financing statement and any other documents of record to clarify that any liens imposed thereby are not applicable to any interest of Landlord in the Premises, the Building or the Project.

20. Estoppel Certificate. Tenant shall, within ten (10) business days after receipt of written notice from Landlord, execute, acknowledge and deliver a statement in writing substantially in the form attached to this Lease as Exhibit I, or on any other commercially reasonable form requested by a current or proposed Lender or encumbrancer or proposed purchaser, (a) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease as so modified is in full force and effect) and the dates to which rental and other charges are paid in advance, if any, (b) acknowledging that there are not, to Tenant’s knowledge, any uncured defaults on the part of Landlord hereunder, or specifying such defaults if any are claimed, and (c) setting forth such further information with respect to this Lease or the Premises as may be reasonably requested thereon. Any such statements may be relied upon by any prospective purchaser or encumbrancer of all or any portion of the Property. If Tenant fails to deliver such statement within the prescribed time, Landlord shall send a second notice and if Tenant fails to respond to such second notice (by delivery of a signed estoppel) within three (3) business days, Tenant’s failure to deliver such statement shall, at Landlord’s option, constitute a Default (as defined below) under this Lease, and, in any event, shall be binding upon Tenant that the Lease is in full force and effect and without modification except as may be represented by Landlord in any certificate prepared by Landlord and delivered to Tenant for execution. Within ten (10) business days of receipt of a written request by Tenant, Landlord shall provide Tenant with a similar estoppel certificate (but in all cases limited to Landlord’s actual knowledge (without any duty of investigation)) as Landlord reasonably deems appropriate and as otherwise reasonably modified by Landlord.

21. Hazardous Materials.

21.1. Tenant shall not cause or permit any Hazardous Materials (as defined below) to be brought upon, kept or used in or about the Premises, the Building or the Project in violation of Applicable Laws by Tenant or any of its employees, agents, contractors or invitees (collectively with Tenant, each a “Tenant Party”). If (a) Tenant breaches such obligation, (b) the presence of Hazardous Materials as a result of such a breach results in contamination of the Project, any portion thereof, or any adjacent property, (c) contamination of the Premises otherwise occurs during the Term or any extension or renewal hereof or holding over hereunder or (d) contamination of the Project occurs as a result of Hazardous Materials that are placed on or under or are released into the Project by a Tenant Party, then Tenant shall Indemnify the Landlord Indemnitees from and against any and all Claims of any kind or nature, including (w) diminution in value of the Project or any portion thereof, (x) damages for the loss or restriction on use of rentable or usable space or of any amenity of the Project, (y) damages arising from any adverse impact on marketing of space in the Project or any portion thereof and (z) sums paid in settlement of Claims that arise before, during or after the Term as a result of such breach or contamination. This Indemnification by Tenant includes costs incurred in connection with any investigation of site conditions or any clean-up, remedial, removal or restoration work required by any Governmental Authority because of Hazardous Materials present in the air, soil or groundwater above, on, under or about the Project. Without limiting the foregoing, if the presence of any Hazardous Materials in, on, under or about the Project, any portion thereof or any adjacent property caused or permitted by any Tenant Party results in any contamination of the Project, any portion thereof or any adjacent property, then Tenant shall promptly take all actions at its sole cost and expense as are necessary to return the Project, any portion thereof or any adjacent property to its respective condition existing prior to the time of such contamination; provided that Landlord’s written approval of such action shall first be obtained, which approval Landlord shall not unreasonably withhold; and provided, further, that it shall be reasonable for Landlord to withhold its consent if such actions could have a material adverse long-term or short-term effect on the Project, any portion thereof or any adjacent property. Tenant’s obligations under this Section shall not be affected, reduced or limited by any limitation on the amount or type of damages, compensation or benefits payable by or for Tenant under workers’ compensation acts, disability benefit acts, employee benefit acts or similar legislation.

21.2. Landlord acknowledges that it is not the intent of this Article to prohibit Tenant from operating its business for the Permitted Use. Tenant may operate its business according to the custom of Tenant’s industry so long as the use or presence of Hazardous Materials is strictly and properly monitored in accordance with Applicable Laws. As a material inducement to Landlord to allow Tenant to use Hazardous Materials in connection with its business, Tenant agrees to deliver to Landlord (a) a list identifying each type of Hazardous Material to be present at the Premises that is subject to regulation under any environmental Applicable Laws in the form of a Tier II form pursuant to Section 312 of the Emergency Planning and Community Right-to-Know Act of 1986 (or any successor statute) or any other form reasonably requested by Landlord, (b) a list of any and all approvals or permits from Governmental Authorities required in connection with the presence of such Hazardous Material at the Premises and (c) correct and complete copies of (i) notices of violations of Applicable Laws related to Hazardous Materials and (ii) plans relating to the installation of any storage tanks to be installed in, on, under or about the Project (provided that installation of storage tanks shall only be permitted after Landlord has given Tenant its written consent to do so, which consent Landlord may withhold in its sole and absolute discretion) and closure plans or any other documents required by any and all Governmental Authorities for any storage tanks installed in, on, under or about the Project for the closure of any such storage tanks (collectively, “Hazardous Materials Documents”). Tenant shall deliver to Landlord updated Hazardous Materials Documents, within fourteen (14) days after receipt of a written request therefor from Landlord, not more often than once per year, unless (m) there are any changes to the Hazardous Materials Documents or (n) Tenant initiates any Alterations or changes its business, in either case in a way that involves any material increase in the types or amounts of Hazardous Materials, in which case Tenant shall deliver updated Hazardous Materials documents (without Landlord having to request them) before or, if not practicable to do so before, as soon as reasonably practicable after the occurrence of the events in Subsection 21.2(m) or (n). For each type of Hazardous Material listed, the Hazardous Materials Documents shall include (t) the chemical name, (u) the material state (e.g., solid, liquid, gas or cryogen), (v) the concentration, (w) the storage amount and storage condition (e.g., in cabinets or not in cabinets), (x) the use amount and use condition (e.g., open use or closed use), (y) the location (e.g., room number or other identification) and (z) if known, the chemical abstract service number. Notwithstanding anything in this Section to the contrary, Tenant shall not be required to provide Landlord with any documents containing information of a proprietary nature, unless such documents contain a reference to Hazardous Materials or activities related to Hazardous Materials. Landlord may, at Landlord’s expense, cause the Hazardous Materials Documents to be reviewed by a person or firm qualified to analyze Hazardous Materials to confirm compliance with the provisions of this Lease and with Applicable Laws. In the event that a review of the Hazardous Materials Documents indicates non-compliance with this Lease or Applicable Laws, Tenant shall, at its expense, diligently take steps to bring its storage and use of Hazardous Materials into compliance. Notwithstanding anything in this Lease to the contrary or Landlord’s review into Tenant’s Hazardous Materials Documents or use or disposal of hazardous materials, however, Landlord shall not have and expressly disclaims any liability related to Tenant’s or other tenants’ use or disposal of Hazardous Materials, it being acknowledged by Tenant that Tenant is best suited to evaluate the safety and efficacy of its Hazardous Materials usage and procedures.

21.3. Tenant represents and warrants to Landlord that is not nor has it been, in connection with the use, disposal or storage of Hazardous Materials, (a) subject to a material enforcement order issued by any Governmental Authority or (b) required to take any remedial action.

21.4. At any time, and from time to time, prior to the expiration of the Term, Landlord shall have the right to conduct appropriate tests of the Project or any portion thereof to demonstrate that Hazardous Materials are present or that contamination has occurred due to the acts or omissions of a Tenant Party. Tenant shall pay all reasonable costs of such tests if such tests reveal that Hazardous Materials exist at the Project in violation of Tenant’s obligations under this Lease.

21.5. If underground or other storage tanks storing Hazardous Materials installed or utilized by Tenant are located on the Premises, or are hereafter placed on the Premises by Tenant (or by any other party, if such storage tanks are utilized by Tenant), then Tenant shall monitor the storage tanks, maintain appropriate records, implement reporting procedures, properly close any underground storage tanks, and take or cause to be taken all other steps necessary or required under the Applicable Laws. Tenant shall have no responsibility or liability for underground or other storage tanks installed by anyone other than Tenant unless Tenant utilizes such tanks, in which case Tenant’s responsibility for such tanks shall be as set forth in this Section.

21.6. Tenant shall promptly report to Landlord any actual or suspected presence of mold or water intrusion at the Premises of which Tenant becomes aware.

21.7. Tenant’s obligations under this Article shall survive the expiration or earlier termination of the Lease. During any period of time needed by Tenant or Landlord after the termination of this Lease to complete the removal from the Premises of any such Hazardous Materials, Tenant shall be deemed a holdover tenant and subject to the provisions of Article 27.

21.8. As used herein, the term “Hazardous Material” means any toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous substance, material or waste that is or becomes regulated by Applicable Laws or any Governmental Authority.

21.9. Notwithstanding anything to the contrary in this Lease, Landlord shall have sole control over the equitable allocation of fire control areas (as defined in the Uniform Building Code as adopted by the city or municipality(ies) in which the Project is located (the “UBC”)) within the Project for the storage of Hazardous Materials. Notwithstanding anything to the contrary in this Lease, the quantity of Hazardous Materials allowed by this Section is specific to Tenant and shall not run with the Lease in the event of a Transfer (as defined in Article 29). In the event of a Transfer, if the use of Hazardous Materials by such new tenant (“New Tenant”) is such that New Tenant utilizes fire control areas in the Project in excess of New Tenant’s Pro Rata Share of the Building or the Project, as applicable, then New Tenant shall, at its sole cost and expense and upon Landlord’s written request, establish and maintain a separate area of the Premises classified by the UBC as an “H” occupancy area for the use and storage of Hazardous Materials, or take such other action as is necessary to ensure that its share of the fire control areas of the Building and the Project is not greater than New Tenant’s Pro Rata Share of the Building or the Project, as applicable. Notwithstanding anything in this Lease to the contrary, Landlord shall not have and expressly disclaims any liability related to Tenant’s or other tenants’ use or disposal of fire control areas, it being acknowledged by Tenant that Tenant and other tenants are best suited to evaluate the safety and efficacy of its Hazardous Materials usage and procedures.

22. Odors and Exhaust. Tenant acknowledges that Landlord would not enter into this Lease with Tenant unless Tenant assured Landlord that under no circumstances will any other occupants of the Building or the Project (including persons legally present in any outdoor areas of the Project) be subjected to odors or fumes (whether or not noxious), and that the Building and the Project will not be damaged by any exhaust, in each case from Tenant’s operations. Landlord and Tenant therefore agree as follows:

22.1. Tenant shall not cause or permit (or conduct any activities that would cause) any release of any odors or fumes of any kind from the Premises.

22.2. If the Building has a ventilation system that, in Landlord’s judgment, is adequate, suitable, and appropriate to vent the Premises in a manner that does not release odors affecting any indoor or outdoor part of the Project, Tenant shall vent the Premises through such system. If Landlord at any time determines that any existing ventilation system is inadequate, or if no ventilation system exists, Tenant shall in compliance with Applicable Laws vent all fumes and odors from the Premises (and remove odors from Tenant’s exhaust stream) as Landlord requires. The placement and configuration of all ventilation exhaust pipes, louvers and other equipment shall be subject to Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. Tenant acknowledges Landlord’s legitimate desire to maintain the Project (indoor and outdoor areas) in an odor-free manner, and Landlord may require Tenant to abate and remove all odors in a manner that goes beyond the requirements of Applicable Laws.

22.3. Tenant shall, at Tenant’s sole cost and expense, provide odor eliminators and other devices (such as filters, air cleaners, scrubbers and whatever other equipment may in Landlord’s judgment be necessary or appropriate from time to time) to completely remove, eliminate and abate any odors, fumes or other substances in Tenant’s exhaust stream that, in Landlord’s judgment, emanate from Tenant’s Premises. Any work Tenant performs under this Section shall constitute Alterations.

22.4. Tenant’s responsibility to remove, eliminate and abate odors, fumes and exhaust shall continue throughout the Term. Landlord’s construction of the Tenant Improvements shall not preclude Landlord from requiring additional measures to eliminate odors, fumes and other adverse impacts of Tenant’s exhaust stream (as Landlord may designate in Landlord’s discretion). Tenant shall install additional equipment as Landlord requires from time to time under the preceding sentence. Such installations shall constitute Alterations.

22.5. If Tenant fails to install satisfactory odor control equipment within ten (10) business days after Landlord’s demand made at any time, then Landlord may, without limiting Landlord’s other rights and remedies, require Tenant to cease and suspend any operations in the

Premises that, in Landlord’s determination, cause odors, fumes or exhaust. For example, if Landlord determines that Tenant’s production of a certain type of product causes odors, fumes or exhaust, and Tenant does not install satisfactory odor control equipment within ten (10) business days after Landlord’s request, then Landlord may require Tenant to stop producing such type of product in the Premises unless and until Tenant has installed odor control equipment satisfactory to Landlord.

23. Insurance.

23.1. Landlord, with respect to any portion of the Project on the Property shall (and with respect to any portion of the Project located on the 4575 Property, shall use commercially reasonable efforts to cause the 4575 Owner to) maintain insurance for the Building and the Project in amounts equal to full replacement cost (exclusive of the costs of excavation, foundations and footings, engineering costs or such other costs to the extent the same are not incurred in the event of a rebuild and without reference to depreciation taken by Landlord upon its books or tax returns) or such lesser coverage as Landlord may elect, provided that such coverage shall not be less than the amount of such insurance Landlord’s and/or the 4575 Owner’s Lender, if any, requires Landlord or the 4575 Owner to maintain, providing protection against any peril generally included within the classification “Fire and Extended Coverage,” together with insurance against sprinkler damage (if applicable), vandalism and malicious mischief. Subject to availability thereof, Landlord, with respect to any portion of the Project on the Property shall (and with respect to any portion of the Project located on the 4575 Property, shall use commercially reasonable efforts to cause the 4575 Owner to) further insure, if Landlord or the 4575 Owner (as applicable) deems it appropriate, coverage against flood, environmental hazard, earthquake, loss or failure of building equipment, rental loss during the period of repairs or rebuilding, Workers’ Compensation insurance and fidelity bonds for employees employed to perform services. Notwithstanding the foregoing, Landlord may, but shall not be deemed required to, provide insurance for any improvements installed by Tenant or that are in addition to the standard improvements customarily furnished by Landlord, without regard to whether or not such are made a part of or are affixed to the Building.

23.2. In addition, (a) Landlord shall carry Commercial General Liability insurance with limits of not less than One Million Dollars ($1,000,000) per occurrence/general aggregate for bodily injury (including death), or property damage with respect to the portion of the Project on the Property and (b) Landlord shall use commercially reasonable efforts to cause the 4575 Owner to carry Commercial General Liability insurance with limits of not less than One Million Dollars ($1,000,000) per occurrence/general aggregate for bodily injury (including death), or property damage with respect to the portion of the Project on the 4575 Property.

23.3. Tenant shall, at its own cost and expense, procure and maintain during the Term the following insurance for the benefit of Tenant and Landlord (as their interests may appear) with insurers financially acceptable and lawfully authorized to do business in the state where the Premises are located:

(a) Commercial General Liability insurance on a broad-based occurrence coverage form, with coverages including but not limited to bodily injury (including death), property damage (including loss of use resulting therefrom), premises/operations, personal & advertising injury, and contractual liability with limits of liability of not less than $2,000,000 for bodily injury and property damage per occurrence, $4,000,000 general aggregate, which limits may be met by use of excess and/or umbrella liability insurance; provided that such coverage is at least as broad as the primary coverages required herein.

(b) Commercial Automobile Liability insurance covering liability arising from the use or operation of any auto on behalf of Tenant or invited by Tenant (including those owned, hired, rented, leased, borrowed, scheduled or non-owned). Coverage shall be on a broad-based occurrence form in an amount not less than $2,000,000 combined single limit per accident for bodily injury and property damage. Such coverage shall apply to all vehicles and persons, whether accessing the property with active or passive consent.

(c) Commercial Property insurance covering property damage to the full replacement cost value and business interruption. Covered property shall include all tenant improvements in the Premises (to the extent not insured by Landlord pursuant to Section 23.1) and Tenant’s Property including personal property, furniture, fixtures, machinery, equipment, stock, inventory and improvements and betterments, which may be owned by Tenant or Landlord and required to be insured hereunder, or which may be leased, rented, borrowed or in the care custody or control of Tenant, or Tenant’s agents, employees or subcontractors. Such insurance, with respect only to all Tenant Improvements, Alterations or other work performed on the Premises by Tenant (collectively, “Tenant Work”), shall name Landlord and Landlord’s current and future mortgagees as loss payees as their interests may appear. Such insurance shall be written on an “all risk” of physical loss or damage basis including the perils of fire, extended coverage, electrical injury, mechanical breakdown, windstorm, vandalism, malicious mischief, sprinkler leakage, back-up of sewers or drains, earthquake (provided Tenant shall not be required to provide earthquake coverage with respect to the initial Tenant Improvements or, subject to the last sentence in this Subsection 23.3(c), any Cosmetic Alterations, but shall be required to acquire earthquake coverage with respect to any other Tenant Work performed by or on behalf of Tenant), terrorism and such other risks Landlord may from time to time designate, for the full replacement cost value of the covered items with an agreed amount endorsement with no co-insurance. Business interruption coverage shall have limits sufficient to cover Tenant’s lost profits and necessary continuing expenses, including rents due Landlord under the Lease. The minimum period of indemnity for business interruption coverage shall be twenty-four (24) months. Notwithstanding any provision in this Lease to the contrary, (i) during the construction, installation and/or performance of any Cosmetic Alterations, Tenant shall self-insure for any damage or destruction to such Cosmetic Alterations as a result of an earthquake and shall be responsible, at its sole cost and expense, for promptly repairing and restoring in accordance with all Applicable Laws any Cosmetic Alterations damaged or destroyed as a result of an earthquake, and (ii) following the completion of any Alterations (including Cosmetic Alterations), Landlord shall have the right, but not the obligation, to procure earthquake coverage or increase the limits of any earthquake coverage carried by Landlord to cover the full replacement cost of such Alterations (including Cosmetic Alterations), the cost of which shall be paid by Tenant as part of Tenant’s Adjusted Share of Operating Expenses to the extent that the earthquake coverage carried by Landlord does not overlap with any earthquake coverage required by this Section that is actually then-being carried by Tenant in accordance with the terms of this Lease.

(d) Workers’ Compensation in compliance with all Applicable Laws or as may be available on a voluntary basis. Employer’s Liability must be at least in the amount of $1,000,000 for bodily injury by accident for each employee, $1,000,000 for bodily injury by disease for each employee, and $1,000,000 bodily injury by disease for policy limit.

(e) Medical malpractice insurance at limits of not less than $1,000,000 each claim during such periods, if any, that Tenant engages in the practice of medicine or clinical trials involving human beings at the Premises.

(f) Pollution Legal Liability insurance is required if Tenant stores, handles, generates or treats Hazardous Materials, as determined solely by Landlord, on or about the Premises. Such coverage shall include bodily injury, sickness, disease, death or mental anguish or shock sustained by any person; property damage including physical injury to or destruction of tangible property including the resulting loss of use thereof, clean-up costs, and the loss of use of tangible property that has not been physically injured or destroyed; and defense costs, charges and expenses incurred in the investigation, adjustment or defense of claims for such compensatory damages. Coverage shall apply to both sudden and non-sudden pollution conditions including the discharge, dispersal, release or escape of smoke, vapors, soot, fumes, acids, alkalis, toxic chemicals, liquids or gases, waste materials or other irritants, contaminants or pollutants into or upon land, the atmosphere or any watercourse or body of water. Claims-made coverage is permitted, provided the policy retroactive date is continuously maintained prior to the commencement date of this agreement, and coverage is continuously maintained during all periods in which Tenant occupies the Premises. Coverage shall be maintained with limits of not less than $2,000,000 per incident with a $4,000,000 policy aggregate and for a period of two (2) years thereafter.

(g) During all construction by Tenant at the Premises, with respect to tenant improvements being constructed (including any Alterations), insurance required in Exhibit B-1 must be in place.

23.4. The insurance required of Tenant by this Article shall be with companies at all times having a current rating of not less than A- and financial category rating of at least Class VII in “A.M. Best’s Insurance Guide” current edition. Tenant shall obtain for Landlord from the insurance companies/broker or cause the insurance companies/broker to furnish certificates of insurance evidencing all coverages required herein to Landlord. Landlord reserves the right to require complete, certified copies of all required insurance policies including any endorsements. No such policy shall be cancelable or subject to reduction of coverage or other modification or cancellation except after thirty (30) days’ prior written notice to Landlord from Tenant or its insurers (except in the event of non-payment of premium, in which case ten (10) days’ written notice shall be given). All such policies shall be written as primary policies, not contributing with and not in excess of the coverage that Landlord may carry. Tenant’s required policies shall contain severability of interests clauses stating that, except with respect to limits of insurance, coverage shall apply separately to each insured or additional insured. Tenant shall, on the date of expiration of such policies, furnish Landlord with renewal certificates of insurance or binders. Tenant agrees that if Tenant does not take out and maintain such insurance, Landlord may (but shall not be required to) procure such insurance on Tenant’s behalf and at its cost to be paid by Tenant as Additional Rent. Commercial General Liability, Commercial Automobile Liability, Umbrella Liability and Pollution Legal Liability insurance as required above shall name Landlord, 4575 Owner, BioMed Realty LLC, BioMed Realty, L.P., BRE Edison L.P., BRE Edison LLC, BRE Edison Holdings L.P., BRE Edison Holdings LLC, BRE Edison Parent L.P. and their respective officers, employees, agents, general partners, members, subsidiaries, affiliates and Lenders (“Landlord Parties”) as additional insureds as respects liability arising from work or operations performed by or on behalf of Tenant, Tenant’s use or occupancy of Premises, and ownership, maintenance or use of vehicles by or on behalf of Tenant.

23.5. In each instance where insurance is to name Landlord Parties as additional insureds, Tenant shall, upon Landlord’s written request, also designate and furnish certificates evidencing such Landlord Parties as additional insureds to (a) any Lender of Landlord holding a security interest in the Building or the Project, (b) the landlord under any lease whereunder Landlord is a tenant of the real property upon which the Building is located if the interest of Landlord is or shall become that of a tenant under a ground lease rather than that of a fee owner and (c) any management company retained by Landlord to manage the Project.

23.6. Tenant assumes the risk of damage to any fixtures, goods, inventory, merchandise, equipment and leasehold improvements, and Landlord shall not be liable for injury to Tenant’s business or any loss of income therefrom, relative to such damage, all as more particularly set forth within this Lease. Tenant shall, at Tenant’s sole cost and expense, carry such insurance as Tenant desires for Tenant’s protection with respect to personal property of Tenant or business interruption.

23.7. Tenant, on behalf of itself and its insurers, hereby waives any and all rights of recovery against the Landlord Parties with respect to any loss, damage, claims, suits or demands, howsoever caused, that are covered, or should have been covered, by valid and collectible workers’ compensation, employer’s liability insurance and other liability insurance required to obtained and carried by Tenant pursuant to this Article, including any deductibles or self-insurance maintained thereunder. Tenant agrees to endorse the required workers’ compensation, employer’s liability and other liability insurance policies to permit waivers of subrogation as required hereunder and hold harmless and indemnify the Landlord Parties for any loss or expense incurred as a result of a failure to obtain such waivers of subrogation from insurers. Such waivers shall continue so long as Tenant’s insurers so permit. Any termination of such a waiver shall be by written notice to Landlord, containing a description of the circumstances hereinafter set forth in this Section. Tenant, upon obtaining the policies of workers’ compensation, employer’s liability and other liability insurance required or permitted under this Lease, shall give notice to its insurance carriers that the foregoing waiver of subrogation is contained in this Lease. If such policies shall not be obtainable with such waiver or shall be so obtainable only at a premium over that chargeable without such waiver, then Tenant shall notify Landlord of such conditions and only in the event that such waiver is not obtainable, Tenant shall not be obligated to obtain such waiver.

23.8. Landlord may require insurance policy limits required under this Lease to be raised to conform with requirements of Landlord’s and/or the 4575 Owner’s Lender or to bring coverage limits to levels then being required of new tenants within the Project, provided such coverage limits are reasonably consistent with those required by landlords of similarly situated buildings.

23.9. In addition to other insurance required by this Lease to be carried by Tenant, if Tenant sells, merchandises, transfers, gives away or exchanges so-called “alcoholic liquors” in, upon or from any part of the Premises, then Tenant shall, at Tenant’s sole cost and expense, purchase and maintain in full force and effect during the Term dram shop insurance in form and substance satisfactory to Landlord, with total limits of liability for bodily injury, loss of means of support and property damage for each occurrence in an amount and with a carrier reasonably acceptable to Landlord, and otherwise in compliance with the general provisions of this Article governing the provision of insurance by Tenant. Such policy shall name Landlord and the Landlord Parties as additional insureds against any liability by virtue of Applicable Laws concerning the use, sale or giving away of alcoholic liquors. If at any time such insurance is for any reason not in force, then during all and any such times no selling, merchandising, transferring, giving away or exchanging of so-called “alcoholic liquors” shall be conducted by Tenant in, upon or from any part of the Premises.

23.10. Any costs incurred by Landlord and/or the 4575 Owner pursuant to this Article shall constitute a portion of Operating Expenses.

23.11. The provisions of this Article shall survive the expiration or earlier termination of this Lease.

24. Damage or Destruction.

24.1. In the event of a partial destruction of (a) the Premises, (b) the Building, (c) the Common Area on the Property or (d) the portion of the Project on the Property ((a)-(d) collectively, the “Affected Areas”) by fire or other perils covered by extended coverage insurance not exceeding twenty-five percent (25%) of the full insurable value thereof, and provided that (w) the damage thereto is such that the Affected Areas may be repaired, reconstructed or restored within a period of six (6) months from the date of the happening of such casualty, (x) Landlord shall receive insurance proceeds from its insurer or Lender sufficient to cover the cost of such repairs, reconstruction and restoration (except for any deductible amount provided by Landlord’s policy, which deductible amount, if paid by Landlord, shall constitute an Operating Expense), (y) the repair, reconstruction or restoration of the Affected Areas is permitted by all applicable Loan Documents or otherwise consented to by any and all Lenders whose consent is required thereunder and (z) such casualty was not intentionally caused by a Tenant Party, then Landlord shall commence and proceed diligently with the work of repair, reconstruction and restoration of the Affected Areas and this Lease shall continue in full force and effect.

24.2. In the event of any damage to or destruction of the Affected Areas other than as described in Section 24.1, Landlord may elect to repair, reconstruct and restore the applicable Affected Areas, as applicable, in which case this Lease shall continue in full force and effect. If Landlord elects not to repair, reconstruct and restore the applicable Affected Areas, then this Lease shall terminate as of the date of such damage or destruction. In the event of any damage or destruction (regardless of whether such damage is governed by Section 24.1 or this Section), if (a) in Landlord’s determination as set forth in the Damage Repair Estimate (as defined below), the Affected Areas cannot be repaired, reconstructed or restored within twelve (12) months after the date of the Damage Repair Estimate, (b) subject to Section 24.6, the Affected Areas are not actually repaired, reconstructed and restored within eighteen (18) months after the date of the Damage Repair Estimate, or (c) the damage and destruction occurs within the last twelve (12) months of the then-current Term, then Tenant shall have the right to terminate this Lease, effective as of the date of such damage or destruction, by delivering to Landlord its written notice of termination (a “Termination Notice”) (y) with respect to Subsections 24.2(a) and (c), no later than fifteen (15) days after Landlord delivers to Tenant Landlord’s Damage Repair Estimate and (z) with respect to Subsection 24.2(b), no later than fifteen (15) days after such eighteen (18) month period (as the same may be extended pursuant to Section 24.6) expires. If Tenant provides Landlord with a Termination Notice pursuant to Subsection 24.2(z), Landlord shall have an additional thirty (30) days after receipt of such Termination Notice to complete the repair, reconstruction and restoration. If Landlord does not complete such repair, reconstruction and restoration within such thirty (30) day period, then Tenant may terminate this Lease by giving Landlord written notice within two (2) business days after the expiration of such thirty (30) day period. If Landlord does complete such repair, reconstruction and restoration within such thirty (30) day period, then this Lease shall continue in full force and effect. Notwithstanding anything to the contrary, in no event shall Landlord have any obligation to repair, reconstruct or restore any portion of the Project located on the 4575 Property or on any other property not owned by Landlord.

24.3. As soon as reasonably practicable, but in any event within sixty (60) days following the date of damage or destruction, Landlord shall notify Tenant of Landlord’s good faith estimate of the period of time in which the repairs, reconstruction and restoration will be completed (the “Damage Repair Estimate”), which estimate shall be based upon the opinion of a contractor reasonably selected by Landlord and experienced in comparable repair, reconstruction and restoration of similar buildings. Additionally, Landlord shall give written notice to Tenant within sixty (60) days following the date of damage or destruction of its election not to repair, reconstruct or restore the applicable Affected Areas.

24.4. Upon any termination of this Lease under any of the provisions of this Article, the parties shall be released thereby without further obligation to the other from the date possession of the Premises is surrendered to Landlord, except with regard to (a) items occurring prior to the damage or destruction and (b) provisions of this Lease that, by their express terms, survive the expiration or earlier termination hereof.

24.5. In the event of repair, reconstruction and restoration as provided in this Article, all Rent to be paid by Tenant under this Lease shall be abated proportionately based on the extent to which Tenant’s use of the Premises is impaired during the period of time commencing on the date of the damage or destruction and continuing until the substantial completion of such repair, reconstruction or restoration, unless Landlord provides Tenant with other space during the period of repair, reconstruction and restoration that, in Tenant’s reasonable opinion, is suitable for the temporary conduct of Tenant’s business; provided, however, that the amount of such abatement shall be reduced by the amount of Rent that is received by Tenant as part of the business interruption or loss of rental income with respect to the Premises from the proceeds of business interruption or loss of rental income insurance.

24.6. Notwithstanding anything to the contrary contained in this Article, (a) Landlord shall not be required to repair, reconstruct or restore any damage or destruction to the extent that Landlord is prohibited from doing so by any applicable Loan Document or any Lender whose consent is required thereunder withholds its consent, and (b) should Landlord be delayed or prevented from completing the repair, reconstruction or restoration of the damage or destruction to the Premises after the occurrence of such damage or destruction by Force Majeure or delays caused by a Lender or Tenant Party, then the time for Landlord to commence or complete repairs, reconstruction and restoration shall be extended on a day-for-day basis; provided, however, that, at Landlord’s election, Landlord shall be relieved of its obligation to make such repairs, reconstruction and restoration.

24.7. If Landlord is obligated to or elects to repair, reconstruct or restore as herein provided, then Landlord shall be obligated to make such repairs, reconstruction or restoration only with regard to (a) those portions of the Premises that were originally provided at Landlord’s expense and (b) the Common Area portion of the Affected Areas. The repairs, reconstruction or restoration of improvements not originally provided by Landlord or at Landlord’s expense shall be the obligation of Tenant. In the event Tenant has elected to upgrade certain improvements from the Building Standard, Landlord shall, upon the need for replacement due to an insured loss, provide only the Building Standard, unless Tenant again elects to upgrade such improvements and pay any incremental costs related thereto, except to the extent that excess insurance proceeds, if received, are adequate to provide such upgrades, in addition to providing for basic repairs, reconstruction and restoration of the Premises, the Building and the Project.

24.8. Notwithstanding anything to the contrary contained in this Article, Landlord shall not have any obligation whatsoever to repair, reconstruct or restore the Premises if the damage resulting from any casualty covered under this Article occurs during the last twenty-four (24)

months of the Term or any extension thereof, or to the extent that insurance proceeds are not available therefor.

24.9. Landlord’s obligation, should it elect or be obligated to repair, reconstruct or restore, shall be limited to the Affected Areas, and shall be conditioned upon Landlord receiving any permits or authorizations required by Applicable Laws. Tenant shall, at its expense, replace or fully repair all of Tenant’s personal property and any Alterations installed by Tenant existing at the time of such damage or destruction. If Affected Areas are to be repaired, reconstructed or restored in accordance with the foregoing, Landlord shall make available to Tenant any portion of insurance proceeds it receives that are allocable to the Alterations constructed by Tenant pursuant to this Lease; provided Tenant is not then in default under this Lease, and subject to the requirements of any Lender of Landlord.

24.10. This Article sets forth the terms and conditions upon which this Lease may terminate in the event of any damage or destruction. Accordingly, the parties hereby waive the provisions of California Civil Code Sections 1932(2) and 1933(4) (and any successor statutes) permitting the parties to terminate this Lease as a result of any damage or destruction.

25. Eminent Domain.

25.1. In the event (a) the whole of all Affected Areas or (b) such part thereof as shall substantially interfere with Tenant’s use and occupancy of the Premises for the Permitted Use shall be taken for any public or quasi-public purpose by any lawful power or authority by exercise of the right of appropriation, condemnation or eminent domain, or sold to prevent such taking, Tenant or Landlord may terminate this Lease effective as of the date possession is required to be surrendered to such authority, except with regard to (y) items occurring prior to the taking and (z) provisions of this Lease that, by their express terms, survive the expiration or earlier termination hereof.

25.2. In the event of a partial taking of (a) the Building or the Project or (b) drives, walkways or parking areas serving the Building or the Project for any public or quasi-public purpose by any lawful power or authority by exercise of right of appropriation, condemnation, or eminent domain, or sold to prevent such taking, then, without regard to whether any portion of the Premises occupied by Tenant was so taken, Landlord may elect to terminate this Lease (except with regard to (a) items occurring prior to the taking and (b) provisions of this Lease that, by their express terms, survive the expiration or earlier termination hereof) as of such taking if such taking is, in Landlord’s sole opinion, of a material nature such as to make it uneconomical to continue use of the unappropriated portion for purposes of renting office or laboratory space.

25.3. To the extent permitted under all applicable Loan Documents or otherwise consented to by any and all Lenders whose consent is required thereunder, Tenant shall be entitled to any award that is specifically awarded as compensation for (a) the taking of Tenant’s personal property that was installed at Tenant’s expense and (b) the costs of Tenant moving to a new location. Except as set forth in the previous sentence, any award for such taking shall be the property of Landlord.

25.4. If, upon any taking of the nature described in this Article, this Lease continues in effect, then Landlord shall promptly proceed to restore the Affected Areas to substantially their same condition prior to such partial taking. To the extent such restoration is infeasible, as determined by Landlord in its sole and absolute discretion, the Rent shall be decreased proportionately to reflect the loss of any portion of the Premises no longer available to Tenant. Notwithstanding anything to the contrary contained in this Article, Landlord shall not be required to restore the Affected Areas (or any other portion of the Project) to the extent that Landlord is prohibited from doing so by any applicable Loan Document or any Lender whose consent is required thereunder withholds its consent.

25.5. This Article sets forth the terms and conditions upon which this Lease may terminate in the event of any damage or destruction. Accordingly, the parties hereby waive the provisions of California Code of Civil Procedure Section 1265.130 (and any successor statutes) permitting the parties to terminate this Lease as a result of any damage or destruction.

26. Surrender.

26.1. At least thirty (30) days prior to Tenant’s surrender of possession of any part of the Premises, Tenant shall provide Landlord with a facility decommissioning and Hazardous Materials closure plan for the Premises (“Exit Survey”) prepared by an independent third party state-certified professional with appropriate expertise, which Exit Survey must be reasonably acceptable to Landlord. The Exit Survey shall comply with the American National Standards Institute’s Laboratory Decommissioning guidelines (ANSI/AIHA Z9.11-2008) or any successor standards published by ANSI or any successor organization (or, if ANSI and its successors no longer exist, a similar entity publishing similar standards). In addition, at least ten (10) days prior to Tenant’s surrender of possession of any part of the Premises, Tenant shall (a) provide Landlord with written evidence of all appropriate governmental releases obtained by Tenant in accordance with Applicable Laws, including laws pertaining to the surrender of the Premises, (b) place Laboratory Equipment Decontamination Forms on all decommissioned equipment to assure safe occupancy by future users and (c) conduct a site inspection with Landlord. In addition, Tenant agrees to remain responsible after the surrender of the Premises for the remediation of any recognized environmental conditions set forth in the Exit Survey and comply with any recommendations set forth in the Exit Survey. Tenant’s obligations under this Section shall survive the expiration or earlier termination of the Lease.

26.2. No surrender of possession of any part of the Premises shall release Tenant from any of its obligations hereunder, unless such surrender is accepted in writing by Landlord.

26.3. The voluntary or other surrender of this Lease by Tenant shall not effect a merger with Landlord’s fee title or leasehold interest in the Premises, the Building, the Property or the Project, unless Landlord consents in writing, and shall, at Landlord’s option, operate as an assignment to Landlord of any or all subleases.

26.4. The voluntary or other surrender of any ground or other underlying lease that now exists or may hereafter be executed affecting the Building or the Project, or a mutual cancellation thereof or of Landlord’s interest therein by Landlord and its lessor shall not effect a merger with Landlord’s fee title or leasehold interest in the Premises, the Building or the Property and shall, at the option of the successor to Landlord’s interest in the Building or the Project, as applicable, operate as an assignment of this Lease.

27. Holding Over.

27.1. If, with Landlord’s prior written consent, Tenant holds possession of all or any part of the Premises after the Term, Tenant shall become a tenant from month to month after the expiration or earlier termination of the Term, and in such case Tenant shall continue to pay (a) Base Rent in accordance with Article 7, as adjusted in accordance with Article 8, and (b) any amounts for which Tenant would otherwise be liable under this Lease if the Lease were still in effect, including payments for Tenant’s Adjusted Share of Operating Expenses. Any such month-to-month tenancy shall be subject to every other term, covenant and agreement contained herein.

27.2. Notwithstanding the foregoing, if Tenant remains in possession of the Premises after the expiration or earlier termination of the Term without Landlord’s prior written consent, (a) Tenant shall become a tenant at sufferance subject to the terms and conditions of this Lease, except that the monthly rent shall be equal to one hundred fifty percent (150%) of the Rent in effect during the last thirty (30) days of the Term, and (b) Tenant shall be liable to Landlord for any and all damages suffered by Landlord as a result of such holdover, including any lost rent or consequential, special and indirect damages (in each case, regardless of whether such damages are foreseeable).

27.3. Acceptance by Landlord of Rent after the expiration or earlier termination of the Term shall not result in an extension, renewal or reinstatement of this Lease.

27.4. The foregoing provisions of this Article are in addition to and do not affect Landlord’s right of reentry or any other rights of Landlord hereunder or as otherwise provided by Applicable Laws.

27.5. The provisions of this Article shall survive the expiration or earlier termination of this Lease.

28. Indemnification and Exculpation.

28.1. Tenant agrees to Indemnify the Landlord Indemnitees from and against any and all Claims of any kind or nature, real or alleged, arising from (a) injury to or death of any person or damage to any property occurring within or about the Premises, the Building, the Property or the Project, arising directly or indirectly out of (i) the presence at or use or occupancy of the Premises or Project by a Tenant Party or (ii) an act or omission on the part of any Tenant Party, (b) a breach or default by Tenant in the performance of any of its obligations hereunder (including any Claim asserted by a Lender against any Landlord Indemnitees under any Loan

Document as a direct result of such breach or default by Tenant) or (c) injury to or death of persons or damage to or loss of any property, real or alleged, arising from the serving of alcoholic beverages at the Premises or Project, including liability under any dram shop law, host liquor law or similar Applicable Law, except to the extent directly arising from Landlord’s negligence or willful misconduct. Tenant’s obligations under this Section shall not be affected, reduced or limited by any limitation on the amount or type of damages, compensation or benefits payable by or for Tenant under workers’ compensation acts, disability benefit acts, employee benefit acts or similar legislation. Tenant’s obligations under this Section shall survive the expiration or earlier termination of this Lease. Subject to Sections 23.6, 28.2 and 31.12 and any subrogation provisions contained in the Work Letter, Landlord agrees to Indemnify the Tenant Parties from and against any and all Claims arising from injury to or death of any person or damage to or loss of any physical property occurring within or about the Premises, the Building, the Property or the Project to the extent directly arising from Landlord’s gross negligence or willful misconduct.

28.2. Notwithstanding anything in this Lease to the contrary, Landlord shall not be liable to Tenant for and Tenant assumes all risk of (a) damage or losses arising from fire, electrical malfunction, gas explosion or water damage of any type (including broken water lines, malfunctioning fire sprinkler systems, roof leaks or stoppages of lines), unless any such loss is due to Landlord’s willful disregard of written notice by Tenant of need for a repair that Landlord is responsible to make for an unreasonable period of time, and (b) damage to personal property or scientific research, including loss of records kept by Tenant within the Premises (in each case, regardless of whether such damages are foreseeable). Tenant further waives any claim for injury to Tenant’s business or loss of income relating to any such damage or destruction of personal property as described in this Section. Notwithstanding anything in the foregoing or this Lease to the contrary, except (x) as otherwise provided herein (including Section 27.2), (y) as may be provided by Applicable Laws or (z) in the event of Tenant’s breach of Article 21 or Section 26.1, in no event shall Landlord or Tenant be liable to the other for any consequential, special or indirect damages arising from this Lease, including lost profits (provided that this Subsection 28.2(z) shall not limit Tenant’s liability for Base Rent or Additional Rent pursuant to this Lease).

28.3. Landlord shall not be liable for any damages arising from any act, omission or neglect of any other tenant in the Building or the Project, or of any other third party.

28.4. Tenant acknowledges that security devices and services, if any, while intended to deter crime, may not in given instances prevent theft or other criminal acts. Landlord shall not be liable for injuries or losses arising from criminal acts of third parties, and Tenant assumes the risk that any security device or service may malfunction or otherwise be circumvented by a criminal. If Tenant desires protection against such criminal acts, then Tenant shall, at Tenant’s sole cost and expense, obtain appropriate insurance coverage. Tenant’s security programs and equipment for the Premises shall be coordinated with Landlord and subject to Landlord’s reasonable approval.

28.5. The provisions of this Article shall survive the expiration or earlier termination of this Lease.

29. Assignment or Subletting.

29.1. Except as hereinafter expressly permitted, none of the following (each, a “Transfer”), either voluntarily or by operation of Applicable Laws, shall be directly or indirectly performed without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed: (a) Tenant selling, hypothecating, assigning, pledging, encumbering or otherwise transferring this Lease or subletting the Premises or (b) a controlling interest in Tenant being sold, assigned or otherwise transferred (other than as a result of shares in Tenant being sold on a public stock exchange). For purposes of the preceding sentence, “control” means (g) owning (directly or indirectly) more than fifty percent (50%) of the stock or other equity interests of another person or (h) possessing, directly or indirectly, the power to direct or cause the direction of the management and policies of such person. Tenant shall have the right, without Landlord’s prior written consent, to (m) Transfer Tenant’s interest in this Lease or the Premises or any part thereof to any person that (i) acquires all or substantially all of the assets of Tenant (either indirectly through a sale of all or substantially all of Tenant’s stock or equity interests or directly), (ii) is a successor to Tenant by merger, consolidation or reorganization or as a result of an initial public offering of Tenant’s stock on a nationally recognized stock exchange, or (iii) as of the date of determination and at all times thereafter directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with Tenant (the transferee or resulting Tenant described in (i), (ii) or (iii), a “Tenant’s Affiliate”) and (n) provided that, at all times prior to and after such transfer, Tenant remains the tenant under this Lease and Tenant retains the power to direct or cause the direction of the management and policies of Tenant and Tenant retains fifty-one percent (51%) or more of the voting power of all the stock or other equity interests in Tenant, transfer (directly or indirectly) more than fifty percent (50%) of the stock or equity interests of Tenant as part of a bona fide private equity placement financing (an “Equity Financing Transfer”); provided that, in each case, Tenant shall notify Landlord in writing at least thirty (30) days prior to the effectiveness of such Transfer (any such Transfer described in (m) or (n) in this Section above, an “Exempt Transfer”) and otherwise comply with the requirements of this Lease regarding such Transfer; and provided, further, that the person that will be the tenant under this Lease after the Exempt Transfer has a net worth (as of both the day immediately prior to and the day immediately after the Exempt Transfer) that is equal to or greater than the net worth (as of the date of the Exempt Transfer) of the transferring Tenant. For purposes of the immediately preceding sentence, “control” requires both (y) owning (directly or indirectly) more than fifty percent (50%) of the stock or other equity interests of another person and (z) possessing, directly or indirectly, the power to direct or cause the direction of the management and policies of such person. In no event shall Tenant perform a Transfer to or with an entity that is a tenant at the Project or that is in discussions or negotiations with Landlord or an affiliate of Landlord to lease premises at the Project; provided that, Landlord or such affiliate has sufficient space for such entity at the Project. Upon Tenant’s written request, Landlord agrees to execute and deliver a commercially reasonable form of confidentiality agreement with respect to any information disclosed to Landlord in connection with a proposed Transfer or Exempt Transfer. Notwithstanding the foregoing, if Tenant is precluded by Applicable Law or by contract from giving Landlord prior written notice of an Exempt Transfer, then Tenant will provide Landlord with written notice of the Exempt Transfer as soon as Tenant may do so without violating Applicable Law or the terms of the applicable contract, and if Tenant does not know all of the material terms of the Exempt Transfer at least thirty (30) days prior to its effectiveness, then Tenant will provide Landlord with written notice of the Exempt Transfer no later than five (5) days after Tenant knows all of the material terms of the Exempt Transfer.

29.2. In the event Tenant desires to effect a Transfer, then, at least thirty (30) but not more than ninety (90) days prior to the date when Tenant desires the Transfer to be effective (the “Transfer Date”), Tenant shall provide written notice to Landlord (the “Transfer Notice”) containing information (including references) concerning the character of the proposed transferee, assignee or sublessee; the Transfer Date; the most recent unconsolidated financial statements of Tenant and of the proposed transferee, assignee or sublessee satisfying the requirements of Section 40.2 (“Required Financials”); any ownership or commercial relationship between Tenant and the proposed transferee, assignee or sublessee; copies of Hazardous Materials Documents for the proposed transferee, assignee or sublessee; and the consideration and all other material terms and conditions of the proposed Transfer, all in such detail as Landlord shall reasonably require.

29.3. Landlord, in determining whether consent should be given to a proposed Transfer, may give consideration to (a) the financial strength of such transferee, assignee or sublessee (taking into account that Tenant shall remain liable for Tenant’s performance), (b) any change in use that such transferee, assignee or sublessee proposes to make in the use of the Premises and (c) Landlord’s desire to exercise its rights under Section 29.7 to cancel this Lease. In no event shall Landlord be deemed to be unreasonable for declining to consent to a Transfer if any applicable Loan Document prohibits such assignment or any Lender whose consent is required thereunder withholds its consent, or if the Transfer is to a transferee, assignee or sublessee of poor reputation, lacking financial qualifications or seeking a change in the Permitted Use, or jeopardizing directly or indirectly the status of Landlord or any of Landlord’s affiliates as a Real Estate Investment Trust under the Internal Revenue Code of 1986 (as the same may be amended from time to time, the “Revenue Code”). Notwithstanding anything contained in this Lease to the contrary, (w) no Transfer shall be consummated on any basis such that the rental or other amounts to be paid by the occupant, assignee, manager or other transferee thereunder would be based, in whole or in part, on the income or profits derived by the business activities of such occupant, assignee, manager or other transferee; (x) at any time Landlord or any of Landlord’s affiliates is a real estate investment trust, Tenant shall not furnish or render any services to an occupant, assignee, manager or other transferee with respect to whom transfer consideration is required to be paid, or manage or operate the Premises or any capital additions so transferred, with respect to which transfer consideration is being paid, to the extent that any of the foregoing would cause Landlord to be in violation of any Applicable Laws or other requirements imposed upon real estate investment trusts or otherwise jeopardizes, directly or indirectly, the status of Landlord or any of Landlord’s affiliates as a real estate investment trust; (y) Tenant shall not consummate a Transfer with any person in which Landlord owns an interest, directly or indirectly (by applying constructive ownership rules set forth in Section 856(d)(5) of the Revenue Code); and (z) Tenant shall not consummate a Transfer with any person or in any manner that could cause any portion of the amounts received by Landlord pursuant to this Lease or any sublease, license or other arrangement for the right to use, occupy or possess any portion of the Premises to fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Revenue Code, or any similar or successor provision thereto or which could cause any other income of Landlord to fail to qualify as income described in Section 856(c)(2) of the Revenue Code. Notwithstanding anything in this Lease to the contrary, if (a) Tenant or any proposed transferee, assignee or sublessee of Tenant has been required by any prior landlord, Lender or Governmental Authority to take material remedial action in connection with Hazardous Materials contaminating a property if the contamination resulted from such party’s action or omission or use of the property in question or (b) Tenant or any proposed transferee, assignee or sublessee is subject to a material enforcement order issued by any Governmental Authority in connection with the use, disposal or storage of Hazardous Materials, then Landlord shall have the right to terminate this Lease in Landlord’s sole and absolute discretion (with respect to any such matter involving Tenant), and it shall not be unreasonable for Landlord to withhold its consent to any proposed transfer, assignment or subletting (with respect to any such matter involving a proposed transferee, assignee or sublessee).

29.4. The following are conditions precedent to a Transfer or to Landlord considering a request by Tenant to a Transfer:

(a) Tenant shall remain fully liable under this Lease. Tenant agrees that it shall not be (and shall not be deemed to be) a guarantor or surety of this Lease, however, and waives its right to claim that is it is a guarantor or surety or to raise in any legal proceeding any guarantor or surety defenses permitted by this Lease or by Applicable Laws;

(b) If Tenant or, except with respect to an Exempt Transfer that is an Equity Financing Transfer, a proposed transferee, assignee or sublessee does not or cannot deliver the Required Financials, then Landlord may elect to have either Tenant’s ultimate parent company or the proposed transferee’s, assignee’s or sublessee’s ultimate parent company provide a guaranty of the applicable entity’s obligations under this Lease, in a form acceptable to Landlord, which guaranty shall be executed and delivered to Landlord by the applicable guarantor prior to the Transfer Date;

(c) In the case of an Exempt Transfer, Tenant shall provide Landlord with evidence reasonably satisfactory to Landlord that the Transfer qualifies as an Exempt Transfer;

(d) Tenant shall provide Landlord with evidence reasonably satisfactory to Landlord that the value of Landlord’s interest under this Lease shall not be diminished or reduced by the proposed Transfer. Such evidence shall include evidence respecting the relevant business experience and financial responsibility and status of the proposed transferee, assignee or sublessee;

(e) Tenant shall reimburse Landlord for Landlord’s actual costs and expenses, including reasonable attorneys’ fees, charges and disbursements incurred in connection with the review, processing and documentation of such request, not to exceed Five Thousand Dollars ($5,000) in any one instance;

(f) Except with respect to an Exempt Transfer, if Tenant’s transfer of rights or sharing of the Premises provides for the receipt by, on behalf of or on account of Tenant of any consideration of any kind whatsoever (including a premium rental for a sublease or lump sum payment for an assignment, but excluding Tenant’s reasonable costs in marketing and subleasing the Premises) in excess of the rental and other charges due to Landlord under this Lease, Tenant shall pay fifty percent (50%) of all of such excess to Landlord, after making deductions for any reasonable marketing expenses, tenant improvement funds expended by Tenant, alterations, cash concessions, brokerage commissions, attorneys’ fees and free rent actually paid by Tenant. If such consideration consists of cash paid to Tenant, payment to Landlord shall be made upon receipt by Tenant of such cash payment;

(g) With respect to a Transfer (including an Exempt Transfer) that constitutes a sublease of all or a portion of the Premises or any similar arrangement, the proposed sublessee or transferee shall agree that, in the event Landlord gives such proposed sublessee or transferee notice that Tenant is in default under this Lease, such proposed sublessee or transferee shall thereafter make all rental and other payments otherwise due Tenant directly to Landlord, which payments shall be received by Landlord, without any liability being incurred by Landlord, and applied against the amounts due from Tenant under this Lease, and any such proposed sublessee or transferee shall agree to attorn to Landlord or its successors and assigns should this Lease be terminated for any reason; provided, however, that in no event shall Landlord or its Lenders, successors or assigns be obligated to accept such attornment;

(h) Landlord’s consent to any such Transfer shall be effected on Landlord’s commercially reasonable forms;

(i) Tenant shall not then be in Default hereunder in any respect;

(j) Such proposed transferee, assignee or sublessee’s use of the Premises shall be the same as the Permitted Use;

(k) Landlord shall not be bound by any provision of any agreement pertaining to the Transfer, except for Landlord’s written consent to the same;

(l) Tenant shall pay all transfer and other taxes (including interest and penalties) assessed or payable for any Transfer;

(m) Landlord’s consent (or waiver of its rights) for any Transfer shall not waive Landlord’s right to consent or refuse consent to any later Transfer;

(n) Tenant shall deliver to Landlord one executed copy of any and all written instruments evidencing or relating to the Transfer; and

(o) Tenant shall deliver to Landlord a list of Hazardous Materials (as defined below), certified by the proposed transferee, assignee or sublessee to be true and correct, that the proposed transferee, assignee or sublessee intends to use or store in the Premises. Additionally, Tenant shall deliver to Landlord, on or before the date any proposed transferee, assignee or sublessee takes occupancy of the Premises, all of the items relating to Hazardous Materials of such proposed transferee, assignee or sublessee as described in Section 21.2.

Notwithstanding the foregoing, the requirements set forth in Sections 29.4(b) and (d) above shall not apply to an Exempt Transfer to a Tenant’s Affiliate (w) as described in Section 29.1(m)(i) or (x) that is a successor to Tenant by merger as described in Section 29.1(m)(ii), provided that, in all cases, the resulting Tenant under the Lease following any such Exempt Transfer described in clause (w) or (x) of this sentence (y) is a public company that trades on a United States stock exchange and (z) has a net worth (as of both the day immediately prior to and the day immediately after the Exempt Transfer) that is equal to or greater than Five Billion Dollars ($5,000,000,000); provided, further, that if such public company described in clause (y) above is not domiciled in (and formed in and under the Applicable Laws of) the United States of America, then Tenant must deliver to Landlord prior to or simultaneously with the Exempt Transfer a legal opinion confirming (i) the Lease provisions will be binding upon and enforceable against such entity as of consummation of the Exempt Transfer and (ii) any judgment obtained by Landlord in accordance with the terms of the Lease and Applicable Laws shall be enforceable by Landlord against such entity in the country where such entity is domiciled.

29.5. Any Transfer that is not in compliance with the provisions of this Article or with respect to which Tenant does not fulfill its obligations pursuant to this Article shall be void and shall, at the option of Landlord (in Landlord’s sole and absolute discretion), be deemed a Default by Tenant under this Lease.

29.6. Notwithstanding any Transfer, Tenant shall remain fully and primarily liable for the payment of all Rent and other sums due or to become due hereunder, and for the full performance of all other terms, conditions and covenants to be kept and performed by Tenant. The acceptance of Rent or any other sum due hereunder, or the acceptance of performance of any other term, covenant or condition thereof, from any person or entity other than Tenant shall not be deemed a waiver of any of the provisions of this Lease or a consent to any Transfer.

29.7. If Tenant delivers to Landlord a Transfer Notice indicating a desire to transfer this Lease to a proposed transferee, assignee or sublessee, other than pursuant to an Exempt Transfer, then Landlord shall have the option, exercisable by giving notice to Tenant at any time within thirty (30) days after Landlord’s receipt of such Transfer Notice, to terminate this Lease as of the date specified in the Transfer Notice as the Transfer Date, except for those provisions that, by their express terms, survive the expiration or earlier termination hereof. If Landlord exercises such option, then Tenant shall have the right to withdraw such Transfer Notice by delivering to Landlord written notice of such election within five (5) business days after Landlord’s delivery of notice electing to exercise Landlord’s option to terminate this Lease. In the event Tenant withdraws the Transfer Notice as provided in this Section, this Lease shall continue in full force and effect. No failure of Landlord to exercise its option to terminate this Lease shall be deemed to be Landlord’s consent to a proposed Transfer.

29.8. If Tenant sublets the Premises or any portion thereof, Tenant hereby immediately and irrevocably assigns to Landlord, as security for Tenant’s obligations under this Lease, all rent from any such subletting, and appoints Landlord as assignee and attorney-in-fact for Tenant, and Landlord (or a receiver for Tenant appointed on Landlord’s application) may collect such rent and apply it toward Tenant’s obligations under this Lease; provided that, until the occurrence of a Default (as defined below) by Tenant, Tenant shall have the right to collect such rent.

29.9. In the event that Tenant enters into a sublease for the entire Premises in accordance with this Article that expires within two (2) days of the Term Expiration Date, the term expiration date of such sublease shall, notwithstanding anything in this Lease, the sublease or any consent to the sublease to the contrary, be deemed to be the date that is two (2) days prior to the Term Expiration Date.

30. Subordination and Attornment.

30.1. This Lease shall be subject and subordinate to the lien of any mortgage, deed of trust, or lease in which Landlord is tenant now or hereafter in force against the Building or the Project and to all advances made or hereafter to be made upon the security thereof without the necessity of the execution and delivery of any further instruments on the part of Tenant to effectuate such subordination.

30.2. Notwithstanding the foregoing, Tenant shall execute and deliver upon demand such further commercially reasonable instrument or instruments evidencing such subordination of this Lease to the lien of any such mortgage or mortgages or deeds of trust or lease in which Landlord is tenant as may be reasonably required by Landlord, it being expressly understood that any Lender’s required form of subordination shall be deemed to be a commercially reasonable instrument for purposes of this Section. If any Lender so elects, however, this Lease shall be deemed prior in lien to any such lease, mortgage, or deed of trust upon or including the Premises regardless of date and Tenant shall execute a statement in writing to such effect at Landlord’s request. If Tenant fails to execute any document required from Tenant under this Section within ten (10) days after written request therefor, Tenant hereby constitutes and appoints Landlord or its special attorney-in-fact to execute and deliver any such document or documents in the name of Tenant. Such power is coupled with an interest and is irrevocable. For the avoidance of doubt, “Lenders” shall also include historic tax credit investors and new market tax credit investors.

30.3. In the event any proceedings are brought for foreclosure, or in the event of the exercise of the power of sale under any mortgage or deed of trust made by Landlord covering the Premises, Tenant shall at the election of the purchaser at such foreclosure or sale attorn to the purchaser upon any such foreclosure or sale and recognize such purchaser as Landlord under this Lease.

30.4. During the Term, upon Tenant’s written request, Landlord shall request a subordination and non-disturbance agreement from any future Lender that holds a deed of trust lien encumbering the portion of the Project on which the Premises is situated (for purposes of clarity, this obligation does not apply with respect to any deed of trust lien that encumbers the portion of the Project on which the Premises is situated and exists as of the Execution Date); provided, however, that (a) Landlord shall have no obligation to obtain such subordination and non-disturbance agreement (and Tenant shall have no right or remedy in the event that such Lender refuses to provide such subordination and non-disturbance agreement), and (b) Tenant shall (i) pay all fees and expenses of any kind (including, without limitation, attorneys’ fees) imposed or required by such Lender in connection with such subordination and non-disturbance agreement, and (ii) reimburse Landlord for Landlord’s actual costs and expenses, including reasonable attorneys’ fees, charges and disbursements incurred in connection with the review, processing and documentation of such subordination and non-disturbance agreement.

31. Defaults and Remedies.

31.1. Late payment by Tenant to Landlord of Rent and other sums due shall cause Landlord to incur costs not contemplated by this Lease, the exact amount of which shall be extremely difficult and impracticable to ascertain. Such costs include processing and accounting charges and late charges that may be imposed on Landlord by the terms of any mortgage or trust deed covering the Premises. Therefore, if any installment of Rent due from Tenant is not received by Landlord within five (5) days after the date such payment is due, Tenant shall pay to Landlord (a) an additional sum of five percent (5%) of the overdue Rent as a late charge plus (b) interest at an annual rate (the “Default Rate”) equal to the lesser of (a) ten percent (10%) and (b) the highest rate permitted by Applicable Laws. The parties agree that this late charge represents a fair and reasonable estimate of the costs that Landlord shall incur by reason of late payment by Tenant and shall be payable as Additional Rent to Landlord due with the next installment of Rent or within five (5) business days after Landlord’s demand, whichever is earlier, provided Tenant has at least five (5) business days in which to pay such late charge after such charge is incurred. Landlord’s acceptance of any Additional Rent (including a late charge or any other amount hereunder) shall not be deemed an extension of the date that Rent is due or prevent Landlord from pursuing any other rights or remedies under this Lease, at law or in equity.

31.2. No payment by Tenant or receipt by Landlord of a lesser amount than the Rent payment herein stipulated shall be deemed to be other than on account of the Rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other remedy provided in this Lease or in equity or at law. If a dispute shall arise as to any amount or sum of money to be paid by Tenant to Landlord hereunder, Tenant shall have the right to make payment “under protest,” such payment shall not be regarded as a voluntary payment, and there shall survive the right on the part of Tenant to institute suit for recovery of the payment paid under protest.

31.3. If Tenant fails to pay any sum of money required to be paid by it hereunder or perform any other act on its part to be performed hereunder, in each case within the applicable cure period (if any) described in Section 31.4, then Landlord may (but shall not be obligated to), without waiving or releasing Tenant from any obligations of Tenant, make such payment or perform such act; provided that such failure by Tenant unreasonably interfered with the use of the Building or the Project by any other tenant or with the efficient operation of the Building or the Project, or resulted or could have resulted in a violation of Applicable Laws or the cancellation of an insurance policy maintained by Landlord. Notwithstanding the foregoing, in the event of an emergency, Landlord shall have the right to enter the Premises and act in accordance with its rights as provided elsewhere in this Lease. In addition to the late charge described in Section 31.1, Tenant shall pay to Landlord as Additional Rent all sums so paid or incurred by Landlord, together with interest at the Default Rate, computed from the date such sums were paid or incurred.

31.4. The occurrence of any one or more of the following events shall constitute a “Default” hereunder by Tenant:

(a) Tenant (i) abandons the Premises within the meaning of Section 1951.3 of the California Civil Code; or (ii)(A) Landlord receives notice of Tenant’s vacation of or Tenant’s intention to vacate the Premises prior to the scheduled expiration or earlier termination of this Lease, other than in accordance with a right expressly granted to Tenant under this Lease, and such vacation (or intention to vacate) is related to financial hardship or Tenant’s inability to pay its debts as they become due, a dissolution of Tenant, or the liquidation or winding up of Tenant’s business operations; or (B) Tenant vacates the Premises prior to the scheduled expiration or earlier termination of this Lease, other than in accordance with a right expressly granted to Tenant under this Lease, within the one-hundred twenty (120) day period following the filing of any involuntary petition against Tenant or the attachment of Tenant’s interest in this Lease (notwithstanding anything to the contrary in Sections 31.4(g) and 31.4(k));

(b) Tenant fails to make any payment of Rent, as and when due, or to satisfy its obligations under Article 19, where such failure shall continue for a period of three (3) business days after written notice thereof from Landlord to Tenant;

(c) Tenant fails to observe or perform any obligation or covenant contained herein (other than described in Sections 31.4(a) and 31.4(b)) to be performed by Tenant, where such failure continues for a period of fifteen (15) days after written notice thereof from Landlord to Tenant; provided that, if the nature of Tenant’s default is such that it reasonably requires more than fifteen (15) days to cure, Tenant shall not be deemed to be in Default if Tenant commences such cure within such fifteen (15) day period and thereafter diligently prosecutes the same to completion and provided, further, that such cure is completed no later than forty-five (45) days after Tenant’s receipt of written notice from Landlord;

(d) Tenant makes an assignment for the benefit of creditors;

(e) A receiver, trustee or custodian is appointed to or does take title, possession or control of all or substantially all of Tenant’s assets;

(f) Tenant files a voluntary petition under the United States Bankruptcy Code or any successor statute (as the same may be amended from time to time, the “Bankruptcy Code”) or an order for relief is entered against Tenant pursuant to a voluntary or involuntary proceeding commenced under any chapter of the Bankruptcy Code;

(g) Any involuntary petition is filed against Tenant under any chapter of the Bankruptcy Code and is not dismissed within one hundred twenty (120) days;

(h) A default exists under that certain Option Agreement dated as of the Execution Date, by and between Landlord and Tenant (the “Option Agreement”), after the expiration of any applicable notice and cure periods;

(i) A default exists under the 4575 Lease (as defined below), after the expiration of any applicable notice and cure periods, as applicable;

(j) Tenant fails to deliver an estoppel certificate within three (3) business days following a second request in accordance with Article 20;

(k) Tenant’s interest in this Lease is attached, executed upon or otherwise judicially seized and such action is not released within one hundred twenty (120) days of the action; or

(l) Tenant effects a Transfer that is not in compliance with the provisions of Article 29.

Notices given under this Section shall specify the alleged default and shall demand that Tenant perform the provisions of this Lease or pay the Rent that is in arrears, as the case may be, within the applicable period of time, or quit the Premises. No such notice shall be deemed a forfeiture or a termination of this Lease unless Landlord elects otherwise in such notice.

31.5. In the event of a Default by Tenant, and at any time thereafter, with or without notice or demand and without limiting Landlord in the exercise of any right or remedy that Landlord may have, Landlord has the right to do any or all of the following:

(a) Halt any Tenant Improvements and Alterations and order Tenant’s contractors, subcontractors, consultants, designers and material suppliers to stop work;

(b) Terminate Tenant’s right to possession of the Premises by written notice to Tenant or by any lawful means, in which case Tenant shall immediately surrender possession of the Premises to Landlord. In such event, Landlord shall have the immediate right to re-enter and remove all persons and property, and such property may be removed and stored in a public warehouse or elsewhere at the cost and for the account of Tenant, all without service of notice or resort to legal process and without being deemed guilty of trespass or becoming liable for any loss or damage that may be occasioned thereby; and

(c) Terminate this Lease, in which event Tenant shall immediately surrender possession of the Premises to Landlord. In such event, Landlord shall have the immediate right to re-enter and remove all persons and property, and such property may be removed and stored in a public warehouse or elsewhere at the cost and for the account of Tenant, all without service of notice or resort to legal process and without being deemed guilty of trespass or becoming liable for any loss or damage that may be occasioned thereby. In the event that Landlord shall elect to so terminate this Lease, then Landlord shall be entitled to recover from Tenant all damages incurred by Landlord by reason of Tenant’s default, including:

(i) The sum of:

A. The worth at the time of award of any unpaid Rent that had accrued at the time of such termination; plus

B. The worth at the time of award of the amount by which the unpaid Rent that would have accrued during the period commencing with termination of the Lease and ending at the time of award exceeds that portion of the loss of Landlord’s rental income from the Premises that Tenant proves to Landlord’s reasonable satisfaction could have been reasonably avoided; plus

C. The worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds that portion of the loss of Landlord’s rental income from the Premises that Tenant proves to Landlord’s reasonable satisfaction could have been reasonably avoided; plus

D. Any other amount necessary to compensate Landlord for all the detriment arising from Tenant’s failure to perform its obligations under this Lease or that in the ordinary course of things would be likely to result therefrom, including the cost of restoring the Premises to the condition required under the terms of this Lease, including any rent payments not otherwise chargeable to Tenant (e.g., during any “free” rent period or rent holiday); plus

E. At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by Applicable Laws.

(ii) As used in Sections 31.5(c)(i)(A) and (B), “worth at the time of award” shall be computed by allowing interest at the Default Rate. As used in Section 31.5(c)(i)(C), the “worth at the time of the award” shall be computed by taking the present value of such amount, using the discount rate of the Federal Reserve Bank of San Francisco at the time of the award plus one (1) percentage point (the “Discount Rate”).

31.6. In addition to any other remedies available to Landlord at law or in equity and under this Lease, Landlord shall have the remedy described in California Civil Code Section 1951.4 and may continue this Lease in effect after Tenant’s Default or abandonment and recover Rent as it becomes due, provided Tenant has the right to sublet or assign, subject only to reasonable limitations. In addition, Landlord shall not be liable in any way whatsoever for its failure or refusal to relet the Premises. For purposes of this Section, the following acts by Landlord will not constitute the termination of Tenant’s right to possession of the Premises:

(a) Acts of maintenance or preservation or efforts to relet the Premises, including alterations, remodeling, redecorating, repairs, replacements or painting as Landlord shall consider advisable for the purpose of reletting the Premises or any part thereof; or

(b) The appointment of a receiver upon the initiative of Landlord to protect Landlord’s interest under this Lease or in the Premises.

Notwithstanding the foregoing, in the event of a Default by Tenant, Landlord may elect at any time to terminate this Lease and to recover damages to which Landlord is entitled.

31.7. If Landlord does not elect to terminate this Lease as provided in Section 31.5, then Landlord may, from time to time, recover all Rent as it becomes due under this Lease. At any time thereafter, Landlord may elect to terminate this Lease and to recover damages to which Landlord is entitled.

31.8. In the event Landlord elects to terminate this Lease and relet the Premises, Landlord may execute any new lease in its own name. Tenant hereunder shall have no right or authority whatsoever to collect any Rent from such tenant. The proceeds of any such reletting shall be applied as follows:

(a) First, to the payment of any indebtedness other than Rent due hereunder from Tenant to Landlord, including storage charges or brokerage commissions owing from Tenant to Landlord as the result of such reletting;

(b) Second, to the payment of the costs and expenses of reletting the Premises, including (i) alterations and repairs that Landlord deems reasonably necessary and advisable and (ii) reasonable attorneys’ fees, charges and disbursements incurred by Landlord in connection with the retaking of the Premises and such reletting;

(c) Third, to the payment of Rent and other charges due and unpaid hereunder; and

(d) Fourth, to the payment of future Rent and other damages payable by Tenant under this Lease.

31.9. All of Landlord’s rights, options and remedies hereunder shall be construed and held to be nonexclusive and cumulative. Landlord shall have the right to pursue any one or all of such remedies, or any other remedy or relief that may be provided by Applicable Laws, whether or not stated in this Lease. No waiver of any default of Tenant hereunder shall be implied from any acceptance by Landlord of any Rent or other payments due hereunder or any omission by Landlord to take any action on account of such default if such default persists or is repeated, and no express waiver shall affect defaults other than as specified in such waiver. Notwithstanding any provision of this Lease to the contrary, in no event shall Landlord be required to mitigate its damages with respect to any default by Tenant, except as required by Applicable Laws. Any such obligation imposed by Applicable Laws upon Landlord to relet the Premises after any termination of this Lease shall be subject to the reasonable requirements of Landlord to (a) lease to high quality tenants on such terms as Landlord may from time to time deem appropriate in its discretion and (b) develop the Project in a harmonious manner with a mix of uses, tenants, floor areas, terms of tenancies, etc., as determined by Landlord. Landlord shall not be obligated to relet the Premises to (y) any Tenant’s Affiliate or (z) any party (i) unacceptable to a Lender, (ii) that requires Landlord to make improvements to or re-demise the Premises, (iii) that desires to change the Permitted Use, (iv) that desires to lease the Premises for more or less than the remaining Term or (v) to whom Landlord or an affiliate of Landlord may desire to lease other available space in the Project or at another property owned by Landlord or an affiliate of Landlord.

31.10. Landlord’s termination of (a) this Lease or (b) Tenant’s right to possession of the Premises shall not relieve Tenant of any liability to Landlord that has previously accrued or that shall arise based upon events that occurred prior to the later to occur of (y) the date of Lease termination and (z) the date Tenant surrenders possession of the Premises.

31.11. To the extent permitted by Applicable Laws, Tenant waives any and all rights of redemption granted by or under any present or future Applicable Laws if Tenant is evicted or dispossessed for any cause, or if Landlord obtains possession of the Premises due to Tenant’s default hereunder or otherwise.

31.12. Landlord shall not be in default or liable for damages under this Lease unless Landlord fails to perform obligations required of Landlord within a reasonable time, but in no event shall such failure continue for more than thirty (30) days after written notice from Tenant specifying the nature of Landlord’s failure; provided, however, that if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be in default if Landlord commences performance within such thirty (30) day period and thereafter diligently prosecutes the same to completion. In no event shall Tenant have the right to terminate or cancel this Lease or to withhold or abate rent or to set off any Claims against Rent as a result of any default or breach by Landlord of any of its covenants, obligations, representations, warranties or promises hereunder, except as may otherwise be expressly set forth in this Lease.

31.13. In the event of any default by Landlord, Tenant shall give notice by registered or certified mail to any (a) beneficiary of a deed of trust or (b) mortgagee under a mortgage covering the Premises, the Building or the Project and to any landlord of any lease of land upon or within which the Premises, the Building or the Project is located, and shall offer such beneficiary, mortgagee or landlord a reasonable opportunity to cure the default, including time to obtain possession of the Building or the Project by power of sale or a judicial action if such should prove necessary to effect a cure; provided that Landlord shall furnish to Tenant in writing, upon written request by Tenant, the names and addresses of all such persons who are to receive such notices.

32. Bankruptcy . In the event a debtor, trustee or debtor in possession under the Bankruptcy Code, or another person with similar rights, duties and powers under any other Applicable Laws, proposes to cure any default under this Lease or to assume or assign this Lease and is obliged to provide adequate assurance to Landlord that (a) a default shall be cured, (b) Landlord shall be compensated for its damages arising from any breach of this Lease and (c) future performance of Tenant’s obligations under this Lease shall occur, then such adequate assurances shall include any or all of the following, as designated by Landlord in its sole and absolute discretion:

32.1. Those acts specified in the Bankruptcy Code or other Applicable Laws as included within the meaning of “adequate assurance,” even if this Lease does not concern a shopping center or other facility described in such Applicable Laws;

32.2. A prompt cash payment to compensate Landlord for any monetary defaults or actual damages arising directly from a breach of this Lease;

32.3. A cash deposit in an amount at least equal to the then-current amount of the Security Deposit; or

32.4. The assumption or assignment of all of Tenant’s interest and obligations under this Lease.

33. Brokers.

33.1. Tenant represents and warrants that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Lease other than Cushman & Wakefield of San Diego, Inc. (“Tenant’s Broker”), and that it knows of no other real estate broker or agent that is or might be entitled to a commission in connection with this Lease. Landlord shall compensate Broker in relation to this Lease pursuant to a separate agreement between Landlord and Broker. Landlord represents and warrants that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Lease other than Jones Lang LaSalle Brokerage, Inc. (“Landlord’s Broker”), and that it knows of no real estate broker or agent, other than Tenant’s Broker and Landlord’s Broker, that is or might be entitled to a commission in connection with this Lease.

33.2. Tenant represents and warrants that no broker or agent has made any representation or warranty relied upon by Tenant in Tenant’s decision to enter into this Lease, other than as contained in this Lease.

33.3. Tenant acknowledges and agrees that the employment of brokers by Landlord is for the purpose of solicitation of offers of leases from prospective tenants and that no authority is granted to any broker to furnish any representation (written or oral) or warranty from Landlord unless expressly contained within this Lease. Landlord is executing this Lease in reliance upon Tenant’s representations, warranties and agreements contained within Sections 33.1 and 33.2.

33.4. Tenant agrees to Indemnify the Landlord Indemnitees from any and all cost or liability for compensation claimed by any broker or agent, other than Broker, employed or engaged by Tenant or claiming to have been employed or engaged by Tenant. Landlord agrees to indemnify Tenant from any and all cost or liability for compensation claimed by any broker or agent employed or engaged by Landlord or claiming to have been employed or engaged by Landlord.

34. Definition of Landlord. With regard to obligations imposed upon Landlord pursuant to this Lease, the term “Landlord,” as used in this Lease, shall refer only to Landlord or Landlord’s then-current successor-in-interest. In the event of any transfer, assignment or conveyance of Landlord’s interest in this Lease or in Landlord’s fee title to or leasehold interest in the Property, as applicable, Landlord herein named (and in case of any subsequent transfers or conveyances, the subsequent Landlord) shall be automatically freed and relieved, from and after the date of such transfer, assignment or conveyance, from all liability for the performance of any covenants or obligations contained in this Lease thereafter to be performed by Landlord and, without further agreement, the transferee, assignee or conveyee of Landlord’s in this Lease or in Landlord’s fee title to or leasehold interest in the Property, as applicable, shall be deemed to have assumed and agreed to observe and perform any and all covenants and obligations of Landlord hereunder during the tenure of its interest in the Lease or the Property. Landlord or any subsequent Landlord may transfer its interest in the Premises or this Lease without Tenant’s consent. The 4575 Owner or any then-current successor-in-interest to the 4575 Property may transfer its interest (or any portion thereof) in the 4575 Property without Tenant’s consent.

35. Limitation of Landlord’s Liability.

35.1. If Landlord is in default under this Lease and, as a consequence, Tenant recovers a monetary judgment against Landlord, the judgment shall be satisfied only out of (a) the proceeds of sale received on execution of the judgment and levy against the right, title and interest of Landlord in the Building and the portion of the Project located on the Property, (b) rent or other income from such real property receivable by Landlord or (c) the consideration received by Landlord from the sale, financing, refinancing or other disposition of all or any part of Landlord’s right, title or interest in the Building or the portion of the Project located on the Property.

35.2. Neither Landlord nor any of its affiliates, nor any of their respective partners, shareholders, directors, officers, employees, members or agents shall be personally liable for Landlord’s obligations or any deficiency under this Lease, and service of process shall not be made against any shareholder, director, officer, employee or agent of Landlord or any of Landlord’s affiliates. No partner, shareholder, director, officer, employee, member or agent of Landlord or any of its affiliates shall be sued or named as a party in any suit or action, and service of process shall not be made against any partner or member of Landlord except as may be necessary to secure jurisdiction of the partnership, joint venture or limited liability company, as applicable. No partner, shareholder, director, officer, employee, member or agent of Landlord or any of its affiliates shall be required to answer or otherwise plead to any service of process, and no judgment shall be taken or writ of execution levied against any partner, shareholder, director, officer, employee, member or agent of Landlord or any of its affiliates.

35.3. Each of the covenants and agreements of this Article shall be applicable to any covenant or agreement either expressly contained in this Lease or imposed by Applicable Laws and shall survive the expiration or earlier termination of this Lease.

36. Joint and Several Obligations. If more than one person or entity executes this Lease as Tenant, then:

36.1. Each of them is jointly and severally liable for the keeping, observing and performing of all of the terms, covenants, conditions, provisions and agreements of this Lease to be kept, observed or performed by Tenant, and such terms, covenants, conditions, provisions and agreements shall be binding with the same force and effect upon each and all of the persons executing this Agreement as Tenant; and

36.2. The term “Tenant,” as used in this Lease, shall mean and include each of them, jointly and severally. The act of, notice from, notice to, refund to, or signature of any one or more of them with respect to the tenancy under this Lease, including any renewal, extension, expiration, termination or modification of this Lease, shall be binding upon each and all of the persons executing this Lease as Tenant with the same force and effect as if each and all of them had so acted, so given or received such notice or refund, or so signed.

37. Representations. Tenant guarantees, warrants and represents that (a) Tenant is duly incorporated or otherwise established or formed and validly existing under the laws of its state of incorporation, establishment or formation, (b) Tenant has and is duly qualified to do business in the state in which the Property is located, (c) Tenant has full corporate, partnership, trust, association or other appropriate power and authority to enter into this Lease and to perform all Tenant’s obligations hereunder, (d) each person (and all of the persons if more than one signs) signing this Lease on behalf of Tenant is duly and validly authorized to do so and (e) neither (i) the execution, delivery or performance of this Lease nor (ii) the consummation of the transactions contemplated hereby will violate or conflict with any provision of documents or instruments under which Tenant is constituted or to which Tenant is a party. In addition, Tenant guarantees, warrants and represents that none of (x) it, (y) its affiliates or partners nor (z) to the best of its knowledge, its members, shareholders or other equity owners or any of their respective employees, officers, directors, representatives or agents is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism) or other similar governmental action.

38. Confidentiality. Tenant shall keep the terms and conditions of this Lease and any information provided to Tenant or its employees, agents or contractors pursuant to Article 9 confidential and shall not (a) disclose to any third party any terms or conditions of this Lease or any other Lease-related document (including subleases, assignments, work letters, construction contracts, letters of credit, subordination agreements, non-disturbance agreements, brokerage agreements or estoppels) or the contents of any documents, reports, surveys or evaluations related to the Project or any portion thereof or (b) provide to any third party an original or copy of this Lease (or any Lease-related document or other document referenced in Subsection 38(a)). Landlord shall not release to any third party any non-public financial information or non-public information about Tenant’s ownership structure that Tenant gives Landlord. Notwithstanding the foregoing, confidential information under this Section may be released by Landlord or Tenant under the following circumstances: (x) if required by Applicable Laws or in any judicial proceeding; provided that the releasing party has given the other party reasonable notice of such requirement, if feasible, (y) to a party’s attorneys, accountants, brokers, lenders, potential lenders, investors, potential investors and other bona fide consultants or advisers (with respect to this Lease only); provided such third parties agree to be bound by this Section or (z) to bona fide prospective assignees or subtenants of this Lease; provided they agree in writing to be bound by this Section.

39. Notices. Except as otherwise stated in this Lease, any notice, consent, demand, invoice, statement or other communication required or permitted to be given hereunder shall be in writing and shall be given by (a) personal delivery or (b) overnight delivery with a reputable international overnight delivery service, such as FedEx. Any such notice, consent, demand, invoice, statement or other communication shall be deemed delivered (y) upon receipt, if given in accordance with Subsection 39(a); or (z) on the day that is the earlier of (i) actual delivery and (ii) attempted delivery, in either case, as evidenced by the records of the overnight delivery service, if given in accordance with Subsection 39(b). Except as otherwise stated in this Lease, any notice, consent, demand, invoice, statement or other communication required or permitted to be given pursuant to this Lease shall be addressed to Tenant or to Landlord at the addresses shown in Sections 2.9 and 2.10 or 2.11, respectively. Either party may, by notice to the other given pursuant to this Section, specify additional or different addresses for notice purposes.

40. Miscellaneous.

40.1. Landlord reserves the right to change the name of the Building or the Project in its sole discretion.

40.2. To induce Landlord to enter into this Lease, Tenant agrees that it shall furnish to Landlord, from time to time (but no more than two (2) times per calendar year (unless Tenant is in default of this Lease, in which event no such limitation shall apply); provided that, such two (2)-time limitation is in addition to the annual financial statements required without any request described in the immediately succeeding sentence), within ten (10) business days after receipt of Landlord’s written request, the most recent year-end unconsolidated financial statements reflecting Tenant’s current financial condition audited by a nationally recognized accounting firm. Tenant shall, within one hundred twenty (120) days after the end of Tenant’s financial year, furnish Landlord with a certified copy of Tenant’s year-end unconsolidated financial statements for the previous year audited by a nationally recognized accounting firm. Tenant represents and warrants that all financial statements, records and information furnished by Tenant to Landlord in connection with this Lease are true, correct and complete in all respects. If audited financials are not otherwise prepared, unaudited financials complying with generally accepted accounting principles and certified by the chief financial officer of Tenant as true, correct and complete in all respects shall suffice for purposes of this Section. If Tenant fails to deliver to Landlord any financial statement within the time period required under this Section, then Tenant shall be required to pay to Landlord an administrative fee equal to Five Hundred Dollars ($500) within five (5) business days after receiving written notice from Landlord advising Tenant of such failure (provided, however, that Landlord’s acceptance of such fee shall not prevent Landlord from pursuing any other rights or remedies under this Lease, at law or in equity). The provisions of this Section shall not apply at any time while Tenant is a corporation whose shares are traded on any nationally recognized stock exchange.

40.3. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for a lease, and shall not be effective as a lease or otherwise until execution by and delivery to both Landlord and Tenant.

40.4. The terms of this Lease and the Option Agreement are intended by the parties as a final, complete and exclusive expression of their agreement with respect to the terms that are included herein, and may not be contradicted or supplemented by evidence of any other prior or contemporaneous agreement.

40.5. Landlord may, but shall not be obligated to, record a short form or memorandum hereof without Tenant’s consent. Within ten (10) days after receipt of written request from Landlord, Tenant shall execute a termination of any short form or memorandum of lease recorded with respect hereto. Tenant shall be responsible for the cost of recording any short form or memorandum of this Lease, including any transfer or other taxes incurred in connection with such recordation. Neither party shall record this Lease.

40.6. Where applicable in this Lease, the singular includes the plural and the masculine or neuter includes the masculine, feminine and neuter. The words “include,” “includes,” “included” and “including” mean “‘include,’ etc., without limitation.” The word “shall” is mandatory and the word “may” is permissive. The word “business day” means a calendar day other than any national or local holiday on which federal government agencies in the County of San Diego are closed for business, or any weekend. The section headings of this Lease are not a part of this Lease and shall have no effect upon the construction or interpretation of any part of this Lease. Landlord and Tenant have each participated in the drafting and negotiation of this Lease, and the language in all parts of this Lease shall be in all cases construed as a whole according to its fair meaning and not strictly for or against either Landlord or Tenant.

40.7. Except as otherwise expressly set forth in this Lease, each party shall pay its own costs and expenses incurred in connection with this Lease and such party’s performance under this Lease; provided that, if either party commences an action, proceeding, demand, claim, action, cause of action or suit against the other party arising from or in connection with this Lease, then the substantially prevailing party shall be reimbursed by the other party for all reasonable costs and expenses, including reasonable attorneys’ fees and expenses, incurred by the substantially prevailing party in such action, proceeding, demand, claim, action, cause of action or suit, and in any appeal in connection therewith (regardless of whether the applicable action, proceeding, demand, claim, action, cause of action, suit or appeal is voluntarily withdrawn or dismissed). In addition, Landlord shall, upon demand, be entitled to all reasonable attorneys’ fees and all other reasonable costs incurred in the preparation and service of any notice or demand hereunder, regardless of whether a legal action is subsequently commenced, or incurred in connection with any contested matter or other proceeding in bankruptcy court concerning this Lease.

40.8. Time is of the essence with respect to the performance of every provision of this Lease.

40.9. Each provision of this Lease performable by Tenant shall be deemed both a covenant and a condition.

40.10. Notwithstanding anything to the contrary contained in this Lease, Tenant’s obligations under this Lease are independent and shall not be conditioned upon performance by Landlord.

40.11. Whenever consent or approval of either party is required, that party shall not unreasonably withhold, condition or delay such consent or approval, except as may be expressly set forth to the contrary.

40.12. Any provision of this Lease that shall prove to be invalid, void or illegal shall in no way affect, impair or invalidate any other provision hereof, and all other provisions of this Lease shall remain in full force and effect and shall be interpreted as if the invalid, void or illegal provision did not exist.

40.13. Each of the covenants, conditions and agreements herein contained shall inure to the benefit of and shall apply to and be binding upon the parties hereto and their respective heirs; legatees; devisees; executors; administrators; and permitted successors and assigns. This Lease is for the sole benefit of the parties and their respective heirs, legatees, devisees, executors, administrators and permitted successors and assigns, and nothing in this Lease shall give or be construed to give any other person or entity any legal or equitable rights. Nothing in this Section shall in any way alter the provisions of this Lease restricting assignment or subletting.

40.14. This Lease shall be governed by, construed and enforced in accordance with the laws of the state in which the Premises are located, without regard to such state’s conflict of law principles.

40.15. Tenant guarantees, warrants and represents that the individual or individuals signing this Lease have the power, authority and legal capacity to sign this Lease on behalf of and to bind all entities, corporations, partnerships, limited liability companies, joint venturers or other organizations and entities on whose behalf such individual or individuals have signed.

40.16. This Lease may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document.

40.17. No provision of this Lease may be modified, amended or supplemented except by an agreement in writing signed by Landlord and Tenant.

40.18. No waiver of any term, covenant or condition of this Lease shall be binding upon Landlord unless executed in writing by Landlord. The waiver by Landlord of any breach or default of any term, covenant or condition contained in this Lease shall not be deemed to be a waiver of any preceding or subsequent breach or default of such term, covenant or condition or any other term, covenant or condition of this Lease.

40.19. To the extent permitted by Applicable Laws, the parties waive trial by jury in any action, proceeding or counterclaim brought by the other party hereto related to matters arising from or in any way connected with this Lease; the relationship between Landlord and Tenant; Tenant’s use or occupancy of the Premises; or any claim of injury or damage related to this Lease or the Premises.

41. Rooftop Installation Area.

41.1. Tenant may, at no additional charge to Tenant, use those portions of the roof of the Building as may be designated by Landlord in Landlord’s sole and absolute discretion for use by Tenant (the “Rooftop Installation Area”) solely to operate, maintain, repair and replace rooftop antennae, mechanical (including HVAC) equipment, communications antennas and other equipment installed by Tenant in the Rooftop Installation Area in accordance with this Article (“Tenant’s Rooftop Equipment”). Tenant’s Rooftop Equipment shall be only for Tenant’s use of the Premises for the Permitted Use.

41.2. Tenant shall install Tenant’s Rooftop Equipment at its sole cost and expense, at such times and in such manner as Landlord may reasonably designate, and in accordance with this Article and the applicable provisions of this Lease regarding Alterations. Tenant’s Rooftop Equipment and the installation thereof shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed. Among other reasons, Landlord may withhold approval if the installation or operation of Tenant’s Rooftop Equipment could reasonably be expected to damage the structural integrity of the Building or to transmit vibrations or noise or cause other adverse effects beyond the Premises to an extent not customary in first class laboratory buildings, unless Tenant implements measures that are acceptable to Landlord in its reasonable discretion to avoid any such damage or transmission.

41.3. Tenant shall comply with any roof or roof-related warranties. Tenant shall obtain a letter from Landlord’s roofing contractor or another licensed roofing contractor reasonably approved by Landlord within thirty (30) days after completion of any Tenant work on the rooftop stating that such work did not affect any such warranties. Tenant, at its sole cost and expense, shall inspect the Rooftop Installation Area at least annually, and correct any loose bolts, fittings or other appurtenances and repair any damage to the roof arising from the installation or operation of Tenant’s Rooftop Equipment. Tenant shall not permit the installation, maintenance or operation of Tenant’s Rooftop Equipment to violate any Applicable Laws or constitute a nuisance. Tenant shall pay Landlord within thirty (30) days after demand (a) all applicable taxes, charges, fees or impositions imposed on Landlord by Governmental Authorities as the result of Tenant’s use of the Rooftop Installation Areas in excess of those for which Landlord would otherwise be responsible for the use or installation of Tenant’s Rooftop Equipment and

(b) the amount of any increase in Landlord’s insurance premiums as a result of the installation of Tenant’s Rooftop Equipment. Upon Tenant’s written request to Landlord, Landlord shall use commercially reasonable efforts to cause other tenants to remedy any interference in the operation of Tenant’s Rooftop Equipment arising from any such tenants’ equipment installed after the applicable piece of Tenant’s Rooftop Equipment; provided, however, that Landlord shall not be required to request that such tenants waive their rights under their respective leases.

41.4. If Tenant’s Equipment (a) causes physical damage to the structural integrity of the Building, (b) interferes with any telecommunications, mechanical or other systems located at or near or servicing the Building or the Project that were installed prior to the installation of Tenant’s Rooftop Equipment, (c) interferes with any other service provided to other tenants in the Building or the Project by rooftop or penthouse installations that were installed prior to the installation of Tenant’s Rooftop Equipment or (d) interferes with any other tenants’ business, in each case in excess of that permissible under Federal Communications Commission regulations, then Tenant shall cooperate with Landlord to determine the source of the damage or interference and promptly repair such damage and eliminate such interference, in each case at Tenant’s sole cost and expense, within ten (10) days after receipt of notice of such damage or interference (which notice may be oral; provided that Landlord also delivers to Tenant written notice of such damage or interference within twenty-four (24) hours after providing oral notice).

41.5. Landlord reserves the right to cause Tenant to relocate Tenant’s Rooftop Equipment to comparably functional space on the roof or in the penthouse of the Building by giving Tenant prior written notice thereof. Landlord agrees to pay the reasonable costs thereof. Tenant shall arrange for the relocation of Tenant’s Rooftop Equipment within sixty (60) days after receipt of Landlord’s notification of such relocation. In the event Tenant fails to arrange for relocation within such sixty (60)-day period, Landlord shall have the right to arrange for the relocation of Tenant’s Rooftop Equipment in a manner that does not unnecessarily interrupt or interfere with Tenant’s use of the Premises for the Permitted Use.

42. Options to Extend Term. Tenant shall have two (2) options (each, an “Option”) to extend the Term by five (5) years each as to the entire Premises (and no less than the entire Premises) upon the following terms and conditions. Any extension of the Term pursuant to an Option shall be on all the same terms and conditions as this Lease, except as follows:

42.1. Base Rent at the commencement of each Option term shall equal the then-current fair market value for comparable office and laboratory space in the UTC submarket of comparable age, quality, level of finish and proximity to amenities and public transit, and containing the systems and improvements present in the Premises as of the date that Tenant gives Landlord written notice of Tenant’s election to exercise such Option (“FMV”), and in each case shall be further increased on each annual anniversary of the Option term commencement date by three percent (3%). Tenant may, no more than twelve (12) months prior to the date the Term is then scheduled to expire, request Landlord’s estimate of the FMV for the next Option term.

Landlord shall, within fifteen (15) days after receipt of such request, give Tenant a written proposal of such FMV. If Tenant gives written notice to exercise an Option, such notice shall specify whether Tenant accepts Landlord’s proposed estimate of FMV. If Tenant does not accept the FMV, then the parties shall endeavor to agree upon the FMV, taking into account all relevant factors, including (a) the size of the Premises, (b) the length of the Option term, (c) rent in comparable buildings in the relevant submarket, including concessions offered to new tenants, such as free rent, tenant improvement allowances and moving allowances, (d) Tenant’s creditworthiness and (e) the quality and location of the Building and the Project. In the event that the parties are unable to agree upon the FMV within thirty (30) days after Tenant notifies Landlord that Tenant is exercising an Option, then either party may request that the same be determined as follows: a senior officer of a nationally recognized leasing brokerage firm with local knowledge of the UTC laboratory/research and development leasing submarket (the “Baseball Arbitrator”) shall be selected and paid for jointly by Landlord and Tenant. If Landlord and Tenant are unable to agree upon the Baseball Arbitrator, then the same shall be designated by the local chapter of the Judicial Arbitration and Mediation Services or any successor organization thereto (the “JAMS”). The Baseball Arbitrator selected by the parties or designated by JAMS shall (y) have at least ten (10) years’ experience in the leasing of laboratory/research and development space in the UTC submarket and (z) not have been employed or retained by either Landlord or Tenant or any affiliate of either for a period of at least ten (10) years prior to appointment pursuant hereto. Each of Landlord and Tenant shall submit to the Baseball Arbitrator and to the other party its determination of the FMV. The Baseball Arbitrator shall grant to Landlord and Tenant a hearing and the right to submit evidence. The Baseball Arbitrator shall determine which of the two (2) FMV determinations more closely represents the actual FMV. The arbitrator may not select any other FMV for the Premises other than one submitted by Landlord or Tenant. The FMV selected by the Baseball Arbitrator shall be binding upon Landlord and Tenant and shall serve as the basis for determination of Base Rent payable for the applicable Option term. If, as of the commencement date of an Option term, the amount of Base Rent payable during the Option term shall not have been determined, then, pending such determination, Tenant shall pay Base Rent equal to the Base Rent payable with respect to the last year of the then-current Term. After the final determination of Base Rent payable for the Option term, the parties shall promptly execute a written amendment to this Lease specifying the amount of Base Rent to be paid during the applicable Option term. Any failure of the parties to execute such amendment shall not affect the validity of the FMV determined pursuant to this Section.

42.2. No Option is assignable separate and apart from this Lease.

42.3. An Option is conditional upon Tenant giving Landlord written notice of its election to exercise such Option at least nine (9) months prior to the end of the expiration of the then-current Term. Time shall be of the essence as to Tenant’s exercise of an Option. Tenant assumes full responsibility for maintaining a record of the deadlines to exercise an Option. Tenant acknowledges that it would be inequitable to require Landlord to accept any exercise of an Option after the date provided for in this Section.

42.4. Notwithstanding anything contained in this Article to the contrary, Tenant shall not have the right to exercise an Option:

(a) During the time commencing from the date Landlord delivers to Tenant a written notice that Tenant is in monetary or material non-monetary default under any provisions of this Lease and continuing until Tenant has cured the specified default to Landlord’s reasonable satisfaction; or

(b) At any time after any Default as described in Article 31 of the Lease (provided, however, that, for purposes of this Section 42.4(b), Landlord shall not be required to provide Tenant with a second notice of such Default, if such default is subject to a notice and cure period under Section 31.4, or any notice of such Default, if such default is not subject to any notice and cure period under Section 31.4) and continuing until Tenant cures any such Default, if such Default is susceptible to being cured; or

(c) In the event that Tenant has defaulted in the performance of its monetary or material non-monetary obligations under this Lease two (2) or more times during the twelve (12)-month period immediately prior to the date that Tenant intends to exercise an Option, whether or not Tenant has cured such defaults.

42.5. The period of time within which Tenant may exercise an Option shall not be extended or enlarged by reason of Tenant’s inability to exercise such Option because of the provisions of Section 42.4.

42.6. All of Tenant’s rights under the provisions of an Option shall terminate and be of no further force or effect even after Tenant’s due and timely exercise of such Option if, after such exercise, but prior to the commencement date of the new term, (a) Tenant fails to pay to Landlord a monetary obligation of Tenant for a period of twenty (20) days after written notice from Landlord to Tenant, (b) Tenant fails to commence to cure a default (other than a monetary default) within thirty (30) days after the date Landlord gives notice to Tenant of such default or (c) Tenant has defaulted in the performance of any of its monetary or material non-monetary obligations under this Lease two (2) or more times and a service or late charge under Section 31.1 has become payable for any such default, whether or not Tenant has cured such defaults.

42.7. In the event Tenant exercises the 4575 Option (as defined below) and enters into a lease for the 4575 Building in accordance with the terms and conditions of the Option Agreement (the “4575 Lease”), then (a) Tenant acknowledges that the Term of this Lease and the term of the 4575 Lease shall be coterminous and (b) any extension of the Term of this Lease pursuant to Tenant’s exercise of an Option shall be expressly conditioned and contingent upon Tenant exercising the corresponding option to extend under the 4575 Lease in accordance with the terms and conditions of the 4575 Lease.

43. Right of First Refusal. Tenant shall have a right of first refusal (“ROFR”) as to any rentable premises on the first (1st) floor of the Building for which Landlord is seeking a tenant (“Available ROFR Premises”); provided, however, that in no event shall Landlord be required to lease any Available ROFR Premises to Tenant for any period past the date on which this Lease expires or is terminated pursuant to its terms, except as expressly provided in Section 43.7 below. To the extent that Landlord renews or extends a then-existing lease with any then-existing tenant or subtenant of any space, or enters into a new lease with such then-existing tenant or subtenant for the same premises, the affected space shall not be deemed to be Available ROFR Premises. In the event Landlord receives from a third party a bona fide offer to lease Available ROFR Premises that Landlord is willing to accept or in the event that Landlord intends to enter into a lease for any Available ROFR Premises, Landlord shall provide written notice thereof to Tenant (the “Notice of Offer”), specifying the terms and conditions of a proposed lease to Tenant of the Available ROFR Premises. For the avoidance of doubt, in the event there is (at any time) any space on the first (1st) floor that Landlord intends to include in the Amenities Facilities, such space shall not be deemed to be Available ROFR Premises.

43.1. Within seven (7) business days following its receipt of a Notice of Offer, Tenant shall advise Landlord in writing whether Tenant elects to lease all (not just a portion) of the Available ROFR Premises on the terms and conditions set forth in the Notice of Offer. If Tenant fails to notify Landlord of Tenant’s election within such seven (7) business day period, then Tenant shall be deemed to have elected not to lease the Available ROFR Premises.

43.2. If Tenant timely notifies Landlord that Tenant elects to lease the Available ROFR Premises on the terms and conditions set forth in the Notice of Offer, then Landlord shall lease the Available ROFR Premises to Tenant upon the terms and conditions set forth in the Notice of Offer.

43.3. If Tenant notifies Landlord that Tenant elects not to lease the Available ROFR Premises on the terms and conditions set forth in the Notice of Offer, or if Tenant fails to notify Landlord of Tenant’s election within the seven (7) business day period described above, then Landlord shall have the right to consummate the lease of the Available ROFR Premises on the same terms as set forth in the Notice of Offer following Tenant’s election (or deemed election) not to lease the Available ROFR Premises. If Landlord does not lease the Available ROFR Premises within twelve (12) months after Tenant’s election (or deemed election) not to lease the Available ROFR Premises, then the ROFR shall be fully reinstated, and Landlord shall not thereafter lease the Available ROFR Premises without first complying with the procedures set forth in this Article.

43.4. Notwithstanding anything in this Article to the contrary, Tenant shall not exercise the ROFR during such period of time that Tenant is in monetary or material non-monetary default under any provision of this Lease. Any attempted exercise of the ROFR during a period of time in which Tenant is so in default shall be void and of no effect. In addition, Tenant shall not be entitled to exercise the ROFR if Landlord has given Tenant two (2) or more notices of default with respect to Tenant’s failure to perform any of its monetary or material, non-monetary obligations under this Lease, whether or not the defaults are cured, during the twelve (12) month period prior to the date on which Tenant seeks to exercise the ROFR.

43.5. Notwithstanding anything in this Lease to the contrary, Tenant shall not assign or transfer the ROFR, either separately or in conjunction with an assignment or transfer of Tenant’s interest in the Lease (other than to Tenant’s Affiliate pursuant to an Exempt Transfer), without Landlord’s prior written consent, which consent Landlord may withhold in its sole and absolute discretion.

43.6. If Tenant exercises the ROFR, Landlord does not guarantee that the Available ROFR Premises will be available on the anticipated commencement date for the Lease as to such Premises due to a holdover by the then-existing occupants of the Available ROFR Premises or for any other reason beyond Landlord’s reasonable control.

43.7. In the event that (a) a Notice of Offer specifies a lease term for the Available ROFR Premises that will extend past the expiration of the Term of this Lease and (b) Tenant timely elects to lease the Available ROFR Premises pursuant to the terms and conditions otherwise set forth in the Notice of Offer, then concurrently with the lease of the Available ROFR Premises, the Term of this Lease shall be extended to be coterminous with the term of the lease for the Available ROFR Premises as set forth in the Notice of Offer, provided that (i) Base Rent for the Premises at the commencement of such extended period (the “Extended Term”) shall be equal to the then-current FMV as determined in accordance with the provisions of Section 42.1 and shall be further increased on each annual anniversary of the commencement date of the Extended Term by three percent (3%), and (ii) the Base Rent for the Available ROFR Premises shall be consistent with the terms and conditions set forth in the Notice of Offer. After the final determination of the Base Rent payable for the Extended Term, the parties shall promptly execute a written amendment to this Lease specifying the amount of Base Rent to be paid during the Extended Term. Any failure of the parties to execute such amendment shall not affect the validity of the Extended Term or the determination of Base Rent for the Extended Term pursuant to this Section.

44. 4575 Building Lease Option. Pursuant to and in accordance with the terms and conditions set forth in the Option Agreement, Tenant has the right, for a period of six (6) months following the Execution Date of this Lease (the “4575 Option Period”), to elect to lease the entire 4575 Building (the “4575 Option”) by providing written notice (the “4575 Option Notice”) to 4575 Owner prior to the expiration of the 4575 Option Period. In the event Tenant exercises the 4575 Option in accordance with the terms and conditions of the Option Agreement, Tenant shall deliver a copy of the 4575 Option Notice to Landlord concurrently with its delivery of the 4575 Option Notice to 4575 Owner. Subject to the terms and conditions of the Option Agreement, in the event that Tenant exercises the 4575 Option after August 1, 2018, then, Tenant shall elect either (a) to pay Landlord an amount equal to Landlord’s and/or its affiliates design costs relating to the Amenities Facilities that were contemplated to be constructed in the 4575 Building, but no more than One Hundred Twenty-Five Thousand Dollars ($125,000) (“Option A”) or (b) to

increase Base Rent for the Premises by One and 50/100 Cents ($0.015) per square foot of Rentable Area of the Premises per month (“Option B”). Tenant must elect either Option A or Option B, but Tenant’s selection of either Option A or Option B shall be in Tenant’s sole and absolute discretion. Tenant will notify Landlord in writing of Tenant’s election of Option A or Option B (the “Election Notice”) concurrently with Tenant’s delivery of the 4575 Option Notice. If Tenant does not provide the Election Notice concurrently with the 4575 Option Notice, Tenant shall be deemed to have elected Option A. In the event Tenant elects (or is deemed to elect) Option A, Tenant shall pay Landlord the applicable amount (as Additional Rent) within thirty (30) days after Landlord delivers an invoice to Tenant therefore. In the event that Tenant elects Option B, (y) Base Rent under this Lease shall increase accordingly, and such increase shall be effective as of the date of the 4575 Option Notice and (z) Tenant shall, within five (5) business days of Landlord’s request, enter into an amendment to this Lease to reflect such increase to Base Rent for the Premises; provided, however, that any failure of the parties to execute such an amendment shall not affect the validity of the increase in Base Rent for the Premises pursuant to this Section.

45. Landlord Improvements. Tenant acknowledges that Landlord is in the process of redeveloping or causing the redevelopment of the Project and Landlord shall be responsible, at Landlord’s sole cost and expense, for causing the work described on Exhibit J attached hereto to be completed in connection therewith (the “Landlord Improvements”). As a component of the Landlord Improvements, Landlord shall construct or cause certain Amenities Facilities (as defined on Exhibit J attached hereto) to be constructed. The Landlord Improvements shall be constructed at Landlord’s sole cost and expense, except that to the extent that any requirements under Applicable Laws are triggered by, or necessitated as a result of, the Tenant Improvements and/or any Alterations performed by or on behalf of Tenant (excluding any improvements required to areas outside of the Premises to comply with Applicable Laws to the extent such improvements were triggered by the initial Tenant Improvements, but not excluding any improvements required within the Premises to comply with Applicable Laws triggered by, or arising from, the initial Tenant Improvements), any costs to comply with such requirements shall be Tenant’s sole responsibility and Tenant shall reimburse Landlord (as Additional Rent) for such costs within thirty (30) days of Landlord’s delivery of an invoice therefor, provided that Tenant shall be entitled to utilize the TI Allowance to pay for such costs (subject to the limitations of Section 4.4 and all other provisions of this Lease and the Work Letter). Tenant acknowledges that the Term Commencement Date shall not be contingent upon, nor delayed by, the completion of the Landlord Improvements. Tenant acknowledges that Landlord or an affiliate of Landlord may be completing certain Landlord Improvements in or about the Project, Building and/or the Premises after the Term Commencement Date and during Tenant’s occupancy of the Premises for the Permitted Use. Tenant shall permit Landlord or any affiliate of Landlord completing the construction of the Landlord Improvements to enter the Premises at all times (including during business hours) as may be reasonably necessary to complete the Landlord Improvements, and Tenant shall otherwise reasonably cooperate to enable Landlord and/or Landlord’s affiliate to complete the Landlord Improvements in a timely and efficient manner. Without limiting Section 16.2, in no event shall the completion of the Landlord

Improvements (a) cause Rent (as defined below) to abate under this Lease, (b) give rise to any claim by Tenant for damages or (c) constitute a forcible or unlawful entry, a detainer or an eviction of Tenant. Upon the Amenities Facilities Opening Date (as defined below), the Rentable Area of the Premises under this Lease (for all purposes including, without limitation, the calculation of Base Rent) shall be increased by the sum of (m) an amount equal to Tenant’s Revised Pro Rata Share of Project (as defined below) multiplied by the aggregate square footage of (i) the Amenities Facilities and (ii) any other new Project Common Area ((i) and (ii) collectively, the “New Project Common Area”), and (n) an amount equal to Tenant’s Revised Pro Rata Share of Building (as defined below) multiplied by the square footage of any new Building Common Area (the “New Building Common Area”). For purposes of the immediately preceding sentence, (x) the “Tenant’s Revised Pro Rata Share of Project” shall be equal to (i) the Rentable Area of the Premises, divided by (ii) the positive difference between (A) the Rentable Area of the Project and (B) the square footage of the New Project Common Area, and (y) the “Tenant’s Revised Pro Rata Share of Building” shall be equal to (i) the Rentable Area of the Premises, divided by (ii) the positive difference between (A) the Rentable Area of the Building and (B) the square footage of the New Building Common Area. Tenant shall, within five (5) business days after Landlord’s request, enter into an amendment to this Lease to reflect the resulting increase in Tenant’s Pro Rata Shares, the Rentable Area of the Premises and Base Rent under this Lease. Any failure of the parties to execute such an amendment shall not affect the validity of the increase in Tenant’s Pro Rata Shares, the Rentable Area of the Premises and/or Base Rent under this Lease pursuant to this Section. Notwithstanding anything to the contrary in this Lease, Tenant shall not be entitled to (and Landlord shall not be obligated to provide) any increased TI Allowance as a result of the aforementioned increase in Rentable Area of the Premises.

46. Amenities Facilities. As of the date (such date, the “Amenities Facilities Opening Date”) the Amenities Facilities initially opens for use by Tenant and its employees (in such capacity, the “Amenities Facilities Users”) the Amenities Facilities (and any service corridors, stairways, elevators, public restrooms and public lobbies allocated thereto (such allocation to be determined by Landlord in its sole and absolute discretion)) shall be included as part of the Project Common Area. To the extent the Amenities Facilities is open for use by the Amenities Facilities Users, the Amenities Facilities Users may use the Amenities Facilities during the Term on a non-exclusive basis with any other individuals approved by Landlord, the 4575 Owner or any other affiliate of Landlord; provided that, all Amenities Facilities Users execute Landlord’s standard commercially reasonable waiver of liability and release form and otherwise satisfy the conditions identified below. Landlord shall have the right at any time to require that a new standard commercially reasonable waiver of liability and release form be signed by any of the Amenities Facilities Users as a condition to any further use of the Amenities Facilities by any of the Amenities Facilities Users. The use of the Amenities Facilities shall be subject to any non-discriminatory commercially reasonable rules and regulations applicable to the Amenities Facilities and any supplements thereto and Tenant shall (and shall cause all Amenities Facilities Users to) observe and comply with any such rules and regulations. Landlord and Tenant acknowledge that the use of the Amenities Facilities by the Amenities Facilities Users shall be at the Amenities Facilities Users’ own risk and that the terms and provisions of Article 23 shall apply to the use of the Amenities Facilities by the Amenities Facilities Users, or the use of any equipment located therein by the Amenities Facilities Users (whether or not authorized), whether or not such persons have properly executed Landlord’s standard form waiver of liability and release form. Tenant shall be solely responsible for the proper use of the Amenities Facilities and the equipment located therein by the Amenities Facilities Users. Tenant acknowledges and agrees that Landlord shall not be obligated to provide supervision of use of the Amenities Facilities made by the Amenities Facilities Users or others. Landlord shall have the right (but not the obligation), in Landlord’s sole and absolute discretion, to expand, or cause the expansion of, the Amenities Facilities. Landlord shall also have the right (in Landlord’s sole and absolute discretion) to close (or cause the closure of) the Amenities Facilities. Any and all fees, costs and expenses arising from, relating to and/or in connection with operating, managing, owning, maintaining, repairing and replacing the Amenities Facilities, including any costs of operating, managing, maintaining and repairing the building in which the Amenities Facilities are located, shall be included as part of Operating Expenses (the “Amenities Facilities Operating Expenses”). No expansion or closure of the Amenities Facilities shall entitle Tenant to an abatement or reduction in Rent, constitute a constructive eviction, or result in a default by Landlord under this Lease; provided that, if the Amenities Facilities are permanently closed and are not converted into other Common Area facilities, then (a) the Rentable Area of the Premises under this Lease shall be reduced in accordance with the methodology used to increase the Rentable Area as set forth in Section 45, and (b) Base Rent and Tenant’s Pro Rata Shares of the Project and Building shall be adjusted accordingly. Notwithstanding anything to the contrary in this Lease, except to the extent caused by the gross negligence or willful misconduct of Landlord or its employees (but without limiting the provisions of Sections 23.6, 28.2 and 31.12), neither Landlord nor the 4575 Owner nor any other Landlord Indemnitee shall have responsibility or any other liability to Tenant or any other Amenities Facilities User for (and Tenant, on behalf of itself and any and all Amenities Facilities Users hereby waives and releases Landlord, the 4575 Owner and all other Landlord Indemnitees from and expressly assumes the risk of) any Claims, accidents, liens or injuries of any nature, kind or description arising from (y) Tenant’s or any other Amenities Facilities User’s use of the Amenities Facilities and/or (z) Landlord’s, the 4575 Owner’s or any other Landlord Indemnitee’s operation and maintenance of the Amenities Facilities.

47. Expansion Space. In the event that (a) Tenant requires additional space for its operations in the Premises, (b) Landlord and Tenant are unable to negotiate mutually acceptable terms for such expansion at the Project and (c) Landlord and Tenant or an affiliate of Landlord and Tenant are able to negotiate mutually acceptable terms for the lease of such additional space at another property owned by Landlord or an affiliate of Landlord (the “Expansion Space”), then upon the full execution of a lease for the Expansion Space (the “Expansion Lease”), Tenant shall have the unilateral right to terminate the Lease without penalty or a termination fee pursuant to this Section (the “Termination Option”); provided that, (y) the term of the Expansion Lease shall be no less than ten (10) years and (z) the size of the Expansion Space shall be no less than (i) seventy-five thousand (75,000) square feet of Rentable Area, if Tenant elects not to exercise the 4575 Option or (ii) ninety-five thousand (95,000) square feet of Rentable Area, if Tenant elects to exercise the 4575 Option. In the event Tenant elects to exercise the Termination Option, Tenant shall send written notice (the “Termination Notice”) to Landlord of Tenant’s election to terminate the Lease pursuant to this Section no later than thirty (30) days following the full execution and delivery of the Expansion Lease (the “Termination Option Deadline”). The Termination Notice shall specify the effective date of such termination, which date shall be no less than ninety (90) days after Landlord’s receipt of the Termination Notice. Time shall be of the essence as to Tenant’s exercise of the Termination Option set forth in this Section. Tenant assumes full responsibility for maintaining a record of the Termination Option Deadline and acknowledges that it would be inequitable to require Landlord to accept any exercise of the Termination Option set forth in this Section after the Termination Option Deadline. Notwithstanding anything to the contrary set forth in this Section, neither party (nor any affiliate of Landlord) shall have any obligation to enter into or negotiate for the Expansion Lease. The Termination Option shall be personal to the original Tenant and shall only apply to the extent that the original Tenant (and not any assignee, or any sublessee or other transferee of the original Tenant’s interest in this Lease, other than Tenant’s Affiliate pursuant to an Exempt Transfer) is the Tenant under this Lease.

48. Hazardous Materials Shed. Subject to the terms, conditions and provisions set forth in Exhibit L attached hereto, Tenant shall have the right to use and maintain the Hazardous Materials Shed in the Hazardous Materials Shed License Area (as such terms are defined in Exhibit L) for the purposes set forth in Exhibit L. Landlord and Tenant agree that (a) the Hazardous Materials Shed License Area occupies three (3) parking spaces within the parking facilities serving the Building, and (b) Tenant’s use of the Hazardous Materials Shed License Area shall count toward and reduce the number of Tenant’s Allotted Parking Spaces (such that the total number of Tenant’s Allotted Parking Spaces under the Lease shall be reduced by three (3) parking spaces).

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the date first above written.

LANDLORD:

BMR-9360-9390 TOWNE CENTRE LP,

a Delaware limited partnership

By:	/s/ Kevin M. Simonsen
Name:	Kevin M. Simonsen
Title:	Sr. Vice President, Sr. Counsel

TENANT:

POSEIDA THERAPEUTICS, INC.,

a Delaware corporation

By:	/s/ Mark Gergen
Name:	Mark Gergen
Title:	CBO & CFO

EXHIBIT A

PREMISES

9390 Towne Centre Drive – 2nd

Floor

9390 Towne Centre Drive – 3rd

Floor

A-1

EXHIBIT B

WORK LETTER

This Work Letter (this “Work Letter”) is made and entered into as of the 1st day of October, 2018, by and between BMR-9360-9390 TOWNE CENTRE LP, a Delaware limited partnership (“Landlord”), and POSEIDA THERAPEUTICS, INC., a Delaware corporation (“Tenant”), and is attached to and made a part of that certain Lease dated as of October 1, 2018 (as the same may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Lease”), by and between Landlord and Tenant for the Premises located at 9390 Towne Center Drive, San Diego, California. All capitalized terms used but not otherwise defined herein shall have the meanings given them in the Lease.

1. General Requirements.

1.1. Authorized Representatives.

(a) Landlord designates, as Landlord’s authorized representative (“Landlord’s Authorized Representative”), (i) Federico Mina as the person authorized to initial plans, drawings, approvals and to sign change orders pursuant to this Work Letter and (ii) an officer of Landlord as the person authorized to sign any amendments to this Work Letter or the Lease. Tenant shall not be obligated to respond to or act upon any such item until such item has been initialed or signed (as applicable) by the appropriate Landlord’s Authorized Representative. Landlord may change either Landlord’s Authorized Representative upon one (1) business day’s prior written notice to Tenant.

(b) Tenant designates Mark Gergen as the person authorized to initial and sign all plans, drawings, change orders and approvals pursuant to this Work Letter (“Tenant’s Authorized Representative”). Landlord shall not be obligated to respond to or act upon any such item until such item has been initialed or signed (as applicable) by Tenant’s Authorized Representative. Tenant may change Tenant’s Authorized Representative upon one (1) business day’s prior written notice to Landlord.

1.2. Schedule. The schedule for design and development of the Tenant Improvements, including the time periods for preparation and review of construction documents, approvals and performance, shall be in accordance with a schedule to be prepared by Landlord (the “Schedule”), which as of the Execution Date provides for Substantial Completion of the Tenant Improvements by March 15, 2019. The Schedule shall be subject to adjustment as mutually agreed upon in writing by the parties, or as otherwise provided in this Work Letter.

1.3. Landlord’s Architects, Contractors and Consultants. Landlord has agreed to initially use McFarlane Architects, Inc. (“McFarlane”) as the architect for the Tenant Improvements and, as of the Execution Date, intends to initially use Rudolph and Sletten, Inc. (“R&S”) for the general contractor work relating to the Tenant Improvements; provided that, Landlord shall have the right, in its sole and absolute discretion, to (a) remove and replace

McFarlane with an architect selected by Landlord and (b) to select and/or remove and replace the general contractor for the Tenant Improvements; provided that, in each case (but without limiting Landlord’s sole and absolute discretion in the final decision), prior to selecting a replacement architect or general contractor (as applicable), Landlord shall provide Tenant with notification (which may be provided via email to Tenant’s Authorized Representative) that such architect or general contractor (as applicable) is being replaced and allow Tenant two (2) days to provide input to Landlord on Tenant’s preferred replacement. Except as provided in the foregoing sentence, the engineering consultants, design team, contractors and subcontractors responsible for the construction of the Tenant Improvements shall be selected by Landlord (in Landlord’s sole and absolute discretion). Without limiting the foregoing, Landlord agrees to cause the general contractor responsible for the construction of the Tenant Improvements to request multiple bids for each trade within the Tenant Improvement work that such general contractor plans to have performed by a subcontractor (individually, a “Trade” and collectively, the “Trades”); provided, however, that Tenant acknowledges that there is no assurance that such general contractor will actually receive (and Tenant shall have no recourse or remedy if such general contractor does not receive) multiple bids for any Trade.

2. Tenant Improvements. All Tenant Improvements shall be performed by Landlord’s contractor, at Tenant’s sole cost and expense (subject to Landlord’s obligations with respect to any portion of the Base TI Allowance and, if properly requested by Tenant pursuant to the terms of the Lease, the Additional TI Allowance used by Landlord in completing the Tenant Improvements) and in substantial accordance with the Approved Plans (as defined below), the Lease and this Work Letter. To the extent that the total projected cost of the Tenant Improvements (as projected by Landlord) exceeds the TI Allowance (such excess, the “Excess TI Costs”), Tenant shall advance to Landlord any Excess TI Costs within ten (10) days after receipt of an invoice therefor, but in any case before Landlord commences the Tenant Improvements (provided that, Landlord will not submit any invoice to Tenant for Excess TI Costs until there is an Approved Budget (as defined below)). If Landlord is delayed in commencing or constructing the Tenant Improvements due to Tenant’s failure to timely pay the Excess TI Costs to Landlord, Landlord shall be entitled to a day-for-day extension to achieve Substantial Completion of the Tenant Improvements for the period of such delay (for the avoidance of doubt, any resulting delay shall be deemed to be a delay (on a day-for-day basis) caused by or arising from Tenant (including for purposes of determining the Outside Date)). If the actual Excess TI Costs are less than the Excess TI Costs paid by Tenant to Landlord, Landlord shall return such overage paid by Tenant pursuant to Section 4.1. If the cost of the Tenant Improvements (as projected by Landlord) increases over Landlord’s initial projection, then Landlord may notify Tenant and Tenant shall deposit any additional Excess TI Costs with Landlord in the same way that Tenant deposited the initial Excess TI Costs. If Tenant fails to pay, or is late in paying, any sum due to Landlord under this Work Letter, then Landlord shall have all of the rights and remedies set forth in the Lease for nonpayment of Rent (including the right to interest and the right to assess a late charge), and for purposes of any litigation instituted with regard to such amounts the same shall be considered Rent. All material and equipment furnished by Landlord or its contractors as the Tenant Improvements shall be new or “like new,” and the Tenant Improvements shall be performed in a first-class, workmanlike manner.

Following Substantial Completion of the Tenant Improvements and upon written request from Tenant, to the extent assignable, Landlord will assign to Tenant all warranties for the Tenant Improvements actually obtained by Landlord (and Landlord agrees that its contract with the general contractor for the Tenant Improvements will include an industry standard one (1) year warranty); provided, however, that, notwithstanding any such assignment, Landlord shall also retain the right to enforce such warranties against the applicable contractor, at Landlord’s sole option.

2.1. Work Plans. Landlord and Tenant have approved the schematics covering the Tenant Improvements, which are attached hereto as Exhibit B-2 and incorporated herein by reference (the “Approved Schematic Plans).”

2.2. Construction Plans. Landlord shall prepare final plans and specifications for the Tenant Improvements that (a) are consistent with and are logical evolutions of the Approved Schematic Plans and (b) incorporate any other Tenant-requested (and Landlord-approved) Changes (as defined below). As soon as such final plans and specifications (“Construction Plans”) are completed, Landlord shall deliver the same to Tenant for Tenant’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. Such Construction Plans shall be approved or disapproved by Tenant within five (5) days after delivery to Tenant, unless the same are of the nature that more time for review is reasonably required. If Tenant fails to respond within such five (5) day period, then Landlord shall provide an additional written notice to Tenant (which may be by email to Tenant’s Authorized Representative) and if Tenant fails to approve or disapprove such Construction Plans within two (2) business days after such additional written notice from Landlord, then such Construction Plans shall be deemed approved by Tenant. If the Construction Plans are disapproved by Tenant, then Tenant shall notify Landlord in writing of its reasonable objections to such Construction Plans, and the parties shall confer and negotiate in good faith to reach agreement on the Construction Plans. Promptly after the Construction Plans are approved by Landlord and Tenant, two (2) copies of such Construction Plans shall be initialed and dated by Landlord and Tenant, and Landlord shall promptly submit such Construction Plans to all appropriate Governmental Authorities for approval. The Construction Plans so approved, and all change orders specifically permitted by this Work Letter, are referred to herein as the “Approved Plans.” In the event that Construction Plans are not approved by Tenant in accordance with this Section by October 19, 2018, then, notwithstanding anything in the Lease or this Work Letter to the contrary, the period of time between October 19, 2018 and the business day immediately after the day the Construction Plans are approved by Tenant in accordance with this Section shall be deemed to be a delay (on a day-for-day basis) caused by or arising from Tenant (including for purposes of determining the Outside Date).

2.3. Changes to the Tenant Improvements. Any changes to the Approved Plans (each, a “Change”) shall be requested and instituted in accordance with the provisions of this Article 2 and shall be subject to the written approval of the non-requesting party in accordance with this Work Letter.

(a) Change Request. Either Landlord or Tenant may request Changes after Tenant approves the Approved Plans by notifying the other party thereof in writing in substantially the same form as the AIA standard change order form (a “Change Request”), which Change Request shall detail the nature and extent of any requested Changes, including (a) the Change, (b) the party required to perform the Change and (c) any modification of the Approved Plans and the Schedule, as applicable, necessitated by the Change. If the nature of a Change requires revisions to the Approved Plans, then the requesting party shall be solely responsible for the cost and expense of such revisions and any increases in the cost of the Tenant Improvements as a result of such Change. Change Requests shall be signed by the requesting party’s Authorized Representative.

(b) Approval of Changes. All Change Requests shall be subject to the other party’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed. The non-requesting party shall have five (5) days after receipt of a Change Request to notify the requesting party in writing of the non-requesting party’s decision either to approve or object to the Change Request. If the non-requesting party fails to respond within such five (5) day period, then the requesting party shall provide an additional written notice to the non-requesting party and if the non-requesting party fails to respond within two (2) business days after such additional written notice from the requesting party, then the non-requesting party shall be deemed to have approved such request. Notwithstanding the foregoing, in the event Tenant fails to respond to any request for Tenant’s approval within the initial five (5) day period, such failure (no matter the cause) shall be deemed to be a delay (on a day-for-day basis) caused by or arising from Tenant (including for purposes of determining the Outside Date).

3. Requests for Consent. Except as otherwise provided in this Work Letter, Tenant shall respond to all requests for consents, approvals or directions made by Landlord pursuant to this Work Letter within five (5) days following Tenant’s receipt of such request. If Tenant fails to respond within such five (5) day period, then Landlord shall provide an additional written notice to Tenant and if Tenant fails to respond within two (2) business days after such additional written notice from Landlord, then Tenant shall be deemed to have approved such request. Notwithstanding the foregoing, in the event Tenant fails to respond to any request for Tenant’s consents, approvals or directions made by Landlord pursuant to this Work Letter within the initial five (5) day period, such failure (no matter the cause) shall be deemed to be a delay (on a day-for-day basis) caused by or arising from Tenant (including for purposes of determining the Outside Date).

4. TI Allowance.

4.1. Application of TI Allowance. Landlord shall contribute, in the following order, the Base TI Allowance and, if properly requested by Tenant pursuant to the terms of the Lease, the Additional TI Allowance and any Excess TI Costs advanced by Tenant to Landlord toward the costs and expenses incurred in connection with the performance of the Tenant Improvements, in accordance with Article 4 of the Lease. If the entire TI Allowance is not applied toward or reserved for the costs of the Tenant Improvements (or the other costs for which the Lease expressly permits use of the TI Allowance), then Tenant shall not be entitled to a credit of such unused portion of the TI Allowance. If the entire Excess TI Costs advanced by Tenant to Landlord are not applied toward the costs of the Tenant Improvements, then Landlord shall return such excess to Tenant no later than sixty (60) days after completion of and the final accounting for the Tenant Improvements. Tenant may apply the Base TI Allowance and, if properly requested by Tenant pursuant to the terms of the Lease, the Additional TI Allowance for the payment of construction and other costs in accordance with the terms and provisions of the Lease.

4.2. Approval of Budget for the Tenant Improvements. Landlord shall prepare an estimated budget for the Tenant Improvements based on the Construction Plans that are approved by Landlord and Tenant (the “Estimated Budget”). Notwithstanding anything to the contrary set forth elsewhere in this Work Letter or the Lease (but subject to the proviso set forth below in this sentence), Landlord shall not have any obligation to expend any portion of the TI Allowance until Landlord and Tenant shall have approved in writing the Estimated Budget for the Tenant Improvements (the Estimated Budget, as so approved, the “Approved Budget”); provided, however, that prior to the Approved Budget, Landlord will expend a portion of the TI Allowance on certain design costs incurred by McFarlane (that Landlord is obligated to pay to McFarlane in accordance with Landlord’s agreement with McFarlane) in an effort to move the Tenant Improvements towards the Approved Plans stage. During any time period prior to Landlord’s approval of the Approved Budget (but subject to the proviso in the immediately preceding sentence), Tenant shall pay all of the costs and expenses incurred in connection with the Tenant Improvements as they become due. In the event there is not an Approved Budget (in accordance with the provisions of this Section) prior to the date that is the later of (a) the day that is two (2) business days after Landlord delivers the Estimated Budget to Tenant (which delivery may be made by email to Tenant’s Authorized Representative) and (b) November 12, 2018 (the later of (a) and (b), the “Budget Deadline”), then, notwithstanding anything in the Lease or this Work Letter to the contrary, the period of time between the Budget Deadline and the business day immediately after the day an Approved Budget is created (in accordance with the provisions of this Section) shall be deemed to be a delay (on a day-for-day basis) caused by or arising from Tenant (including for purposes of determining the Outside Date). Tenant shall promptly reimburse Landlord for costs and expenses relating to the Tenant Improvements that exceed the amount of the TI Allowance in accordance with the terms and conditions of this Work Letter.

4.3. Fund Requests. Upon submission by Tenant to Landlord as of or prior to the TI Deadline of (a) a statement (a “Fund Request”) setting forth the total amount of the TI Allowance requested, (b) a summary of the Tenant Improvements performed (or other work performed for which the TI Allowance may be used in accordance with the Lease and this Work Letter) using AIA standard form Application for Payment (G 702) executed by the person performing such services, (c) invoices from the contractors, material suppliers and other parties requesting payment with respect to the amount of the TI Allowance then being requested, (d) unconditional lien releases from the applicable contractor and each subcontractor and material supplier with respect to previous payments made by either Landlord or Tenant for the Tenant Improvements in a form acceptable to Landlord and complying with Applicable Laws and © conditional lien releases from the applicable contractor and each subcontractor and material supplier with respect to the Tenant Improvements performed (or other work performed for which the TI Allowance may be used in accordance with the Lease and this Work Letter) that correspond to the Fund Request each in a form acceptable to Landlord and complying with Applicable Laws, then Landlord shall, within thirty (30) days following receipt by Landlord of a Fund Request and the accompanying materials required by this Section, pay to (as elected by Landlord) the applicable contractors, subcontractors and material suppliers or Tenant (for reimbursement for payments made by Tenant to such contractors, subcontractors or material suppliers either prior to Landlord’s approval of the Approved Budget or as a result of Tenant’s decision to pay for the Tenant Improvements itself and later seek reimbursement from Landlord in the form of one lump sum payment in accordance with the Lease and this Work Letter), the amount of Tenant Improvement costs set forth in such Fund Request; provided, however, that Landlord shall not be obligated to make any payments under this Section until the budget for the Tenant Improvements is approved in accordance with Section 4.2, and any Fund Request under this Section shall be submitted as of or prior to the TI Deadline and shall be subject to the payment limits set forth in Section 4.2 above and Article 4 of the Lease. Notwithstanding anything in this Section to the contrary, Tenant shall not submit a Fund Request after the TI Deadline or more often than every thirty (30) days. Any additional Fund Requests submitted by Tenant after the TI Deadline or more often than every thirty (30) days shall be void and of no force or effect.

5. Miscellaneous.

5.1. Incorporation of Lease Provisions. Sections 40.6 through 40.19 of the Lease are incorporated into this Work Letter by reference, and shall apply to this Work Letter in the same way that they apply to the Lease.

5.2. General. Except as otherwise set forth in the Lease or this Work Letter, this Work Letter shall not apply to improvements performed in any additional premises added to the Premises at any time or from time to time, whether by any options under the Lease or otherwise; or to any portion of the Premises or any additions to the Premises in the event of a renewal or extension of the original Term, whether by any options under the Lease or otherwise, unless the Lease or any amendment or supplement to the Lease expressly provides that such additional premises are to be delivered to Tenant in the same condition as the initial Premises.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Work Letter to be effective on the date first above written.

LANDLORD:

BMR-9360-9390 TOWNE CENTRE LP,

a Delaware limited partnership

By:	/s/ Kevin M. Simonsen
Name:	Kevin M. Simonsen
Title:	Sr. Vice President, Sr. Counsel

TENANT:

POSEIDA THERAPEUTICS, INC.,

a Delaware corporation

By:	/s/ Mark Gergen
Name:	Mark Gergen
Title:	CBO & CFO

EXHIBIT B-1

TENANT WORK INSURANCE SCHEDULE

Tenant shall be responsible for requiring all of Tenant contractors doing construction or renovation work to purchase and maintain such insurance as shall protect it from the claims set forth below which may arise out of or result from any Tenant Work whether such Tenant Work is completed by Tenant or by any Tenant contractors or by any person directly or indirectly employed by Tenant or any Tenant contractors, or by any person for whose acts Tenant or any Tenant contractors may be liable:

1. Claims under workers’ compensation, disability benefit and other similar employee benefit acts which are applicable to the Tenant Work to be performed.

2. Claims for damages because of bodily injury, occupational sickness or disease, or death of employees under any applicable employer’s liability law.

3. Claims for damages because of bodily injury, or death of any person other than Tenant’s or any Tenant contractors’ employees.

4. Claims for damages insured by usual personal injury liability coverage which are sustained (a) by any person as a result of an offense directly or indirectly related to the employment of such person by Tenant or any Tenant contractors or (b) by any other person.

5. Claims for damages, other than to the Tenant Work itself, because of injury to or destruction of tangible property, including loss of use therefrom.

6. Claims for damages because of bodily injury or death of any person or property damage arising from the ownership, maintenance or use of any motor vehicle.

Tenant contractors’ Commercial General Liability Insurance shall include premises/operations (including explosion, collapse and underground coverage if such Tenant Work involves any underground work), elevators, independent contractors, products and completed operations, and blanket contractual liability on all written contracts, all including broad form property damage coverage.

Tenant contractors’ Commercial General, Automobile, Employers and Umbrella Liability Insurance shall be written for not less than limits of liability as follows:

B-1-1

a. Commercial General Liability: Bodily Injury and Property Damage

Not less than (a) for the general contractor , $2,000,000 per occurrence and $5,000,000 general aggregate, with $5,000,000 products and completed operations aggregate, and (b) for all other contractors and subcontractors, $1,000,000 per occurrence and $2,000,000 general aggregate, with $2,000,000 products and completed operations aggregate

b. Commercial Automobile Liability: Bodily Injury and Property Damage

Coverage for liability arising from the use or operation of any auto on behalf of Tenant or invited by Tenant (including those owned, hired, rented, leased, borrowed, scheduled or non-owned). Coverage shall be on a broad-based occurrence form in an amount not less than $2,000,000 combined single limit per accident. Such coverage shall apply to all vehicles and persons, whether accessing the property with active or passive consent

c. Employer’s Liability: Each Accident Disease – Policy Limit Disease – Each Employee	$1,000,000 $1,000,000 $1,000,000

d. Umbrella Liability: Bodily Injury and Property Damage	(Excess of coverages a, b and c above) of not less than $5,000,000 per occurrence / aggregate

e. Workers’ Compensation:	As required by Applicable Laws

All subcontractors for Tenant contractors shall carry the same coverages and limits as specified above, unless different limits are reasonably approved by Landlord. The foregoing policies shall contain a provision that coverages afforded under the policies shall not be canceled or not renewed until at least thirty (30) days’ prior written notice has been given to the Landlord.

B-1-2

Certificates of insurance including required endorsements showing such coverages to be in force shall be filed with Landlord prior to the commencement of any Tenant Work and prior to each renewal. Coverage for completed operations must be maintained for the lesser of ten (10) years and the applicable statue of repose following completion of the Tenant Work, and certificates evidencing this coverage must be provided to Landlord. The minimum A.M. Best’s rating of each insurer shall be A- VII. Landlord, 4575 Owner, BioMed Realty LLC, BioMed Realty, L.P., BRE Edison L.P., BRE Edison LLC, BRE Edison Holdings L.P., BRE Edison Holdings LLC, BRE Edison Parent L.P. and their respective officers, employees, agents, general partners, members, subsidiaries, affiliates and Lenders shall be named as an additional insureds under Tenant contractors’ Commercial General Liability, Commercial Automobile Liability, Umbrella Liability and, to the extent required by the Lease, the Work Letter or this Exhibit, Pollution Legal Liability Insurance policies as respects liability arising from work or operations performed, or ownership, maintenance or use of any autos, by or on behalf of such contractors. Each contractor and its insurers shall provide waivers of subrogation with respect to all insurance required by the Lease, the Work Letter or this Exhibit.

If any contractor’s work involves the handling or removal of asbestos, lead or other Hazardous Materials (as determined by Landlord in its sole and absolute discretion), such contractor shall also carry Pollution Legal Liability insurance. Such coverage shall include bodily injury, sickness, disease, death or mental anguish or shock sustained by any person; property damage, including physical injury to or destruction of tangible property (including the resulting loss of use thereof), clean-up costs and the loss of use of tangible property that has not been physically injured or destroyed; and defense costs, charges and expenses incurred in the investigation, adjustment or defense of claims for such damages. Coverage shall apply to both sudden and non-sudden pollution conditions including the discharge, dispersal, release or escape of smoke, vapors, soot, fumes, acids, alkalis, toxic chemicals, liquids or gases, waste materials or other irritants, contaminants or pollutants into or upon land, the atmosphere or any watercourse or body of water. Claims-made coverage is permitted, provided the policy retroactive date is continuously maintained prior to the Term Commencement Date, and coverage is continuously maintained during all periods in which Tenant occupies the Premises. Coverage shall be maintained with limits of not less than $2,000,000 per incident with a $4,000,000 policy aggregate.

B-1-3

EXHIBIT B-2

APPROVED SCHEMATIC PLANS

B-2-1

B-1-2

EXHIBIT C

ACKNOWLEDGEMENT OF TERM COMMENCEMENT DATE

AND TERM EXPIRATION DATE

THIS ACKNOWLEDGEMENT OF TERM COMMENCEMENT DATE AND TERM EXPIRATION DATE is entered into as of [            ], 20[    ], with reference to that certain Lease (the “Lease”) dated as of [            ], 2018, by POSEIDA THERAPEUTICS, INC., a Delaware corporation (“Tenant”), in favor of BMR-9360-9390 TOWNE CENTRE LP, a Delaware limited partnership (“Landlord”). All capitalized terms used herein without definition shall have the meanings ascribed to them in the Lease.

Tenant hereby confirms the following:

1. Tenant accepted possession of the Premises for use in accordance with the Permitted Use on [            ], 20[    ]. Tenant first occupied the Premises for the Permitted Use on [            ], 20[    ].

2. In accordance with the provisions of Article 4 of the Lease, the Term Commencement Date is [            ], 20[    ], and, unless the Lease is terminated prior to the Term Expiration Date pursuant to its terms, the Term Expiration Date shall be [            ], 20[    ].

3. The obligation to pay Rent is presently in effect and all Rent obligations on the part of Tenant under the Lease commenced to accrue on [            ], 20[    ], with Base Rent payable on the dates and amounts set forth in the chart below, subject to adjustment under the Lease (including the Base Rent Abatement as provided in Section 7.1 of the Lease, the annual Base Rent adjustments provided in Article 8 of the Lease and adjustments to Base Rent pursuant to Sections 44 and 45 of the Lease):

Dates	Square Feet of Rentable Area*	Base Rent per Square Foot of Rentable Area	Monthly Base Rent*	Annual Base Rent*
Term Commencement Date – Month 12	53,110	$3.90 monthly	$207,129.00	$2,485,548.00

* Note:	Subject to adjustment as provided in this Lease.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

C-1

IN WITNESS WHEREOF, Tenant has executed this Acknowledgment of Term Commencement Date and Term Expiration Date as of the date first written above.

TENANT:

POSEIDA THERAPEUTICS, INC.,

a Delaware corporation

By:
Name:
Title: ]

C-2

EXHIBIT D

FORM OF ADDITIONAL TI ALLOWANCE ACCEPTANCE LETTER

[TENANT LETTERHEAD]

BMR-9360-9390 Towne Centre LP

17190 Bernardo Center Drive

San Diego, California 92128

Attn: Legal Department

[Date]

Re:     [Additional TI Allowance]

To Whom It May Concern:

This letter concerns that certain Lease dated as of [                ], 20[    ] (the “Lease”), between BMR-9360-9390 Towne Centre LP (“Landlord”) and Poseida Therapeutics, Inc. (“Tenant”). Capitalized terms not otherwise defined herein shall have the meanings given them in the Lease.

Tenant hereby notifies Landlord that it wishes to exercise its right to utilize [$                ] of the Additional TI Allowance pursuant to Article 4 of the Lease.

If you have any questions, please do not hesitate to call [            ] at ([      ]) [      ]-[      ].

Sincerely,

[Name]
[Title of Authorized Signatory]

cc:	Karen Sztraicher

Jon Bergschneider

Kevin Simonsen

D-1

EXHIBIT E

FORM OF LETTER OF CREDIT

[On letterhead or L/C letterhead of Issuer]

LETTER OF CREDIT

Date:             , 20

(the “Beneficiary”)

Attention: _________________

L/C. No.: __________________

Loan No. : _________________

Ladies and Gentlemen:

We establish in favor of Beneficiary our irrevocable and unconditional Letter of Credit numbered as identified above (the “L/C”) for an aggregate amount of $            , expiring at     :00 p.m. on              or, if such day is not a Banking Day, then the next succeeding Banking Day (such date, as extended from time to time, the “Expiry Date”). “Banking Day” means a weekday except a weekday when commercial banks in                      are authorized or required to close.

We authorize Beneficiary to draw on us (the “Issuer”) for the account of              (the “Account Party”), under the terms and conditions of this L/C.

Funds under this L/C are available by presenting the following documentation (the “Drawing Documentation”): (a) the original L/C and (b) a sight draft substantially in the form of Attachment 1, with blanks filled in and bracketed items provided as appropriate. No other evidence of authority, certificate, or documentation is required.

Drawing Documentation must be presented at Issuer’s office at                      on or before the Expiry Date by personal presentation, courier or messenger service, or fax. Presentation by fax shall be effective upon electronic confirmation of transmission as evidenced by a printed report from the sender’s fax machine. After any fax presentation, but not as a condition to its effectiveness, Beneficiary shall with reasonable promptness deliver the original Drawing Documentation by any other means. Issuer will on request issue a receipt for Drawing Documentation.

We agree, irrevocably, and irrespective of any claim by any other person, to honor drafts drawn under and in conformity with this L/C, within the maximum amount of this L/C, presented to us on or before the Expiry Date, provided we also receive (on or before the Expiry Date) any other Drawing Documentation this L/C requires.

We shall pay this L/C only from our own funds by check or wire transfer, in compliance with the Drawing Documentation.

If Beneficiary presents proper Drawing Documentation to us on or before the Expiry Date, then we shall pay under this L/C at or before the following time (the “Payment Deadline”): (a) if presentment is made at or before noon of any Banking Day, then the close of such Banking Day; and (b) otherwise, the close of the next Banking Day. We waive any right to delay payment beyond the Payment Deadline. If we determine that Drawing Documentation is not proper, then we shall so advise Beneficiary in writing, specifying all grounds for our determination, within one Banking Day after the Payment Deadline.

Partial drawings are permitted. This L/C shall, except to the extent reduced thereby, survive any partial drawings.

We shall have no duty or right to inquire into the validity of or basis for any draw under this L/C or any Drawing Documentation. We waive any defense based on fraud or any claim of fraud.

The Expiry Date shall automatically be extended by one year (but never beyond          (the “Outside Date”)) unless, on or before the date 90 days before any Expiry Date, we have given Beneficiary notice that the Expiry Date shall not be so extended (a “Nonrenewal Notice”). We shall promptly upon request confirm any extension of the Expiry Date under the preceding sentence by issuing an amendment to this L/C, but such an amendment is not required for the extension to be effective. We need not give any notice of the Outside Date.

Beneficiary may from time to time without charge transfer this L/C, in whole but not in part, to any transferee (the “Transferee”). Issuer shall look solely to Account Party for payment of any fee for any transfer of this L/C. Such payment is not a condition to any such transfer. Beneficiary or Transferee shall consummate such transfer by delivering to Issuer the original of this L/C and a Transfer Notice substantially in the form of Attachment 2, purportedly signed by Beneficiary, and designating Transferee. Issuer shall promptly reissue or amend this L/C in favor of Transferee as Beneficiary. Upon any transfer, all references to Beneficiary shall automatically refer to Transferee, who may then exercise all rights of Beneficiary. Issuer expressly consents to any transfers made from time to time in compliance with this paragraph.

Any notice to Beneficiary shall be in writing and delivered by hand with receipt acknowledged or by overnight delivery service such as FedEx (with proof of delivery) at the above address, or such other address as Beneficiary may specify by written notice to Issuer. A copy of any such notice shall also be delivered, as a condition to the effectiveness of such notice, to:                  (or such replacement as Beneficiary designates from time to time by written notice).

No amendment that adversely affects Beneficiary shall be effective without Beneficiary’s written consent.

This L/C is subject to and incorporates by reference: (a) the International Standby Practices 98 (“ISP 98”); and (b) to the extent not inconsistent with ISP 98, Article 5 of the Uniform Commercial Code of the State of New York.

Very truly yours,

[Issuer Signature]

ATTACHMENT 1 TO EXHIBIT E

FORM OF SIGHT DRAFT

[BENEFICIARY LETTERHEAD]

TO:

[Name and Address of Issuer]

SIGHT DRAFT

AT SIGHT, pay to the Order of                     , the sum of                      United States Dollars ($                    ). Drawn under [Issuer] Letter of Credit No.                              dated                     .

[Issuer is hereby directed to pay the proceeds of this Sight Draft solely to the following account:                                 .]

[Name and signature block, with signature or purported signature of Beneficiary]

Date: ________________

E-1-1

ATTACHMENT 2 TO EXHIBIT E

FORM OF TRANSFER NOTICE

[BENEFICIARY LETTERHEAD]

TO:

[Name and Address of Issuer] (the “Issuer”)

TRANSFER NOTICE

By signing below, the undersigned, Beneficiary (the “Beneficiary”) under Issuer’s Letter of Credit No.                      dated                      (the “L/C”), transfers the L/C to the following transferee (the “Transferee”):

[Transferee Name and Address]

The original L/C is enclosed. Beneficiary directs Issuer to reissue or amend the L/C in favor of Transferee as Beneficiary. Beneficiary represents and warrants that Beneficiary has not transferred, assigned, or encumbered the L/C or any interest in the L/C, which transfer, assignment, or encumbrance remains in effect.

[Name and signature block, with signature or purported signature of Beneficiary]

Date: ________________]

EXHIBIT F

RULES AND REGULATIONS

NOTHING IN THESE RULES AND REGULATIONS (“RULES AND REGULATIONS”) SHALL SUPPLANT ANY PROVISION OF THE LEASE. IN THE EVENT OF A CONFLICT OR INCONSISTENCY BETWEEN THESE RULES AND REGULATIONS AND THE LEASE, THE LEASE SHALL PREVAIL.

1. No Tenant Party shall encumber or obstruct the common entrances, lobbies, elevators, sidewalks and stairways of the Building(s) or the Project or use them for any purposes other than ingress or egress to and from the Building(s) or the Project.

2. Except as specifically provided in the Lease, no sign, placard, picture, advertisement, name or notice shall be installed or displayed on any part of the outside of the Premises or the Building(s) without Landlord’s prior written consent. Landlord shall have the right to remove, at Tenant’s sole cost and expense and without notice, any sign installed or displayed in violation of this rule.

3. If Landlord objects in writing to any curtains, blinds, shades, screens, hanging plants or other similar objects attached to or used in connection with any window or door of the Premises or placed on any windowsill, and (a) such window, door or windowsill is visible from the exterior of the Premises and (b) such curtain, blind, shade, screen, hanging plant or other object is not included in plans approved by Landlord, then Tenant shall promptly remove such curtains, blinds, shades, screens, hanging plants or other similar objects at its sole cost and expense.

4. No deliveries shall be made that impede or interfere with other tenants in or the operation of the Project. Movement of furniture, office equipment or any other large or bulky material(s) through the Common Area shall be restricted to such hours as Landlord may designate and shall be subject to reasonable restrictions that Landlord may impose.

5. Tenant shall not place a load upon any floor of the Premises that exceeds the load per square foot that (a) such floor was designed to carry or (b) is allowed by Applicable Laws. Fixtures and equipment that cause noises or vibrations that may be transmitted to the structure of the Building(s) to such a degree as to be objectionable to other tenants shall be placed and maintained by Tenant, at Tenant’s sole cost and expense, on vibration eliminators or other devices sufficient to eliminate such noises and vibrations to levels reasonably acceptable to Landlord and the affected tenants of the Project.

6. Tenant shall not use any method of HVAC other than that present at the Project and serving the Premises as of the Execution Date or as otherwise approved in writing by Landlord.

7. Tenant shall not install any radio, television or other antennae; cell or other communications equipment; or other devices on the roof or exterior walls of the Premises except in accordance with the Lease. Tenant shall not interfere with radio, television or other digital or electronic communications at the Project or elsewhere.

8. Canvassing, peddling, soliciting and distributing handbills or any other written material within, on or around the Project (other than within the Premises) are prohibited. Tenant shall cooperate with Landlord to prevent such activities by any Tenant Party.

9. Tenant shall store all of its trash, garbage and Hazardous Materials in receptacles within its Premises or in receptacles designated by Landlord outside of the Premises. Tenant shall not place in any such receptacle any material that cannot be disposed of in the ordinary and customary manner of trash, garbage and Hazardous Materials disposal. Any Hazardous Materials transported through Common Area shall be held in secondary containment devices. Tenant shall be responsible, at its sole cost and expense, for Tenant’s removal of its trash, garbage and Hazardous Materials. Tenant is encouraged to participate in the waste removal and recycling program in place at the Project.

10. The Premises shall not be used for lodging or for any improper, immoral or objectionable purpose. No cooking shall be done or permitted in the Premises; provided, however, that Tenant may use (a) equipment approved in accordance with the requirements of insurance policies that Landlord or Tenant is required to purchase and maintain pursuant to the Lease for brewing coffee, tea, hot chocolate and similar beverages, (b) microwave ovens for employees’ use and (c) equipment shown on Tenant Improvement plans approved by Landlord; provided, further, that any such equipment and microwave ovens are used in accordance with Applicable Laws.

11. Tenant shall not, without Landlord’s prior written consent, use the name of the Project, if any, in connection with or in promoting or advertising Tenant’s business except as Tenant’s address.

12. Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any Governmental Authority.

13. Tenant assumes any and all responsibility for protecting the Premises from theft, robbery and pilferage, which responsibility includes keeping doors locked and other means of entry to the Premises closed.

14. Tenant shall not modify any locks to the Premises without Landlord’s prior written consent, which consent Landlord shall not unreasonably withhold, condition or delay. Tenant shall furnish Landlord with copies of keys, pass cards or similar devices for locks to the Premises.

15. Tenant shall cooperate and participate in all reasonable security programs affecting the Premises.

16. Tenant shall not permit any animals in the Project, other than for service animals or for use in laboratory experiments.

17. Bicycles shall not be taken into the Building(s) (including the elevators and stairways of the Building) except into areas designated by Landlord.

18. The water and wash closets and other plumbing fixtures shall not be used for any purposes other than those for which they were constructed, and no sweepings, rubbish, rags or other substances shall be deposited therein.

19. Discharge of industrial sewage shall only be permitted if Tenant, at its sole expense, first obtains all necessary permits and licenses therefor from all applicable Governmental Authorities.

20. Smoking and vaping are prohibited inside the Building, except in designated outdoor areas of the Project (if any).

21. The Project’s hours of operation are currently 24 hours a day, seven days a week.

22. Tenant shall not permit any fire-arms in the Project.

23. Tenant shall comply with all orders, requirements and conditions now or hereafter imposed by Applicable Laws or Landlord (“Waste Regulations”) regarding the collection, sorting, separation and recycling of waste products, garbage, refuse and trash generated by Tenant (collectively, “Waste Products”), including (without limitation) the separation of Waste Products into receptacles reasonably approved by Landlord and the removal of such receptacles in accordance with any collection schedules prescribed by Waste Regulations.

24. Tenant, at Tenant’s sole cost and expense, shall cause the Premises to be exterminated on a monthly basis to Landlord’s reasonable satisfaction and shall cause all portions of the Premises used for the storage, preparation, service or consumption of food or beverages to be cleaned daily in a manner reasonably satisfactory to Landlord, and to be treated against infestation by insects, rodents and other vermin and pests whenever there is evidence of any infestation. Tenant shall not permit any person to enter the Premises or the Project for the purpose of providing such extermination services, unless such persons have been approved by Landlord. If requested by Landlord, Tenant shall, at Tenant’s sole cost and expense, store any refuse generated in the Premises by the consumption of food or beverages in a cold box or similar facility.

25. If Tenant desires to use any portion of the Common Area for a Tenant-related event, Tenant must notify Landlord in writing at least thirty (30) days prior to such event on the form attached as Attachment 1 to this Exhibit, which use shall be subject to Landlord’s prior written consent, not to be unreasonably withheld, conditioned or delayed. Notwithstanding anything in this Lease or the completed and executed Attachment to the contrary, Tenant shall be solely responsible for setting up and taking down any equipment or other materials required for the event, and shall promptly pick up any litter and report any property damage to Landlord related to the event. Any use of the Common Area pursuant to this Section shall be subject to the provisions of Article 28 of the Lease.

26. Landlord or its designee will establish rules and regulations applicable to use of the Amenities Facilities and will have the right to revoke or refuse access to the Amenities Facilities to any user who violates such rules and regulations or behaves in a manner which causes a disturbance or interference with other users of the Amenities Facilities.

Landlord may waive any one or more of these Rules and Regulations for the benefit of Tenant or any other tenant, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of Tenant or any other tenant, nor prevent Landlord from thereafter enforcing any such Rules and Regulations against any or all of the tenants of the Project, including Tenant. Any consent, approval or waiver required of Landlord under these Rules and Regulations shall not be unreasonably withheld. These Rules and Regulations are in addition to, and shall not be construed to in any way modify or amend, in whole or in part, the terms covenants, agreements and conditions of the Lease. Landlord reserves the right to make such other and reasonable, non-discriminatory additional rules and regulations as, in its judgment, may from time to time be needed for safety and security, the care and cleanliness of the Project, or the preservation of good order therein; provided, however, that Tenant shall not be obligated to adhere to such additional rules or regulations until Landlord has provided Tenant with written notice thereof. Tenant agrees to abide by these Rules and Regulations and any such additional rules and regulations issued or adopted by Landlord. Tenant shall be responsible for the observance of these Rules and Regulations by all Tenant Parties.

ATTACHMENT 1 TO EXHIBIT F

REQUEST FOR USE OF COMMON AREA

REQUEST FOR USE OF COMMON AREA

Date of Request:

Landlord/Owner:

Tenant/Requestor:

Property Location:

Event Description:

Proposed Plan for Security & Cleaning:

Date of Event:

Hours of Event: (to include set-up and take down):

Location at Property (see attached map):

Number of Attendees:

Open to the Public? [___] YES [___] NO

Food and/or Beverages? [___] YES [___] NO

If YES:

• Will food be prepared on site? [___] YES [___] NO

• Please describe:

• Will alcohol be served? [___] YES [___] NO

• Please describe:

• Will attendees be charged for alcohol? [___] YES [___] NO

F-1-1

•	Is alcohol license or permit required? [___] YES [___] NO

•	Does caterer have alcohol license or permit: [___] YES [___] NO [___] N/A

Other Amenities (tent, booths, band, food trucks, bounce house, etc.):

Other Event Details or Special Circumstances:

The undersigned certifies that the foregoing is true, accurate and complete and he/she is duly authorized to sign and submit this request on behalf of the Tenant/Requestor named above.

[INSERT NAME OF TENANT/REQUESTOR]

By:
Name:
Title:
Date:

F-1-2

EXHIBIT G

LOCATION OF VISITOR PARKING SPACES

[See attached]

G-1

20 SPACES
12 SPACES
CONCRETE
CONCRETE
CONCRETE
BIKE LOCKER
VAN 8'S
WALL
WALL
WALL
TRASH
EQUIP
QUIP
LOCATION OF BUILDING HEIGHT MEASUREMENT
LOCATION OF BUILDING HEIGHT MEASUREMENT
OVERHANG
ASPHALT
N 44°09'30" W 84.15'
SIGN
PLNT
82.6'±
39.7'±
10.9'±
17.7'
17.9'
48.0'
48.0'

= visitor parking spaces

Note: This exhibit is only intended to show the location of the visitor parking spaces in accordance with Section 13.3 of the Lease. Landlord makes no covenants, representations or warranties with respect to anything set forth on this Exhibit, including any measurements and whether any such depicted items exist on the Property or the Project. Landlord may relocate the visitor parking spaces by providing Tenant with written notice thereof.

EXHIBIT H

TENANT’S PROPERTY

None.

H-1

EXHIBIT I

FORM OF ESTOPPEL CERTIFICATE

To:	BMR-9360-9390 Towne Center LP

17190 Bernardo Center Drive

San Diego, California 92128

Attention: Legal Department

BioMed Realty, L.P.

17190 Bernardo Center Drive

San Diego, California 92128

Re:	[PREMISES ADDRESS] (the “Premises”) at [STREET ADDRESS], [CITY AND STATE] (the “Property”)

The undersigned tenant (“Tenant”) hereby certifies to you as follows:

1. Tenant is a tenant at the Property under a lease (the “Lease”) for the Premises dated as of [            ], 20[        ]. The Lease has not been cancelled, modified, assigned, extended or amended [except as follows: [            ]], and there are no other agreements, written or oral, affecting or relating to Tenant’s lease of the Premises or any other space at the Property. The lease term expires on [            ], 20[        ].

2. Tenant took possession of the Premises, currently consisting of [            ] square feet, on [            ], 20[        ], and commenced to pay rent on [            ], 20[        ]. Tenant has full possession of the Premises, has not assigned the Lease or sublet any part of the Premises, and does not hold the Premises under an assignment or sublease[, except as follows: [            ]].

3. All base rent, rent escalations and additional rent under the Lease have been paid through [            ], 20[        ]. There is no prepaid rent[, except $[            ]][, and the amount of security deposit is $[            ] [in cash][OR][in the form of a letter of credit]]. Tenant currently has no right to any future rent abatement under the Lease[, except as follows: [            ]].

4. Base rent is currently payable in the amount of $[            ] per month.

5. Tenant is currently paying estimated payments of additional rent of $[            ] per month on account of real estate taxes, insurance, management fees and Common Area maintenance expenses.

6. All work to be performed for Tenant under the Lease has been performed as required under the Lease and has been accepted by Tenant[, except [            ]], and all allowances to be paid to Tenant, including allowances for tenant improvements, moving expenses or other items, have been paid.

I-1

7. The Lease is in full force and effect, and, to the best of Tenant’s knowledge, (a) is free from default and free from any event that could become a default under the Lease, and (b) Tenant has no claims against the landlord or offsets or defenses against rent, and (c) there are no disputes with the landlord. Tenant has received no notice of prior sale, transfer, assignment, hypothecation or pledge of the Lease or of the rents payable thereunder[, except [            ]].

8. [Tenant has the following expansion rights or options for leasing additional space at the Property: [            ].][OR][Tenant has no rights or options to purchase the Property.]

9. To Tenant’s knowledge, no hazardous wastes have been generated, treated, stored or disposed of by or on behalf of Tenant in, on or around the Premises or the Project in violation of any environmental laws.

10. The undersigned has executed this Estoppel Certificate with the knowledge and understanding that [INSERT NAME OF LANDLORD, PURCHASER OR LENDER, AS APPROPRIATE] or its assignee is [acquiring the Property/making a loan secured by the Property] in reliance on this certificate and that the undersigned shall be bound by this certificate. The statements contained herein may be relied upon by [INSERT NAME OF PURCHASER OR LENDER, AS APPROPRIATE], [LANDLORD], BioMed Realty, L.P., BRE Edison L.P., and any [other] mortgagee of the Property and their respective successors and assigns.

Any capitalized terms not defined herein shall have the respective meanings given in the Lease.

Dated this [      ] day of [            ], 20[        ].

[            ],

a [            ]

By:
Name:
Title:

I-2

EXHIBIT J

DESCRIPTION OF LANDLORD IMPROVEMENTS

•	Relocation of the stairway that is currently on the East side of the Building to the East exterior wall.

•	Submetering for electricity serving the Premises.

•

Landscaping and hardscaping in the courtyard between Building and the building located at 9360 Towne Centre Drive, San Diego, California, as generally shown on the site plan attached as Exhibit K (the “Landlord Improvements Site Plan”).

•	Modification to the existing restrooms on each floor of the Building to bring such restrooms into compliance with the ADA (in effect and as interpreted as of the Execution Date).

•	Creation of a Building common lobby.

•

Certain amenities for the Project selected by Landlord, which, at a minimum, will include a café and fitness center, but shall otherwise be determined by Landlord in Landlord’s sole and absolute discretion (the “Amenities Facilities”). Any such amenities shall be referred to as the “Amenities Facilities Services”). Tenant acknowledges that Landlord is currently planning to construct (or cause the 4575 Owner to construct) the Amenities Facilities in the 4575 Building; provided, however, in the event that Tenant exercises the 4575 Option, the Amenities Facilities will be constructed in one or more different buildings at the Project.

•

The Landlord Improvements Site Plan shall be subject to modification as may be required to comply with Applicable Laws or as otherwise reasonably determined by Landlord to be necessary or appropriate for the overall benefit of the Project.

J-1

EXHIBIT K

LANDLORD IMPROVEMENTS SITE PLAN

[See attached]

K-1

EXHIBIT L

HAZARDOUS MATERIALS SHED

1. License. Landlord hereby grants to Tenant a temporary, non-exclusive and revocable (at will, with or without cause) license (the “Hazardous Materials Shed License”) to use (during the License Term (as defined below)) that certain hazardous materials shed (the “Hazardous Materials Shed”) located in the surface parking lot serving the Building (the “Hazardous Materials Shed License Area”), each as depicted in Schedule 1 attached hereto for the sole purpose of storing Tenant’s Hazardous Materials in accordance with Applicable Laws and all of the terms, conditions and provisions of this Exhibit L and the Lease. The Hazardous Materials Shed License may not be Transferred (separately or in conjunction with the Lease) to any other person or entity without Landlord’s prior written consent in its sole and absolute discretion, and any such purported Transfer of the Hazardous Materials Shed License shall be null and void and shall, at the option of Landlord, terminate the Hazardous Materials Shed License. During the License Term, Landlord shall not grant any other tenant or third party a right or license to use the Hazardous Materials Shed nor shall Landlord use the Hazardous Materials Shed, except in connection with the exercise of any of Landlord’s rights pursuant to this Exhibit L and the Lease. Landlord shall be deemed to represent as of the Term Commencement Date that Landlord has not granted to any other party a right or license to use the Hazardous Materials Shed that remains in effect.

2. Term. The actual term of the Hazardous Materials Shed License (as the same may be earlier terminated or revoked in accordance this Exhibit L, the “License Term”) shall commence on the Term Commencement Date and, if not revoked earlier by Landlord, end upon the the expiration (or earlier termination) of the Term of the Lease, subject to earlier termination of the Hazardous Materials Shed License as provided herein.

2.1. Provided Tenant is not in default of its obligations pursuant to this Exhibit L, Tenant may terminate the Hazardous Materials Shed License at any time (for any reason or no reason) by providing Landlord written notice thereof (a “Tenant License Termination Notice”), which Tenant License Termination Notice shall specify the date of such termination (which date shall be no sooner than thirty (30) days after Tenant’s delivery (or deemed delivery) of such Tenant License Termination Notice to Landlord). In the event Tenant delivers a Tenant License Termination Notice, then provided that Tenant is not in default of its obligations pursuant to this Exhibit L, the Hazardous Materials Shed License and the License Term shall terminate on the date specified in the Tenant License Termination Notice and the Hazardous Materials Shed License shall be of no further force or effect as of such date, except with respect to those provisions that expressly survive the expiration or earlier termination thereof. Notwithstanding anything to the contrary, Landlord may terminate the Hazardous Materials Shed License at any time (for any reason or no reason) by providing Tenant written notice thereof (a “Landlord License Termination Notice”), which Landlord License Termination Notice shall specify the date of such termination (which date shall be no sooner than thirty (30) days after Landlord’s delivery (or deemed delivery) of such Landlord License Termination Notice to Tenant). In the event Landlord delivers a Landlord License Termination Notice, then the Hazardous Materials Shed License and the License Term shall terminate on the date specified in the Landlord License Termination Notice and the Hazardous Materials Shed License shall be of no further force or effect as of such date, except with respect to those provisions that expressly survive the expiration or earlier termination thereof.

3. Use and Surrender. The use of the Hazardous Materials Shed License Area shall be limited to only the storage of Tenant’s Hazardous Materials within the Hazardous Materials Shed (during the License Term only); provided, however, that Tenant shall (at Tenant’s sole cost and expense), during the License Term, (a) procure and maintain all required permits and approvals under Applicable Laws for the use of the Hazardous Materials Shed and the storage of Tenant’s Hazardous Materials therein in accordance with the terms of this Exhibit L and the Lease, (b) store such Hazardous Materials in compliance with all such permits and approvals, Applicable Laws and the terms and provisions of this Exhibit L and the Lease, (c) not do or permit anything to be done in or about the Hazardous Materials Shed and/or the Hazardous Materials Shed License Area that shall in any way obstruct or interfere with the rights of other tenants or occupants of the Project, or injure or annoy them, (d) not use the Hazardous Materials Shed and/or the Hazardous Materials Shed License Area, or allow the Hazardous Materials Shed and/or the Hazardous Materials Shed License Area to be used, for unlawful purposes and (e) ensure that there is not any nuisance or waste caused, maintained or permitted in the Hazardous Materials Shed and/or the Hazardous Materials Shed License Area. Tenant’s use and surrender of the Hazardous Materials Shed and the Hazardous Materials Shed License Area shall be subject to all of the same rights of Landlord and all of the duties, obligations, covenants and liabilities of Tenant set forth in the Lease with respect to Tenant’s use, occupancy and surrender of the Premises (including, without limitation, Article 21 and Section 26.1 of the Lease), and any violation or breach by Tenant of such duties, obligations, covenants and liabilities with respect to the Hazardous Materials Shed and/or the Hazardous Materials Shed License Area shall be a Default under the Lease to the same extent that a violation by Tenant of such duties, obligations, covenants and liabilities with respect to the Premises would be a Default under the Lease. Without limiting anything in this Section, upon the expiration or earlier termination of the Hazardous Materials Shed License, Tenant shall (y) promptly remove all Hazardous Materials from and properly decommission and decontaminate the Hazardous Materials Shed and the Hazardous Materials Shed License Area, and (z) restore and thereafter surrender the Hazardous Materials Shed and the Hazardous Materials Shed License Area to the same condition each was in on the commencement date of the License Term, ordinary wear and tear excepted. The provisions of this Section shall survive the expiration or earlier termination of the Hazardous Materials Shed License.

4. Maintenance; No Improvements. During the License Term, Tenant shall (a) maintain and keep the Hazardous Materials Shed and the Hazardous Materials Shed License

Area in good condition and repair and (b) replace the Hazardous Materials Shed as needed, in each case at Tenant’s sole cost and expense. Tenant shall be solely responsible (and Landlord shall not be liable) for keeping the Hazardous Materials Shed and the Hazardous Materials Shed License Area in compliance with all Applicable Laws, including making any Alterations that may be required for compliance with Applicable Laws, subject to the terms and conditions of this Exhibit L and the Lease. Notwithstanding anything in the Lease to the contrary, Tenant shall not make any improvements, alterations or changes of any kind to the Hazardous Materials Shed or the Hazardous Materials Shed License Area without Landlord’s prior written approval (which approval may be withheld by Landlord in Landlord’s sole and absolute discretion).

5. Landlord Exculpation. Landlord shall not be liable to Tenant for, and Tenant assumes all risk of, damage to the Hazardous Materials Shed (and/or damage to any item or property stored within the Hazardous Materials Shed) including, without limitation, (a) damage or losses caused by fire, electrical malfunction, gas explosion or water damage of any type (including, without limitation, broken water lines, malfunctioning fire sprinkler systems, roof leaks or stoppages of lines) and (b) damage to personal property or scientific research, including loss of records kept by Tenant within the Hazardous Materials Shed and/or the Hazardous Materials Shed License Area (in each case, regardless of whether such damages are foreseeable). Tenant further waives any claim for injury to Tenant’s business or loss of income relating to any such damage or destruction as described in this Section. The provisions of this Section shall survive any expiration or earlier termination of the Hazardous Materials Shed License.

6. Insurance; Indemnification. Tenant shall cause all insurance policies required to be maintained by Tenant pursuant to the Lease to cover (a) the presence, use, operation, maintenance, repair and replacement of the Hazardous Materials Shed, and (b) any Hazardous Materials or other property stored within the Hazardous Materials Shed. Without limiting the provisions of Section 28.1 of the Lease, Tenant hereby agrees to Indemnify the Landlord Indemnitees from any Claims in connection with or arising from (y) the presence, use, operation, maintenance, repair or replacement of the Hazardous Materials Shed, and/or (b) any Hazardous Materials or other property stored within the Hazardous Materials Shed and/or the Hazardous Materials Shed License Area. The provisions of this Section shall survive any expiration or earlier termination of the Hazardous Materials Shed License.

7. Condition of Hazardous Materials Shed License Area. Tenant acknowledges and agrees that (a) Tenant has had sufficient opportunity to inspect the Hazardous Materials Shed and Hazardous Materials Shed License Area and is fully familiar with the condition of the Hazardous Materials Shed and Hazardous Materials Shed License Area, and, notwithstanding anything contained in the Lease to the contrary, Tenant agrees to take the Hazardous Materials Shed and Hazardous Materials Shed License Area in its condition “as is” as of the Term Commencement Date (as defined in the Lease), (b) Landlord has not made and does not make any representation or warranty of any kind, express or implied, with respect to the Hazardous Materials Shed and/or the Hazardous Materials Shed License Area, including but not limited to any representation or warranty that the Hazardous Materials Shed and/or the Hazardous Materials Shed License Area is suitable for the use set forth in Section 3, and (c) Landlord shall have no obligation to alter, repair or otherwise prepare the Hazardous Materials Shed and/or the Hazardous Materials Shed License Area for Tenant’s use of the Hazardous Materials Shed and/or the Hazardous Materials Shed License Area or to pay for any improvements to or alterations of Hazardous Materials Shed and/or the Hazardous Materials Shed License Area.

SCHEDULE 1 TO EXHIBIT L

HAZARDOUS MATERIALS SHED AND HAZARDOUS MATERIALS SHED LICENSE AREA

Hazardous Materials Shed

= HAZARDOUS MATERIALS SHED LICENSE AREA